Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

EOIR HOLDINGS LLC,

a Delaware limited liability company,

E-OIR TECHNOLOGIES, INC.,

a Virginia corporation,

and

TECHNEST HOLDINGS, INC.,

a Nevada corporation.

Dated:  September 10, 2007

-i-

	3.30	Labor Relations	45
	3.31	Brokers	45
	3.32	Government Contracts	45
	3.33	Defense Articles, Defense Services and Technical Data	50
	3.34	Bank Accounts	51
	3.35	Suppliers and Customers; Products.	51
	3.36	Events Subsequent to Most Recent Fiscal Year End	52
	3.37	Backlog	54
	3.38	SCI Documents and Equipment	54
4.	REPRESENTATIONS AND WARRANTIES OF PURCHASER.		54
	4.1	Organization	54
	4.2	Necessary Authority	54
	4.3	No Conflicts	55
	4.4	Brokers	55
	4.5	Litigation; Compliance with Law	55
	4.6	Investment Intent	55
	4.7	Insolvency	55
	4.8	Financing	56
	4.9	Government Contractor Eligibility	56
	4.10	SBIC Eligibility	56
5.	COVENANTS OF SELLER, COMPANY AND PURCHASER.		56
	5.1	Affirmative Covenants of Company and Seller.	56
	5.2	Negative Covenants of Company and Seller	57
	5.3	Adverse Developments	60
	5.4	Potential Breach	61
	5.5	Access	61
	5.6	Financial Statements; Tax Returns	61
	5.7	No Negotiations	62
	5.8	Confidentiality	65
	5.9	No Inconsistent Action	66
	5.10	Permits	66
	5.11	Obligations to Employees.	66
	5.12	Notification; Updates to Disclosure Schedule	66
	5.13	Proxy Statement/Information Statement	67
	5.14	Meeting of Seller Stockholders	68
	5.15	Covenants of Purchaser with Regards to SBIC.	69
	5.16	Further Action; Efforts.	70
	5.17	Affirmative Action Plan.	71
	5.18	Spotsylvania Lease.	71
6.	CONDITIONS TO PURCHASER’S OBLIGATIONS		71
	6.1	Representations and Warranties	71
	6.2	Compliance with Covenants	71
	6.3	Closing Documents	72
	6.4	Required Consents	72

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	6.5	Absence of Litigation	72
	6.6	Execution of Employment Agreement	72
	6.7	Execution of Non-Competition Agreements	72
	6.8	No Material Adverse Effect	72
	6.9	Related Party Transactions	73
	6.10	Releases	73
	6.11	Insurance.	73
	6.12	SBIC or Award to Third Party	74
7.	CONDITIONS TO COMPANY’S AND SELLER’S OBLIGATIONS.		74
	7.1	Seller Stockholder Approval	74
	7.2	Representations and Warranties	74
	7.3	Compliance with Covenants	74
	7.4	Closing Documents	74
	7.5	Required Consents	74
	7.6	Absence of Litigation	74
	7.7	Seller Proxy Statement	75
	7.8	SBIC	75
8.	CLOSING DOCUMENTS.		76
	8.1	Closing Documents to be Delivered by Company and Seller	76
	8.2	Closing Documents to be Delivered by Purchaser	77
	8.3	Other Closing Documents and Actions	77
9.	TERMINATION.		77
	9.1	Termination	77
	9.2	Effect of Termination; Termination Fees.	78
10.	INDEMNIFICATION.		80
	10.1	Indemnification by Seller	80
	10.2	Indemnification by Purchaser	80
	10.3	Supplemental Indemnification	81
	10.4	Survival of Representations and Warranties	82
	10.5	Certain Limitations on Indemnification Obligations	82
	10.6	Defense of Claims	83
	10.7	Non-Third Party Claims	84
	10.8	Liability of Company	85
	10.9	Tax Treatment	85
	10.10	No Waiver	85
	10.11	No Right of Contribution	85
11.	POST CLOSING MATTERS		85
	11.1	Cooperation	86
	11.2	Litigation Support	86
	11.3	Transition	86
	11.4	Confidentiality	86
	11.5	Books and Records	87

-iii-

11.6	Cooperation and Records Retention.	87
11.7	Tax Matters.	88
11.8	Release and Covenant Not to Sue	90
11.9	Financial Covenants	90

12.	EXPENSES	91
13.	AMENDMENT; BENEFIT AND ASSIGNABILITY	91
14.	NOTICES	91
15.	WAIVER	92
16.	ENTIRE AGREEMENT	93
17.	COUNTERPARTS	93
18.	CONSTRUCTION	93
19.	EXHIBITS AND DISCLOSURE SCHEDULES	93
20.	SEVERABILITY	93
21.	CHOICE OF LAW	93
22.	PUBLIC STATEMENTS	94
23.	WAIVER OF TRIAL BY JURY	94
24.	REMEDIES	94
25.	CONTINUING COUNSEL	94

-iv-

EXHIBITS

Exhibit A	Contingent Purchase Price
Exhibit B	Form of Escrow Agreement
Exhibit C	Reserved
Exhibit D	Form of Mackin Employment Agreement
Exhibit E	Form of Seller and Genex Non-Competition Agreement
Exhibit F	Form of Mackin and Fillian Non-Competition Agreement
Exhibit G	Form of Release
Exhibit H	Form of Opinion Letter

SCHEDULES

Schedule Knowledge	Knowledge	Schedule 3.22(b)	Leased Improvements
Schedule NWC	Net Working Capital Worksheet	Schedule 3.23	No Other Agreement to Sell
Schedule Non-Competes	Seller Non-Competition	Schedule 3.24	Transactions with Certain Persons
	Agreements	Schedule 3.26	Affiliates
Schedule 2.5	Seller Severance Payments	Schedule 3.27(a)	Employees
Schedule 3.1(a)	Organization	Schedule 3.27(b)	Contractors
Schedule 3.1(b)	Corporate History	Schedule 3.27(e)(i)	Government Contractors
Schedule 3.3	Title to Company Equity	Schedule 3.27(e)(ii)	Government Contractors
Schedule 3.4	Capitalization	Schedule 3.27(f)(i)	Affirmative Action Plan
Schedule 3.6	No Breach	Schedule 3.28	Organizational Conflicts of Interest
Schedule 3.7	Permits	Schedule 3.29	Government Audits
Schedule 3.9	Title to and Sufficiency of Assets	Schedule 3.30	Labor Relations
Schedule 3.10	Condition of Personal Property	Schedule 3.31	Brokers
Schedule 3.11(a)	Billed Accounts Receivable	Schedule 3.32(a)(i)	Government Contracts
Schedule 3.11(b)	Unbilled Accounts Receivable	Schedule 3.32(a)(ii)	Project Charge Codes
Schedule 3.12(a)(i)	Intellectual Property	Schedule 3.32(a)(iii)	Government Bids
Schedule 3.12(a)(ii)	Intellectual Property – IP	Schedule 3.32(a)(iv)	Government Contracts – Uncompleted
Licenses		Schedule 3.32(b)	Government Contracts – Defaults
Schedule 3.12(h)	Intellectual Property – Software	Schedule 3.32(c)	Government Contracts – Noncompliance
Schedule 3.12(j)	Intellectual Property –	Schedule 3.32(d)	Government Contracts – Breach
	Employees, Consultants and	Schedule 3.32(f)	Government Contracts – Terminated
	Other Persons	Schedule 3.32(g)	Government Contracts – Claims
Schedule 3.12(l)	Related Parties	Schedule 3.32(j)	Government Contracts – Audits
Schedule 3.12(n)	Intellectual Property – Open	Schedule 3.32(o)	Government Contracts – Material Claims
	Source Software	Schedule 3.32(q)	Government Contracts – Cost Overruns
Schedule 3.13(a)	Contracts	Schedule 3.32(r)	Government Contracts – Assignments
Schedule 3.13(c)	Contracts	Schedule 3.32(s)	Government Contracts – Outstanding Costs
Schedule 3.15	Financial Statements	Schedule 3.32(t)	Government Contracts – Loaned Property
Schedule 3.15(c)	Financial Statements - Controls	Schedule 3.32(v)	Government Contracts – Facility Security
Schedule 3.16	Liabilities		Clearances
Schedule 3.17(c)	Tax Returns	Schedule 3.33	Defense Articles, Defense Services and
Schedule 3.17(f)	Tax Matters		Technical Data
Schedule 3.19(a)	Employee Benefit Plans; ERISA	Schedule 3.34	Bank Accounts
Schedule 3.19(b)	Employee Benefit Plans; ERISA	Schedule 3.35	Suppliers and Customers
Schedule 3.19(c)	Employee Benefit Plans; ERISA	Schedule 3.36	Events Subsequent to Most Recent Fiscal
Schedule 3.19(d)	Employee Benefit Plans; ERISA		Year End
Schedule 3.19(e)	Employee Benefit Plans; ERISA	Schedule 3.37	Backlog
Schedule 3.19(h)	Employee Benefit Plans; ERISA	Schedule 5.2(g)	Amendments to Organizational Documents
Schedule 3.19(i)	Employee Benefit Plans; ERISA	Schedule 5.2(z)	Deferred Payments
Schedule 3.20(a)	Insurance – Policies	Schedule 6.4	Purchaser Required Consents
Schedule 3.20(b)	Insurance – Claims	Schedule 6.9	Related Party Transactions
Schedule 3.22(a)	Leased Premises	Schedule 7.5	Company Required Consents

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of the 10th day of September, 2007, by and among EOIR HOLDINGS LLC, a Delaware limited liability company (“Purchaser”), E-OIR TECHNOLOGIES, INC., a Virginia corporation (“Company”), and TECHNEST HOLDINGS, INC., a Nevada corporation (“Seller”).

RECITALS

A.           Seller owns all of the outstanding equity securities of Company, consisting of five thousand and fifty three (5,053) shares of common stock, par value $1.00 per share (the “Company Equity”).

B.           As an inducement and a condition to Purchaser entering into this Agreement, certain stockholders of Seller have entered into a Voting Agreement with Purchaser (the “Voting Agreement”), dated as of the date hereof, pursuant to which each such stockholder has, among other things, agreed to vote or consent in writing with respect to shares of Seller common stock owned by such stockholder in favor of the transactions contemplated by this Agreement, in each case upon the terms and subject to the conditions set forth in the Voting Agreement.

C.           Seller desires to sell and convey the Company Equity to Purchaser, and Purchaser desires to purchase the Company Equity from Seller, upon the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           DEFINITIONS; INTERPRETATION.

1.1           Definitions.   As used in this Agreement, the following terms will have the respective meanings set forth below:

“Accelerated Purchase Amount” shall have the meaning set forth in Section 2.1(a)(i).

“Actual Net Working Capital” shall have the meaning set forth in Section 2.4.

“Affiliate” means any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with or of, such entity.  The term “Control” (including, with correlative meaning, the terms “Controlled by” and “under common Control with”), as used with respect to any entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” shall have the meaning set forth in Section 1504(a) of the Code.

“Allocation Statement” shall have the meaning set forth in Section 2.7(a).

“Assets” means all cash and cash equivalents, marketable securities, Personal Property and real property of Company, all Contracts, Leases and Property Warranties to which Company is a party, all Permits held by Company, all Intellectual Property and all other assets of Company.

“Benefits Claims” shall have the meaning set forth in Section  10.3(d).

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in Fulton County, Georgia are open for the general transaction of business.

“Change of Recommendation” shall have the meaning set forth in Section 5.7(d).

“Classified Documents and Equipment” means CONFIDENTIAL, SECRET, and TOP SECRET documents and equipment, each as defined by Executive Order 12958, or any more recent Executive Order.

“Classified Facility” means any facility certified as acceptable for processing, discussing, or storing classified or collateral level information under the National Industrial Security Program Operating Manual or under the manuals or Laws of other Governmental Authorities.

“Closing” shall have the meaning set forth in Section 2.2(a).

“Closing Date” shall have the meaning set forth in Section 2.2(a).

“Closing Date Purchase Price” shall have the meaning set forth in Section 2.1.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986.

“Code” means the Internal Revenue Code of 1986, as amended.

“Cognizant Agency” means the U.S. Department of Defense through its representatives in the Defense Security Service and each and every agency sponsoring or acting as Cognizant Security Authority for the Sensitive Compartmented Information Facilities maintained by Company or for any access held by employees of Company to the extent the Defense Security Service is not recognized as the Cognizant Agency for the Classified Facility or for sponsorship of those accesses.

“Common Parent” shall have the meaning set forth in Section 2.7(a).

“Company” shall have the meaning set forth in the Preamble to this Agreement.

“Company Indemnification Claim” shall have the meaning set forth in Section 10.3(g).

“Company Equity” shall have the meaning set forth in the Recitals to this Agreement.

“Confidential Information” means any information concerning the business and affairs of Company or the Assets, that is not generally available to the public, including know-how, trade secrets, customer lists, details of customer or consultant contracts, pricing policies, operational methods and marketing plans or strategies, and any information disclosed to Company by third parties to the extent that Company has an obligation of confidentiality in connection therewith.

“Contingent Purchase Price” shall have the meaning set forth in Exhibit A.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto), to which Company is a party or which are binding upon Company or the Assets, and which are in effect on the date hereof or as of the Closing Date, including those listed on Schedule 3.13(a), Schedule 3.22(a), or Schedule 3.32(a)(i).

“Control” shall have the meaning set forth in the definition of Affiliate contained in this Section 1.

“Copyrights” shall have the meaning set forth in the definition of Intellectual Property contained in this Section 1.

“DCAA” means the Defense Contract Audit Agency of the United States Government.

“Deductible Amount” shall have the meaning set forth in Section 10.5(a).

“Determination” shall have the meaning set forth in the definition of Dispute Resolution Procedure.

“Direct Contract Costs” means, with respect to any period, the aggregate amounts of labor and other direct expenses, including expenses for materials, subcontracts, consultants and travel.

“Disclosure Schedules” means the disclosure schedules to this Agreement.

“Dispute Resolution Procedure” means the procedure pursuant to which the items in dispute are referred by either Purchaser or Seller for determination as promptly as practicable to the Independent Accounting Firm, which shall be jointly engaged by Purchaser, on the one hand, and Seller, on the other hand, pursuant to an engagement letter in customary form which each of Purchaser and Seller shall execute.  If Grant Thornton LLP is unable to serve as the Independent Accounting Firm and Purchaser and Seller have failed to reach agreement on an Independent Accounting Firm within ten (10) calendar days following the termination of the twenty (20) calendar-day period referred to in the last sentence of Section 2.3, then the Independent Accounting Firm shall be selected by the American Arbitration Association.  The Independent Accounting Firm shall prescribe procedures for resolving the disputed items and in all events shall make a written determination, with respect to such disputed items only (i.e., in connection with Section 2.3, determination of the Actual Net Working Capital and, based on such determination, whether and to what extent, if any, the Final Certificate and Flow of Funds

Memorandum and the accompanying calculations of the Net Working Capital and/or liabilities of Company as of the Closing Date require adjustment based on the terms and conditions of this Agreement (the “Determination”)).  Each of Purchaser and Seller shall use its commercially reasonable efforts to make its presentation as promptly as practicable following submission to the Independent Accounting Firm of the disputed items, and each such party shall be entitled, as part of its presentation, to respond to the presentation of the other party and any question and requests of the Independent Accounting Firm.  Purchaser and Seller shall instruct the Independent Accounting Firm to deliver the Determination to Purchaser and Seller no later than thirty (30) calendar days following the date on which the disputed items are referred to the Independent Accounting Firm.  In deciding any matter, the Independent Accounting Firm (i) shall be bound by the provisions of Section 2.3, (ii) may not assign a value to any item greater than the greatest value for such item claimed by either Purchaser or Seller or less than the smallest value for such item claimed by Purchaser or Seller, and (iii) shall be bound by the express terms, conditions and covenants set forth in this Agreement, including the definitions contained herein.  In the absence of fraud or manifest error, the Determination shall be conclusive and binding upon Purchaser and Seller.  The Independent Accounting Firm shall consider only those items and amounts in Purchaser’s certificate which Purchaser and Seller were unable to resolve.  All fees and expenses (including reasonable attorneys’ fees and expenses and fees and expenses of the Independent Accounting Firm) incurred in connection with any dispute over Purchaser’s certificate shall be borne by the parties based on the percentage which the portion of the contested amount not awarded to such party bears to the amount actually contested by the parties.  By way of example and not by way of limitation, if Seller seeks a $70,000 upward adjustment to the Net Working Capital and the Independent Accounting Firm determines that there shall be a $40,000 upward adjustment, then Seller shall be responsible for three-sevenths (3/7th) of the fees and expenses and Purchaser shall be responsible for four-sevenths (4/7th) of the fees and expenses.

“DoD” shall have the meaning set forth in Section 5.5.

“Election” shall have the meaning set forth in Section 2.7(a).

“Election Forms” shall have the meaning set forth in Section 2.7(a).

“Election Year” shall have the meaning set forth in Section 2.7(b).

“Employee Benefit Plan” means any (a) tax-qualified single-employer or multiple employer defined contribution retirement plan that is an “employee pension benefit plan” within the meaning of ERISA Section 3(2); (b) tax-qualified single-employer or multiple-employer defined benefit retirement plan that is an “employee pension benefit plan” within the meaning of ERISA Section 3(2), or multiemployer plan as defined in ERISA Section 3(37); (c) any Employee Welfare Benefit Plan or material fringe benefit plan within the meaning of IRS Publication 15-B; (d) nonqualified deferred compensation plan as defined under Code Section 409A, or any other oral or written contract, plan, program, arrangement or policy that provides for deferred compensation, incentive compensation, bonus, performance-based compensation, profit-sharing, gain-sharing, stock option, restricted stock award, stock appreciation right, or other stock-related right; and/or (e) oral or written contract, plan, program, arrangement or policy that provides pay or benefits related to severance, change-in-control, termination of employment, retirement, or similar pay or benefits.

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Environmental Condition” means any contamination or damage to the environment caused by or relating to the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaching, pumping, pouring, emptying, discharging, injection, escaping, disposal, dumping or threatened release of Hazardous Materials by Company or any other Person.  With respect to claims by employees or other third parties, Environmental Condition shall also include the exposure of Persons to amounts of Hazardous Materials.

“Environmental Laws” means any Law relating to natural resources, pollution, protection of human health or the environment, or actual or threatened releases, discharges, or emissions into the environment or within structures.

“Environmental Noncompliance” means any violation of any Environmental Law.

“Equity Holder Claims” shall have the meaning set forth in Section 10.3(c).

“ERISA” shall have the meaning set forth in Section 3.8.

“ERISA Affiliate” means each entity that is treated as a single employer with Company for purposes of Code Section 414.

“Escrow Account” shall have the meaning set forth in Section 2.2(c)(i)(A).

“Escrow Agent” shall have the meaning set forth in Section 2.2(c)(i)(A).

“Escrow Agreement” shall have the meaning set forth in Section 2.2(c)(i)(A).

“Escrow Amount” shall have the meaning set forth in Section 2.2(c)(i)(A).

“Estimated Closing Date Balance Sheet” shall have the meaning set forth in Section 2.2(d).

“Estimated Net Working Capital” shall have the meaning set forth in Section 2.2(d).

“Exchange Act”  means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Matter” shall have the meaning set forth in Section 10.5(b).

“Existing D&O Policy” shall have the meaning set forth in Section 3.20(b).

“Expense Claims” shall have the meaning set forth in Section 10.3(b).

“FAR” shall have the meaning set forth in Section 3.32(c).

“Final Certificate and Flow of Funds Memorandum” shall have the meaning set forth in Section 2.2(d).

“Financial Statements” shall have the meaning set forth in Section 3.15(a).

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Genex” means Genex Technologies Incorporated, a Maryland corporation.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Government Bid” means any offer made by Company prior to the Closing Date which, if accepted, would result in a Government Contract.

“Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind, between Company, on the one hand, and (a) any Governmental Authority, (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (c) any subcontractor (or lower tier subcontractor) with respect to any contract of a type described in clauses (a) or (b) above, on the other hand.  A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Hazardous Materials” means any substance, material, liquid or gas defined or designated as hazardous or toxic (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of liability, under any Environmental Law, including petroleum products and friable materials containing more than one percent (1.0%) asbestos by weight.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

“Indebtedness” means, as of the Closing Date, outstanding principal of, and accrued and unpaid interest on, and any premiums, prepayment fees and penalties due upon prepayment and full satisfaction of, all bank or other third party indebtedness of Company and all bank or other third party indebtedness of any Person for which Company is a guarantor, including indebtedness under any bank credit agreement and any other related agreements.

“Independent Accounting Firm” shall mean Grant Thornton LLP, or such other nationally recognized accounting firm mutually agreed upon by Purchaser and Seller; provided, however, that the Independent Accounting Firm may not have a business relationship with Seller, Company or Purchaser.

“Indirect Costs” means any costs other than Direct Contract Costs, including fringe benefits, general and administrative expenses and overhead expenses.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world:  (a) patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled) (collectively, “Patents”);  (b) trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate/company names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration thereof (collectively, “Trademarks”); (c) works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration, and non-registered copyrights (collectively, “Copyrights”); (d) trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection) (collectively, “Trade Secrets”); (e) all domain name registrations, web sites and web pages and related rights, items and documentation related thereto (collectively, “Internet Assets”) (f) computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases (“Software”); and (g) all licenses, sublicenses, permissions and other agreements related to the preceding property.

“Internet Assets” shall have the meaning set forth in the definition of Intellectual Property contained in this Section 1.

“IP Licenses” shall have the meaning set forth in Section 3.12(a)(ii).

“IRS” means Internal Revenue Service.

“Knowledge” means (a) with respect to Company, the knowledge after Reasonable Inquiry of any Knowledge Person of Company, (b) with respect to Seller, the knowledge after Reasonable Inquiry of any Knowledge Person of Seller, and (c) with respect to any other Person, the actual knowledge of such Person.

“Knowledge Persons” means the Persons set forth on Schedule Knowledge with respect to Company and Seller.

“Laws” shall have the meaning set forth in Section 3.6.

“Leases” shall have the meaning set forth in Section 3.22(a).

“Leased Improvements” means all leasehold improvements and fixtures located on the Leased Premises.

“Leased Premises” shall have the meaning set forth in Section 3.22(a).

“Liens” means all mortgages, deeds of trust, collateral assignments, security interests, Uniform Commercial Code financing statements, conditional or other sales agreements, liens, pledges, hypothecations, and other encumbrances on or ownership interests in the Assets or the Company Equity, as applicable.  For the avoidance of doubt, the term “encumbrances on or ownership interests in” in the prior sentence does not mean or refer to the Intellectual Property of another, the violation of which constitutes or could give right to a claim of infringement.

“Losses” means any actual loss, damage, cost, expenses or fees, including court costs and reasonable attorneys’ fees and expenses occasioned or caused by, resulting from or arising out of all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Liens (other than Permitted Liens).

 “Mackin” means Dr. Joseph P. Mackin, an individual.

“Mackin Employment Agreement” shall have the meaning set forth in Section 6.6.

“Markland” means Markland Technologies, Inc., a Florida corporation.

“Markland Lease Guaranty Claims” shall have the meaning set forth in Section 10.3(f).

“MAQ” shall have the meaning set forth in Section 5.15.

“Material Adverse Effect” means, with respect to Company, any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, (a) has had, or could reasonably be expected to have, a material adverse effect on the business, properties, prospects, assets, liabilities, capitalization, financial condition, operations, licenses or other franchises or results of operations of Company, or (b) materially impairs Seller’s ability to perform its obligations under this Agreement or to meet the closing conditions of Section 6 of this Agreement prior to March 10, 2008, except for (i) any event, fact, condition, change, circumstance, occurrence or effect constituting, resulting from or arising out of changes, events or developments in or affecting the industry in which Company operates which does not have a materially disproportionate effect on Company or (ii) any event, fact, condition, change, circumstance, occurrence or effect constituting, resulting from or arising out of changes, events or developments in financial or securities markets, general business conditions or the economy in general which does not have a materially disproportionate effect on Company.

“NGCL” shall have the meaning set forth in Section 5.14.

“Net Working Capital” means the difference (whether positive or negative) of (a) the current assets of Company as of the Closing Date, minus (b) the current liabilities of Company as of the Closing Date, in each case as determined in accordance with GAAP immediately prior to the consummation of the purchase and sale of the Company Equity contemplated hereby; provided, however, that, for purposes of the definition of “Net Working Capital,” whether or not the following is consistent with GAAP:

(a)           “current assets” shall exclude (i) any receivable from Seller or any Affiliate of Seller, (ii) any receivable written off or determined by Company to be uncollectible, and (iii) intangible assets;

(b)           “current liabilities” shall include (i) the amount of any Company bonuses or severance which is payable as of the Closing, (ii) all liabilities for accrued or deferred Taxes, (iii) balance sheet reserves required under GAAP, including reserves for billings in excess of revenues and (iv) reserves required or accrued for 401(k) plan withholdings; and

(c)           “current liabilities” shall exclude (i) unpaid Transaction Expenses, (ii) Indebtedness, (iii) the amount of any Seller bonuses or severance which is payable as of the Closing or payable upon or after a change in control of Company and (iv) any payable to Seller or any Affiliate of Seller, including Markland.

Schedule NWC sets forth, by way of example, a worksheet for the calculation of Net Working Capital.

“NISPOM” shall have the meaning set forth in Section 5.5.

“Non-Competition Agreements” shall have the meaning set forth in Section 6.7.

“Non-ERISA Plan” means any oral or written contract, plan, program, arrangement, policy, or payroll practice, to the extent it is not an Employee Benefit Plan, that provides for either (a) deferred compensation, incentive compensation, bonus, performance-based compensation, profit-sharing, gain-sharing, stock option, restricted stock award, stock appreciation right, or other stock-related right; (b) severance, change-in-control, termination of employment, retirement, or similar compensation or benefits; (c) vacation payment benefits or paid-time-off benefits; (d) insurance coverage, including any self-insured arrangement, for health or medical benefits, disability benefits, life insurance benefits, accidental death and dismemberment, or other welfare benefits; (e) workers’ compensation benefits; (f) supplemental unemployment benefits; or (g) post-employment or retirement benefits, including but not limited to continuation pay or similar compensation, pension benefits, health or medical benefits, or life insurance benefits.

“Notices” shall have the meaning set forth in Section 14.

“NVESD Agency” shall have the meaning set forth in Section 5.15(d).

“NVESD Contract” means U.S. Army Prime Contract No. DAAB07-01-D-G601, effective July 18, 2001.

“Open Source Materials” shall have the meaning set forth in Section 3.12(n).

“Options” means options, warrants or other rights to subscribe for or purchase any equity securities or other equity interests of Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire, any equity securities of Company.

“Ordinary Course of Business” means, with respect to a Person, an action taken by such Person if (a) such action is recurring in nature, is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person; (b) such action is taken in accordance with sound and prudent business practices; (c) such action is not required to be authorized by the equity holders of such Person, the board of directors of such Person or any committee of the board of directors of such Person and does not require any other separate or special authorization of any nature; and (d) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of comparable entities.  For the avoidance of doubt, actions related to acquisitions of Persons (whether by merger or stock, equity or asset purchase) will not be considered by the parties hereto to be in the Ordinary Course of Business.

“Patents” shall have the meaning set forth in the definition of Intellectual Property contained in this Section 1.

 “Permits” means all federal, state, local or foreign permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, certificates, or orders of, any Governmental Authority or any other Person, required for Company to own the Assets or conduct Company’s business as is now being conducted.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or being contested in good faith, (b) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by Law in the Ordinary Course of Business for sums not yet due and payable, and (c) Liens as of the date hereof set forth on Schedule 3.9.

“Permitted Use” shall have the meaning set forth in Section 11.5.

“Person” means any individual, partnership, joint venture, corporation, trust, unincorporated organization, limited liability company, group, Governmental Authority, and any other person or entity.

“Personal Property” means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts, equity interests in or debt instruments of any Affiliate, and other tangible personal property which are owned or leased by Company and used or useful in the conduct of Company’s business or the operations of Company’s business including the Personal Property identified on Schedule 3.10.

“Property Warranties” means all of Company’s rights under any manufacturers’, vendors’ or other warranties relating to the Assets.

“Proxy Statement” shall have the meaning set forth in Section 5.13.

“Purchase Price” shall have the meaning set forth in Section 2.1.

“Purchaser” shall have the meaning set forth in the Preamble to this Agreement.

“Purchaser Parties” shall have the meaning set forth in Section 10.1.

“Purchaser’s Representatives” shall have the meaning set forth in Section 5.5.

“Reasonable Inquiry” means the investigation that a reasonably prudent Person would conduct to determine the accuracy of such matter.  Notwithstanding the foregoing, Purchaser acknowledges and agrees that Company and Seller have conducted no freedom to operate searches or similar inquiries as to the existence of any Patents that would be infringed by the making, using, offering to sell, selling, or importing of the Assets, that such searches shall not constitute “Reasonable Inquiry” for the purpose of this Agreement, and that no knowledge of any matters that would be revealed by any such searches or inquiries will be imputed to Company or Seller under this Agreement.

“Records” shall have the meaning set forth in Section 11.1.

“Regulations” means the United States treasury regulations promulgated under the Code.

“Release” shall have the meaning set forth in Section 6.10.

“Representative” means, as to any Person, such Person’s Affiliates and its and their directors, officers, employees, agents, advisors (including financial advisors, counsel and accountants) and direct and indirect controlling persons.

“Response Action Contractor” means a Person that holds a response action contract to provide professional architect/engineering services to the U.S. Environmental Protection Agency to support response planning and oversight of activities under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reorganization Act of 1986.

“Sale Proposal” shall have the meaning set forth in Section 5.14.

“SBA” means the U.S. Small Business Administration.

“SBIC” means a small business investment company under the Small Business Investment Act of 1958, as amended.

“SBIC License” means a small business investment company license under the Small Business Investment Act of 1958, as amended.

“SCI” or “Sensitive Compartmented Information” means such term as defined in the Director of Central Intelligence Directive 1/7, Security Controls on the Dissemination of Intelligence Information (effective June 30, 1998).

“SCI Documents and Equipment” means such term as described in the Director of Central Intelligence Directive 1/7, Security Controls on the Dissemination of Intelligence Information (effective June 30, 1998), as applied to documents containing Sensitive Compartmented Information for which Company is accountable.

“Seller” shall have the meaning set forth in the Preamble to this Agreement.

“Seller Board Recommendation” shall have the meaning set forth in Section 5.7(c)(i).

“Seller Closing Payment” shall have the meaning set forth in Section 2.2(c)(i).

“Seller Closing Payment Certificate” shall have the meaning set forth in Section 2.2(d).

“Seller Parties” shall have the meaning set forth in Section 10.2.

“Seller Shareholder Claims” shall have the meaning set forth in Section 10.3(e).

“Seller Stockholder Meeting” shall have the meaning set forth in Section 5.14.

“Seller Superior Proposal” shall have the meaning set forth in Section 5.7.

“Software” shall have the meaning set forth in the definition of Intellectual Property contained in this Section 1.

“Spotsylvania Lease” means the Deed of Commercial Lease, dated May 16, 2005, by and between Company and BDC Spotsylvania, LLC

“Statement Date” shall have the meaning set forth in Section 3.15(a).

“Straddle Period” shall have the meaning set forth in Section 11.7(b).

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, business license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Amount” shall have the meaning set forth in Section 2.7(b).

“Tax Claim” means any claim for Losses or indemnification of the Purchaser Parties pursuant to Section 10, (a) based upon, arising out of or otherwise in respect of, any inaccuracy in or any breach of any representation or warranty of Company contained in this Agreement related to liability of Company for Taxes, including Section 3.17, and (b) pursuant to Section 10.3(a).

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents filed or required to be filed in connection with the determination, assessment or collection of Taxes (including any related or supporting schedules or statements of Company).

“Tax Sharing Agreements” shall have the meaning set forth in Section 3.17(g).

“Taxing Authority” means any Governmental Authority with the power to levy or collect Taxes.

“Trademarks” shall have the meaning set forth in the definition of Intellectual Property contained in this Section 1.

“Trade Secrets” shall have the meaning set forth in the definition of Intellectual Property contained in this Section 1.

“Transaction Documents” means this Agreement and each agreement, instrument or document attached hereto as an Exhibit and the other agreements, certificates and instruments to be executed by any of the parties hereto and delivered pursuant to Sections 8.1 and 8.2.

“Transaction Expenses” shall mean the aggregate of (a) all fees and expenses payable by Company or Seller in connection with the consummation of the transactions contemplated hereby (or incurred in connection with the transactions hereunder) including, without limitation, any of the foregoing payable to legal counsel, accountants, investment bankers, financial advisors, brokers, finders, or consultants plus (b) any transfer, sale, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative and filing fees (including notary fees) arising in connection with the consummation of the transaction contemplated by this Agreement and payable by Seller pursuant to Section 11.7(f).

“Voting Agreement” shall have the meaning set forth in the Recitals to this Agreement.

1.2           Certain Interpretive Matters.

In this Agreement, unless the context otherwise requires: (a) words of the masculine or neuter gender shall include the masculine, neuter and/or feminine gender, and words in the singular number or in the plural number shall each include, as applicable, the singular number or the plural number; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Transaction Document has the meaning assigned to such term in accordance with GAAP; (d)  “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term; (e) reference to any Law means such Law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; (f) any agreement, instrument, insurance policy, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; and (g) except as otherwise indicated, all references in this Agreement to the underlined words “Section,” “Schedule” and “Exhibit” are intended to refer to Sections, Disclosure Schedules and Exhibits to this Agreement.  The parties further acknowledge and agree that:  (i) this Agreement is the result of negotiations between the parties and shall not be deemed or construed as having been drafted by any one party, (ii) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any Exhibits and Disclosure Schedules attached hereto) and have contributed to its revision, (iii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (iv) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

2.           PURCHASE PRICE.

2.1           Purchase and Sale of the Company Equity and Purchase Price.  At the Closing and upon all of the terms and subject to all of the conditions of this Agreement, Seller shall sell, transfer, assign and convey to Purchaser, and Purchaser shall purchase and accept from Seller, the Company Equity.  In full payment for the Company Equity, Purchaser shall pay:

(a)           at the Closing, in the manner described in Section 2.2(c), the “Closing Date Purchase Price” which shall be calculated as follows:

(i)           Eleven Million and 00/100 Dollars ($11,000,000.00); plus

(ii)           if the Closing (as defined in Section 2.2) occurs after October 31, 2007, an amount equal to Fifty Thousand and 00/100 Dollars multiplied by a fraction, the numerator of which shall equal the number of days between October 31, 2007 and the Closing Date and the denominator of which shall equal thirty (30) (“Accelerated Purchase Amount”); plus

(iii)           the amount by which Estimated Net Working Capital is greater than zero, determined in accordance with Section 2.2(d); minus

(iv)           the amount by which Estimated Net Working Capital is less than zero, determined in accordance with Section 2.2(d);

and

(b)           the Contingent Purchase Price to the extent payable pursuant to Exhibit A and in accordance with Section 4 of Exhibit A (the Closing Date Purchase Price as adjusted pursuant to the terms of this Agreement, including Exhibit A, is referred to as the “Purchase Price”).

2.2           Closing and Payments at Closing.

(a)            The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (i) at the offices of Womble Carlyle Sandridge & Rice, PLLC, 8065 Leesburg Pike, Fourth Floor, Vienna, Virginia 22182 or (ii) by mutual agreement of the parties, by conference call and facsimile with exchange of original signatures by overnight mail commencing at 10:00 a.m. local time on the last day of the calendar month in which all of the closing conditions set forth in Section 6 have been satisfied or waived by Purchaser and all of the closing conditions set forth in Section 7 have been satisfied or waived by Company or Seller, or such later date as the parties shall agree (such later date, the “Closing Date”).  Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.2(a) will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.  To the extent permitted by Law and GAAP, for tax and accounting purposes, the parties shall treat the Closing as being effective as of 11:59 p.m. on the Closing Date.

(b)            Closing Deliverables.  At the Closing, (i) Company and Seller shall deliver to Purchaser the various certificates, instruments, and documents referred to in Section 8.1 and (ii) Purchaser shall deliver to Seller or the appropriate third parties the various certificates, instruments, and documents referred to in Section 8.2.

(c)            Payments at Closing.

(i)            At the Closing, Purchaser shall:

(A)           pay Two Hundred Thousand and 00/100 Dollars ($200,000) by wire transfer of immediately available funds to an escrow account (the “Escrow Account”) to be established by Purchaser with JP Morgan Chase (the “Escrow Agent”), to be held by the Escrow Agent pursuant to the terms of an escrow agreement substantially in the form of Exhibit B (the “Escrow Agreement”).  Subject in all cases to the terms and conditions of the Escrow Agreement, the full amount subject to the Escrow Agreement (including the amount paid to the Escrow Account pursuant to this Section 2.2(c)(i)(A) and any amount paid to the Escrow Account pursuant to Exhibit A, the “Escrow Amount”) may be used to satisfy the indemnity and other obligations of Seller under this Agreement.

(B)           pay any unpaid Transaction Expenses that have not been paid by Seller prior to the Closing, and Purchaser shall reduce the amount of the Closing Date Purchase Price to be paid to Seller by the amount so paid.

(C)           pay, or, at Purchaser’s option and with the consent of the lender, assume the obligation to pay, Indebtedness, and in either such case Purchaser shall reduce the amount of the Closing Date Purchase Price to be paid to Seller by the amount of Indebtedness.

The Closing Date Purchase Price minus the payments (or the assumption of liabilities) described in paragraphs (A), (B) and (C) of this Section 2.2(c)(i) is herein referred to as the “Seller Closing Payment.”

(ii)           At the Closing, Purchaser shall pay to Seller the Seller Closing Payment by wire transfer of immediately available funds to an account designated by Seller in the Final Certificate and Flow of Funds Memorandum.

(d)               Seller Closing Payment Certificate.  Not later than three (3), nor more than five (5) Business Days prior to the Closing Date, Company and Seller shall prepare and deliver to Purchaser a certificate signed by Company and Seller certifying Company’s and Seller’s good faith estimate (including all calculations in reasonable detail) of: (i) the Net Working Capital (the “Estimated Net Working Capital”), along with an estimated unaudited balance sheet of Company as of the end of the month prior to month in which the Closing occurs (“Estimated Closing Date Balance Sheet”), (ii) the amount of Indebtedness together with payoff letters from Company’s lenders, (iii) the amount of unpaid Transaction Expenses to be paid at the Closing and (iv) the amount of the Seller Closing Payment (such statement, the “Seller Closing Payment Certificate”).  These calculations shall be used in connection with Purchaser’s payments described in Section 2.2(c).  Such certificate shall also contain wire instructions for all of the forgoing payments (or instructions to pay certain amounts by check) and all of the other payments referenced in Section 2.2.  In addition, the certificate shall set forth a schedule of any cash transferred or paid by Company to Seller or its Affiliates between the date of the Estimated Closing Date Balance Sheet and the Closing Date.  As promptly as practicable but not later than one (1) Business Day prior to the Closing, Purchaser shall identify any adjustments that it believes are required to the Seller Closing Payment Certificate delivered by Seller.  If Seller disputes any such adjustments, Purchaser and Seller shall use commercially reasonable efforts to resolve such dispute, after which Seller shall re-deliver to Purchaser the certificate with such adjustments as the parties have agreed are appropriate.  The form of certificate finally delivered pursuant to this Section 2.2(d) and acceptable to Purchaser and Seller is referred to herein as the “Final Certificate and Flow of Funds Memorandum.”

2.3           Determination of Actual Net Working Capital. Within sixty (60) calendar days after the Closing Date, Purchaser will prepare and deliver to Seller a certificate, signed by Purchaser, certifying Purchaser’s good faith determination of the actual Net Working Capital, and identifying any adjustments to the Closing Date Purchase Price as a result of such amounts being greater or less than the amount of the Estimated Net Working Capital set forth on the Final Certificate and Flow of Funds Memorandum.  If Seller does not object to Purchaser’s certificate within thirty (30) calendar days after receipt, or accepts such certificate during such thirty (30) day period, the Closing Date Purchase Price shall be adjusted as set forth in Purchaser’s certificate, and payment made in accordance with Section 2.4.  If Seller objects to Purchaser’s certificate, Seller shall notify Purchaser in writing of such objection within thirty (30) calendar days after Seller’s receipt thereof (such notice setting forth in reasonable detail the basis for such objection).  During such thirty (30) day period, except as prohibited by Purchaser’s auditors, Purchaser shall permit Seller access to such work papers relating to the preparation of Purchaser’s certificate, as may be reasonably necessary to permit Seller to review in detail the manner in which Purchaser’s certificate was prepared.  Purchaser and Seller shall thereafter negotiate in good faith to resolve any such objections.  If Purchaser and Seller are unable to resolve all of such differences within twenty (20) calendar days of Purchaser’s receipt of Seller’s objections, the parties shall resolve the dispute by way of the Dispute Resolution Procedure.

2.4           Adjustment to Closing Date Purchase Price. The Net Working Capital amount determined in accordance with Section 2.3 (the “Actual Net Working Capital”) shall be used to calculate post-Closing adjustments to the Closing Date Purchase Price.  If the Actual Net Working Capital exceeds the Estimated Net Working Capital, then Purchaser shall pay Seller an amount equal to such excess difference.  If the Estimated Net Working Capital exceeds the Actual Net Working Capital, then Seller shall pay Purchaser an amount equal to such excess difference. All payments to be made to either Purchaser or Seller pursuant to this Section 2.4 shall be made by wire transfer of immediately available funds to Purchaser’s account, in the case of payments to be made to Purchaser, or Seller’s account (as set forth on the Final Certificate and Flow of Funds Memorandum), in the case of payments to be made to Seller, within five (5) Business Days after the date on which the Actual Net Working Capital is finally determined pursuant to Section 2.3 above.  If requested by Purchaser, Seller agrees to execute such documentation necessary to instruct the Escrow Agent to pay the amount of such difference between the Estimated Net Working Capital and the Actual Net Working Capital to Purchaser from the Escrow Account.  If either Purchaser or Seller fails to pay such amount within such five (5) Business Day period, Purchaser or Seller, as the case may be, shall pay interest on any unpaid amount due for each day commencing on the date that such amount is due through the date of payment, calculated on a daily basis, at a rate equal to the lesser of (i) sixty percent (60%) per annum and (ii) the highest rate of interest permitted under Law.

2.5           Bonus Payments On or Before Closing.  Company shall pay, before the Closing, any severance or bonus payments required to be paid by Company to employees for employees who cease their employment as of or prior to the Closing or who are otherwise entitled to a bonus from Company as a result of the transactions contemplated by this Agreement.  For the avoidance of doubt, the termination and severance payments listed on Schedule 2.5 shall be obligations of Seller and shall not be subject to the requirements of the immediately previous sentence.

2.6           FIRPTA; IRS Form W-9.  On or prior to the Closing, Seller shall deliver to Purchaser (i) an IRS Form W-9 completed by Seller and (ii) an affidavit of non-foreign status of Seller in the form and substance required under Section 1445 of the Code and the Regulations thereunder; provided, however, that if Seller fails to provide such IRS Form W-9 or affidavit to Purchaser, Purchaser shall be permitted to withhold from the payments to be made pursuant to this Agreement any required backup withholding tax or withholding tax under Section 1445 of the Code.

2.7           338(h)(10) Election.

(a)            At Purchaser’s option, Purchaser and Seller shall join in making an election under Code Section 338(h)(10) (and any corresponding elections under Virginia and any other applicable state Laws) (the “Election”) with respect to the purchase and sale of the Company Equity.  The Purchase Price shall be allocated among the assets of Company based upon the fair market value of those assets at the time of Closing consistent with the allocation set forth on Schedule 2.7 for purposes of completing Form 8023, Corporations Making Qualified

Stock Purchases, and Form 8883, Asset Allocation Statement Under Section 338, to be filed with the Internal Revenue Service (and any similar forms under applicable Virginia and any other applicable state Laws) (collectively, the “Election Forms”).  No later than thirty (30) days after Closing, Purchaser shall deliver to Seller a statement containing Purchaser’s allocation of the Purchase Price among the assets of Company (the “Allocation Statement”) prepared in accordance with Code Sections 338 and 1060 (and any comparable provisions of Virginia and any other applicable state Laws) and Schedule 2.7.  Purchaser shall permit Seller to review and comment on such Allocation Statement at least ten (10) Business Days prior to filing with the Internal Revenue Service such Allocation Statement, although Purchaser shall not be obligated to make changes based upon such comments so long as the Allocation Statement is prepared in accordance with applicable Laws and is consistent with Schedule 2.7.  Purchaser shall prepare and deliver to Seller with the Allocation Statement all documents that are reasonably necessary to effect the Election, including a reasonable number of copies of the Election Forms, and Seller shall take all action that Purchaser reasonably requests to effect the Election, including timely delivery to Purchaser of a reasonable number of copies of the Election Forms duly signed by an authorized officer of Seller.  Purchaser, Company and Seller shall report the acquisition by Purchaser of the Company Equity pursuant to this Agreement consistent with the Election, and shall take no position inconsistent with the Election on any Tax Return or in any discussion with or proceeding before any Taxing Authority.  Notwithstanding the foregoing, Purchaser may take any position regarding the new tax basis in Company assets resulting from the Election as it may reasonably elect provided such position is not otherwise inconsistent with Schedule 2.7.

(b)            Seller shall calculate (i) its aggregate federal and state income tax liability for each taxable year in which it receives a portion of the Purchase Price (each, an “Election Year”), taking into account the transactions contemplated by this Agreement, including the Election, and (ii) its aggregate federal and state income tax liability for each Election Year, taking into account the transactions contemplated by this Agreement, but without the Election.  If with respect to any such liability the amount in clause (i) of the immediately preceding sentence is greater than the amount in clause (ii) of the immediately preceding sentence for any Election Year, Purchaser shall pay to Seller as additional consideration hereunder an amount (the “Tax Amount”) equal to the sum of (a) such difference and (b) any additional federal and state income tax actually payable on account of the receipt or accrual by Seller of the Tax Amount for that Election Year.  Seller’s calculation of the Tax Amount for each Election Year and supporting work papers in reasonable detail shall be submitted to Purchaser for its approval, not to be unreasonably withheld.  If Purchaser approves such calculation, Purchaser shall pay to Seller such Tax Amount for such Election Year within ten (10) Business Days of the submission to Purchaser of such calculation, but in no event sooner than the due date of Seller’s (or Seller’s affiliated group’s) federal income tax return for such Election Year.

(c)            If Purchaser does not approve of Seller’s calculation of the Tax Amount for an Election Year and Purchaser and Seller are unable to agree on such Tax Amount, such dispute shall be resolved by the Independent Accounting Firm pursuant to the Dispute Resolution Procedure.  For purposes of such Dispute Resolution Procedure, Seller shall provide the Independent Accounting Firm with copies of Tax Returns and all other documents and information reasonable necessary for the Independent Accounting Firm to calculate the Tax Amount for such Election Year.  Any Tax Amount for such Election Year determined to be payable by the Independent Accounting Firm pursuant to the Dispute Resolution Procedure shall be paid by Purchaser to Seller within ten (10) Business Days of delivery to Purchaser of a written copy of such determination.

(d)            For purposes of this Section 2.7, (i) the twenty (20) calendar-day period referred to in the definition of “Dispute Resolution Procedure” shall be the period of  twenty (20) days immediately following the submission by Seller to Purchaser of Seller’s calculation of the disputed Tax Amount, and (ii) the disputed items referred to in such definition shall be deemed to include any such disputed Tax Amount.

(e)            For the avoidance of doubt, no Purchaser Party shall be entitled to any indemnification under this Agreement, and there shall be no reduction in Net Working Capital or Purchase Price, for any Taxes (or related Losses) relating to any Election, except to the extent Seller fails to pay to any applicable Taxing Authority any Tax Amount for which it has received payment from Purchaser pursuant to this Section 2.7.

3.           REPRESENTATIONS AND WARRANTIES OF COMPANY AND SELLER.

Company and Seller jointly and severally represent and warrant to Purchaser the following matters.  These representations and warranties, and the information in the Disclosure Schedules referenced therein, are current as of the date of this Agreement and as of the Closing Date except to the extent that a representation, warranty or Disclosure Schedule expressly states that such representation or warranty, or information in such Disclosure Schedule, is current only as of an earlier date or as of the date of this Agreement.

3.1           Organization.

(a)             Company is a corporation duly formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and is qualified or registered to do business and in good standing in each jurisdiction in which the nature of its business or operations would require such qualification or registration except where the failure to be qualified or registered would not cause a Material Adverse Effect.  Company is qualified or registered to do business in each jurisdiction listed on Schedule 3.1(a).  Except as disclosed on Schedule 3.1(a), (i) Company does not have, and has never in the past had, any Subsidiaries and (ii) Company does not hold, and has never in the past held, an equity interest in any Person.

(b)             The address of Company’s principal office and all of Company’s additional places of business are listed on Schedule 3.1(b).  Except as set forth on Schedule 3.1(b), during the past five (5) years, Company has not been known by or used any corporate/company, fictitious or other name in the conduct of Company’s business or in connection with the use or operation of the Assets.  Schedule 3.1(b) lists all current directors and officers of Company, showing each such person’s name, positions, and, for each such person that receives compensation for services as a director or officer (as opposed to as an employee), annual remuneration, bonuses and fringe benefits paid by Company for the current fiscal year and the most recently completed fiscal year.

3.2           Authorization; Documentation.

(a)             Company and Seller have the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby.  Following approval of the Sale Proposal at the Seller Stockholder Meeting or by Seller stockholder action by written consent in lieu of the Seller Stockholder Meeting, and following Seller’s compliance with Schedule 14A or Schedule 14C of the Exchange Act of 1934, as applicable, the execution, delivery and performance of this Agreement and the other Transaction Documents by Company and Seller, and Company’s and Seller’s consummation of the transactions contemplated hereby and thereby, will be duly authorized by all requisite action of Company and Seller.

(b)             The copies of the Articles of Incorporation of Company and all amendments thereto, as certified by the Commonwealth of Virginia, and the Bylaws of Company, as certified by its treasurer, copies of which have heretofore been delivered to Purchaser, are true, complete and correct copies of the Articles of Incorporation and Bylaws of Company, each as amended through and in effect on the date hereof and as of the Closing Date.  The minute books and records of the proceedings of Company, copies of which have been delivered to Purchaser and originals of which will be delivered to Purchaser on the Closing Date are true, correct and complete.  There have been no changes, alterations or additions to such minute books and records of the proceedings of Company on or prior to the Closing Date that have not been furnished to Purchaser’s counsel.

3.3           Title to the Company Equity, Etc.  Except as described on Schedule 3.3, Seller owns good, valid and marketable title to the Company Equity, free and clear of any and all Liens (including any spousal interests (community or otherwise)).  Upon delivery of the Company Equity to Purchaser on the Closing Date in accordance with this Agreement and upon Purchaser’s delivery of the Seller Closing Payment to Seller at the Closing pursuant to Section 2.2(c), the entire legal and beneficial interest in the Company Equity and good, valid and marketable title to the Company Equity, free and clear of all Liens (including any spousal interests (community or otherwise)), will pass to Purchaser.

3.4           Capitalization.

(a)             The authorized equity securities of Company consists of fifteen thousand (15,000) shares of common stock, par value $1.00 per share.  Schedule 3.4 sets forth all of the Company Equity and the owner of record of the Company Equity.  The Company Equity to be delivered by Seller to Purchaser at the Closing will constitute all of the outstanding equity securities of Company.  The Company Equity (i) has been duly and validly issued; (ii) is fully paid and nonassessable; (iii) is held beneficially and of record by Seller; and (iv) was not issued in violation of any preemptive rights or rights of first refusal or first offer.  There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to Company, nor are there any voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company Equity.  Except as set forth on Schedule 3.4, there are no outstanding Options, or preemptive rights or rights of first refusal or first offer, nor are there any contracts, commitments, agreements, understandings, arrangements or restrictions to which Company or Seller is a party or by which Company or Seller is bound relating to any of the Company Equity or any other equity securities of Company, whether or not outstanding.  All of the Company Equity and other securities issued by Company have been granted, offered, sold and issued in compliance with all applicable foreign, state and federal securities Laws.

(b)             Since February 14, 2005, all of the securities issued by Seller have been granted, offered, sold and issued in compliance with all applicable foreign, state and federal securities Laws, and to the Knowledge of Seller, all securities issued by Seller on or prior to February 14, 2005 have been granted, offered, sold and issued in compliance with all applicable foreign, state and federal securities Laws.  According to the stock records of Seller, as of the date of this Agreement, Markland is the record holder of 5,435,730 shares of Seller’s outstanding common stock.  On June 29, 2007, Markland filed a Current Report on Form 8-K with the SEC disclosing that Markland had issued 1,973.91 Series G Preferred Stock to certain stockholders of Markland.  According to the Form 8-K, each share of Markland Series G Preferred Stock may be converted at the option of the holder into 20,000 shares of outstanding stock of Seller held by Markland.  Among other things, the Form 8-K states that Markland has deposited 4,155,949 shares of Seller’s outstanding common stock in an escrow account to secure the conversion rights of the Markland Series G Preferred Stock.  In addition, Markland has pledged a second priority security interest in 1,739,130 shares of Seller’s outstanding common stock being held by Silicon Valley Bank as collateral for Seller’s revolving line of credit, to the holders of Series G Preferred Stock to secure the conversion of the rights of the Series G Preferred Stock.

3.5           Binding Agreement. This Agreement has been duly executed by Company and Seller and delivered to Purchaser, and constitutes the legal, valid and binding agreement of Company and Seller, enforceable against Company and Seller in accordance with its terms, subject only to applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.  Upon execution and delivery at the Closing by Company and/or Seller which is a party thereto, each other Transaction Document to which Company and/or Seller is, or is specified to be, a party, will be duly and validly executed by Company and Seller which is party thereto and delivered to Purchaser on the Closing Date, and will constitute (assuming, in each case, the due authorization, execution and delivery by each other party thereto) Company’s and Seller’s legal, valid and binding obligation, enforceable against them in accordance with its terms, subject only to applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

3.6           No Breach.  Except as set forth on Schedule 3.6, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by Company and Seller do not and will not violate or conflict with Company’s Articles of Incorporation or Bylaws, any organizational or other constituent document of Seller.  Except as set forth on Schedule 3.6, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by Company and Seller do not and will not (a) violate or conflict with in any material respect, any law, statute, rule, regulation, ordinance, code, directive, writ, injunction, settlement, permit, license, decree, judgment or order (collectively, “Laws”) of any Governmental Authority to which Company,

Seller, the Company Equity or the Assets are subject, or by which Company, Seller, the Company Equity or the Assets may be bound, (b) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Contract set forth on Schedule 3.13(a) or material agreement or other commitment to which Company or Seller is a party or by which Company, Seller, the Company Equity or the Assets may be bound, (c) result in the imposition of a Lien on the Company Equity or the Assets or (d) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority or third party, other than filings required by Seller pursuant to federal and state securities laws in connection with the Sale Proposal and the Seller Stockholder Meeting.

3.7           Permits.  Company owns or possesses all right, title and interest in all material Permits required to own the Assets and conduct Company’s business as now being conducted and as presently proposed to be conducted.  All Permits are listed on Schedule 3.7 and are valid and in full force and effect.  No loss or expiration of any Permit is pending or, to the Knowledge of Company or Seller, threatened, other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby.

3.8           Compliance With Laws.  Company and Seller have complied with all Laws of any Governmental Authority applicable to Company, its business, the Company Equity and the Assets in all material respects.

3.9           Title to and Sufficiency of Assets.   Company has good and marketable title to all of the Assets (excluding Intellectual Property which is addressed in Section 3.12), free and clear of all Liens other than Permitted Liens.  The Assets constitute all of the assets, rights and properties that are used in the operation of Company’s business as it is now conducted or that are used or held by Company for use in the operation of Company’s business.  Except as set forth on Schedule 3.9, immediately following the Closing, all of the Assets will be owned, leased or available for use by Company on terms and conditions substantially identical to those under which, immediately prior to the Closing, Company owns, leases, uses or holds available for use such Assets.

3.10           Condition of Personal Property.   All items of Personal Property with a value greater than $1,000 are set forth on Schedule 3.10.  Except as set forth in Schedule 3.10, all items of Personal Property with a value greater than $1,000 individually used or useful in the operation of Company’s business, are in good operating condition and repair (reasonable wear and tear excepted), and are suitable for their intended use.

3.11           Accounts Receivable.   All accounts receivable of Company shown on all balance sheets included in the Financial Statements arose from sales actually made or services actually performed in the Ordinary Course of Business and are valid receivables net of reserves shown thereon.  All billed accounts receivable of Company as of July 31, 2007 are set forth on Schedule 3.11(a).  As of the Closing Date, all unbilled accounts receivable of Company taken into account in the Estimated Closing Date Balance Sheet will be set forth on Schedule 3.11(b).  All accounts receivable of Company prior to the date hereof and prior to the Closing (in each case whether billed or unbilled): (i) are not subject to any setoffs or counterclaims and (ii) have been collected or are fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of Company (net of reserves).

3.12           Intellectual Property.

(a)             Disclosure.

(i)           Schedule 3.12(a)(i) sets forth all United States and foreign patents and patent applications, trademark and service mark registrations and applications, internet domain name registrations and applications, and copyright registrations and applications owned or exclusively licensed to Company, specifying as to each item, as applicable:  (A) the nature of the item, including the title; (B) the owner of the item; (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; and (D) the issuance, registration or application numbers and dates.

(ii)           Schedule 3.12(a)(ii) sets forth all written licenses, sublicenses and other agreements or permissions (“IP Licenses”) (other than (A) shrink wrap licenses or other similar licenses for commercial off-the-shelf software with a license fee of $1,000 or less which are not required to be listed, (B) implied permissions to use and distribute internally within Company any reports, articles, advertising materials or website materials that are made generally publicly available by their owners at no fee and (C) any permissions to use, internally within Company, reports prepared for Company by third party consultants and contractors, although such permissions and licenses shall be “IP Licenses” as that term is used herein) under which Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and for each such IP License, describes the applicable Intellectual Property licensed, sublicensed or used.

(b)             Ownership.  Company owns, free and clear of all Liens (other than Permitted Liens), and has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property owned or purported to be owned by Company, which shall exclude the Intellectual Property that is the subject of the IP Licenses (“Company Intellectual Property”).  The foregoing representation and warranty shall not be interpreted as a representation or warranty that the practice of the Company Intellectual Property does not infringe any third party Patents.

(c)             Licenses.  Company has a valid and enforceable license to use all Intellectual Property that is the subject of the IP Licenses (“In-Licensed IP”).  To Company’s Knowledge, the IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary for Company to use the In-Licensed IP as such Intellectual Property is currently used by Company.  Company has substantially performed all obligations imposed on it in the IP Licenses, has made all payments required to date, and is not, nor to the Knowledge of Company or Seller, is another party thereto, in material breach or default thereunder in any respect, nor has any event occurred that with notice or lapse of time or both would constitute a material default thereunder.  To Company’s Knowledge, the continued use by Company of the In-Licensed IP is not restricted except pursuant to the IP Licenses.

(d)             Registrations.  All registrations for Copyrights, Patents and Trademarks that are owned by or exclusively licensed to Company are valid and in force, and all applications to register any Copyrights, Patents and Trademarks that are owned by or exclusively licensed to Company are pending and in good standing.  The foregoing representation and warranty is given to Knowledge, with respect to Copyrights, Patents and Trademarks exclusively licensed to Company.

(e)             Claims.

(i)           No claim or action is pending or, to the Knowledge of Company or Seller, threatened and neither Company nor Seller has Knowledge of any basis for any claim that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Company Intellectual Property, and no item of Company Intellectual Property is subject to any outstanding order, ruling, decree, stipulation, charge or agreement restricting in any manner the use, the licensing, or the sublicensing thereof.

(ii)           Neither Company nor Seller has received any notice that it has infringed upon or otherwise violated the intellectual property rights of third parties or received any claim, charge, complaint, demand or notice alleging any such infringement or violation, or has Knowledge of any basis for any such claim.

(iii)           To the Knowledge of Company, no third party is infringing upon or otherwise violating any Company Intellectual Property.

(iv)           Company’s products have been marked as required by the applicable Patent statute and Company has given the public notice of its Copyrights and notice of its Trademarks as required by the applicable Trademark and Copyright statutes, except where such failure to mark or give notice would have no Material Adverse Effect.

(f)             No Infringement of Intellectual Property of Others.  None of the Intellectual Property, products or services owned, developed, provided, sold or licensed to third parties by Company infringe upon or otherwise violate any intellectual property rights of any third party, provided that the foregoing representation and warranty is given as to the Knowledge of Company with respect to Patents.

(g)             Administration and Enforcement.  Company has taken all reasonable actions to maintain and protect the Company Intellectual Property.

(h)             Software.  All Software owned by Company (as opposed to licensed to Company) is described in Schedule 3.12(h).  Such Software is not subject to any transfer, assignment, site, equipment, or other operational limitations.  To the Knowledge of Company and Seller, Company has the most current copy or release of the Software so that the same may be subject to registration in the United States Copyright Office.  The Software includes all information sufficient for Company’s current personnel to use such Software in the conduct of the business or operations of Company.  There are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Software by any third party.

(i)             Trade Secrets.  Except as required pursuant to the filing of any Patent application, regarding Company’s Trade Secrets: (i) Company has taken all commercially reasonable actions to protect such Trade Secrets from unauthorized use or disclosure; (ii) to the Knowledge of Company and Seller, there has not been an unauthorized use or disclosure of such Trade Secrets; (iii) Company has the sole and exclusive right to bring actions for infringement or unauthorized use of such Trade Secrets; (iv)  to Company’s Knowledge, none of such Trade Secrets infringes upon or otherwise violates valid and enforceable intellectual property or trade secrets of others; and (v) Company is not, nor as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, will it be, in violation of any material agreement relating to such Trade Secrets.

(j)             Employees, Consultants and Other Persons.  Except as set forth on Schedule 3.12(j), each present or past employee, officer, consultant or any other Person who developed any part of any Company Intellectual Property, either: (i) is a party to an agreement that conveys or obligates such person to convey to Company any and all right, title and interest in and to all Intellectual Property developed by such Person in connection with such Person’s employment with, or engagement on behalf of, Company; (ii) as to copyrighted or copyrightable material created in the course of such Person’s employment with, or engagement on behalf of, Company, is a party to an agreement containing provisions regarding “works made for hire” pursuant to which Company is deemed to be the original owner/author of all proprietary rights in such material; or (iii) otherwise has by operation of law vested in Company any and all right, title and interest in and to all such Intellectual Property developed by such Person in connection with such Person’s employment with, or engagement on behalf of, Company.  Company and Seller have provided Purchaser true and complete copies of all written Contracts referenced in subsections (i) and (ii) above.  Attached to Schedule 3.12(j) are copies of Company’s standard forms of written Contracts referenced in subsections (i) and (ii) above.  Schedule 3.12(j) identifies (1) each employee or independent contractor of Company that has executed such a Contract and the form of Contract executed by such Person, (2) each employee or independent contractor of Company that has not executed such a Contract, and (3) each Contract referenced in subsections (i) and (ii) above that deviates in any material respect from the corresponding standard form of written Contracts attached to Schedule 3.12(j).

(k)             Employee Breaches.  To the Knowledge of Company and Seller, no employee of Company has transferred Intellectual Property or confidential or proprietary information to Company or to any third party in violation of any Law or any term of any employment agreement, Patent or invention disclosure agreement or other contract or agreement relating to the relationship of such employee with Company or any prior employer.

(l)             Related Parties; etc.  Except as set forth on Schedule 3.12(l), Company does not use any Intellectual Property owned by any director, officer, employee, consultant or Affiliate of Company.  At no time during the conception or reduction to practice of any of the Company Intellectual Property was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Authority or subject to any employment agreement, invention assignment, nondisclosure agreement or other contract with any Person that could adversely affect the rights of Company to any Company Intellectual Property.

(m)             Transfer.  The execution by Company and Seller of this Agreement will not result in the loss or impairment of the rights of Company to own or use any of the Intellectual Property, and Company is not, nor as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder will it be, in violation of any IP License.

(n)             Open Source.  Schedule 3.12(n) sets forth all software that is distributed as “open source software” or under a similar licensing or distribution model (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards Source License (SISSL) and the Apache License) and that is used by Company (“Open Source Materials”).

3.13           Contracts.

(a)             Schedule 3.13(a) contains a complete, current and correct list of all of the following types of Contracts to which Company is a party or by which any of its properties or assets are bound (provided that for the purposes of this Section 3.13(a), the term Contracts shall not include Leases and Government Contracts, so long as those Leases and Government Contracts are disclosed on Schedule 3.22(a) or Schedule 3.32(a)(i), respectively):

(i)           any Contract which involves expenditures or receipts by Company (other than Contracts which do not require payments or yield receipts of more than $25,000 in any twelve (12) month period or more than $50,000 in the aggregate);

(ii)           any Contract containing a covenant or covenants which purport to limit Company’s ability or right to engage in any lawful business activity or to compete with or solicit any Person (including all non-competition and non-solicitation agreements);

(iii)           any Contract that grants any exclusive right, right of refusal, right of first negotiation or similar right to any Person;

(iv)           any Contract with any of its officers, directors, employees or Affiliates, not otherwise listed on Schedule 3.24 or Schedule 3.27(a), including all non-competition, severance, and indemnification agreements;

(v)           any Contract for the license of any patent, copyright, trade secret or other proprietary information agreements involving the payment by or to Company in excess of $10,000 per year;

(vi)           any power of attorney;

(vii)           any Contract entered into outside the Ordinary Course of Business, involving payment to or obligations of in excess of $10,000, not otherwise described in this Section 3.13(a); and

(viii)           any loan agreement, agreement of indebtedness, note, security agreement, guarantee or other document pursuant to or in connection with Company’s receipt or extension of credit for money borrowed in excess of $10,000.

(b)             All of Company’s oral Contracts that are responsive to the categories listed above are identified in Schedule 3.13(a), other than those oral Contracts which may be terminated at any time without any requirement that Company make any payments thereunder except in connection with products purchased or services rendered prior to the date of termination.  All of the revenue received by Company over the past three (3) years was received pursuant to written Contracts.

(c)             Company has all the Contracts it needs to carry on Company’s business as now being conducted.  All of the Contracts listed on Schedule 3.13(a) are in full force and effect, and are valid, binding, and enforceable in accordance with their terms, subject only to applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.  There exists no breach, default or violation on the part of Company or, to the Knowledge of Company and Seller, on the part of any other party to any such Contract nor has Company received notice of any breach, default or violation.  Company has not received notice of an intention by any party to any such Contract that provides for a continuing obligation by any party thereto to terminate such Contract or amend or otherwise modify the terms thereof, other than modifications in the Ordinary Course of Business that do not adversely affect Company.  The consummation of the transactions contemplated by this Agreement will not affect the validity, enforceability and continuation of the Contracts on the same terms applicable to such Contracts as of the date hereof.  Company has not waived any material rights under any such Contract.  To the Knowledge of Company and Seller, no event has occurred which either entitles, or would, with notice or lapse of time or both, entitle any party to any such Contract (other than Company) to declare breach, default or violation under any such Contract or to accelerate, or which does accelerate, the maturity of any indebtedness of Company under any such Contract.

3.14           Litigation.  There is no litigation, proceeding (arbitral or otherwise), claim, action, suit, judgment, decree, settlement, rule or order or investigation of any nature pending, rendered since January 1, 2002, or, to the Knowledge of Company and Seller, threatened by or against Company, its directors, officers or shareholders (provided that any litigation involving the directors, officers or shareholders of Company must be related to Company’s business, the Company Equity or the Assets), Company’s business, the Company Equity or the Assets or by or against Seller that involves, or could in any way involve, Company’s business, the Company Equity or the Assets.  There are no writs, injunctions, decrees, arbitration decisions, unsatisfied judgments or similar orders outstanding against Company, the Company Equity, Company’s business or the Assets or against Seller that involves, or could in any way involve, Company’s business, the Company Equity or the Assets.

3.15           Financial Statements; Controls.

(a)             Attached to Schedule 3.15 are true, correct and complete copies of (i) the consolidated audited balance sheet, income statement and statement of cash flows of Seller as of and for each of the six months ended June 30, 2005, and the year ended June 30, 2006 (including the related management letters, notes and schedules), (ii) the consolidated unaudited balance sheet and income statement of Seller as of and for the year ended June 30, 2007 (the “Statement Date”), (iii) the unaudited balance sheet and income statement of Company as of and for each of the years ended June 30, 2005, June 30, 2006 and June 30, 2007 (the statements provided in (i), (ii) and (iii) are collectively referred to as the “Financial Statements”).

(b)             The Financial Statements were prepared in accordance with the books and records of Company, are true, correct and complete in all material respects, and present fairly the financial condition and the results of operations of Company as of the respective dates thereof.  The Financial Statements have been prepared in accordance with GAAP, as in effect on such dates and consistently applied throughout and among the periods indicated (provided that the unaudited statements do not contain footnotes required by GAAP).

(c)             Except as set forth in Schedule 3.15(c), Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that (i) Company maintains no off-the-book accounts and that Company’s assets are used only in accordance with Company’s management directives, (ii) transactions are executed with management’s authorization; (iii) transactions are recorded as necessary to permit preparation of the financial statements of Company and to maintain accountability for Company’s assets; and (iv) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis.

3.16           Liabilities.  Company has no liabilities, obligations or commitments of any nature (whether absolute, accrued, contingent or otherwise, whether matured or unmatured and whether due or to become due), including tax liabilities due or to become due, except (a) liabilities that are accrued and reflected on the unaudited balance sheet and statement of income of Company as of and for the period ended on the Statement Date, (b) liabilities that are listed on Schedule 3.16 to this Agreement, (c) liabilities that have arisen in the Ordinary Course of Business (other than liabilities for breach of any Contract) since the Statement Date and which are less than $50,000 in the aggregate other than in connection with payroll and payments to suppliers in the Ordinary Course of Business, or (d) obligations to be performed after the date hereof under any Contracts which are required to be or are disclosed on Schedule 3.13(a), Schedule 3.22(a) or Schedule 3.32(a)(i).  Except as set forth on Schedule 3.16, Company is not a guarantor nor is it otherwise liable for any obligation (including indebtedness) of any other Person.  Other than obligations arising under this Agreement, Seller does not have any claim or action against Company (other than a claim for compensation or reimbursement of expenses due in the Ordinary Course of Business to the extent that such amount is reflected on the Estimated Closing Date Balance Sheet).  Any loans or advances listed on Schedule 3.16 will be repaid or waived on or prior to the Closing Date.

3.17           Tax Matters.

(a)             All Tax Returns required under applicable Law to have been filed by Company on or before the Closing Date have been (or will be) timely filed.  All such Tax Returns are true, correct and complete in all material respects.  To Company’s Knowledge, no claim has ever been made by a Taxing Authority in a jurisdiction where Company does not file Tax Returns that Company is or may be subject to taxation by that jurisdiction.

(b)             Company has fully and timely paid (or properly accrued) all Taxes required to have been paid or accrued, as applicable, by Company (whether or not shown on any Tax Return) for all taxable periods through the date hereof and will fully and timely pay (or properly accrue) all Taxes required to be paid or accrued, as applicable, by Company for all taxable periods through and including the Closing Date.

(c)             Except as set forth on Schedule 3.17(c), Company has given or made available to Purchaser true, correct and complete copies of all Tax Returns filed by Company (or by any Person with whom Company has been joined in the filing of consolidated federal income Tax Returns, or otherwise joined in the filing of other Tax Returns on a consolidated, combined or unitary group basis) on or after December 31, 2002, examination reports and statements of deficiencies issued by any Taxing Authority with respect to any Company taxable period ended on or after December 31, 2002.

(d)             Company has made all required estimated Tax payments sufficient to avoid any underpayment penalties with respect to Taxes required to be paid by it.

(e)             Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(f)             Except as set forth on Schedule 3.17(f), Company is not now and has not at any time been a member of any Affiliated Group required to join in the filing of consolidated federal income Tax Returns, or otherwise joined in the filing of other Tax Returns on a consolidated, combined or unitary group basis (other than a group of which Seller or Markland was the common parent).

(g)             Company is not a party to any agreement relating to the sharing, allocation or indemnification of Taxes, or any similar agreement or contract (collectively, “Tax Sharing Agreements”), and does not have, by contract or otherwise, any liability for Taxes of any Person as a transferee or successor.

(h)             There are no outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes due from or payable by Company for any taxable period and no written or other request for any such waiver or extension is currently pending.

(i)             No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign Law has been entered into by or on behalf of Company which would have binding effect on Company for any taxable year ending after the Closing Date.

(j)             (i) No audit or other proceeding by any Governmental Authority is currently in process or, to Company’s Knowledge, threatened with respect to any Taxes due from Company, and (ii) Company has not received any written notification that such an audit or proceeding may be commenced, with respect to any Taxes due from Company.

(k)             Company has not made a change in method of accounting and has not agreed to and to Company’s Knowledge is not required to make a change in method of accounting in its Tax Returns that would require Company to make any adjustment to its computation of income pursuant to Section 481(a) of the Code (or any predecessor provision) after the Closing Date, there is no application pending with any Taxing Authority requesting permission for any such change in any accounting method of Company and no Governmental Authority has proposed in writing any such change in accounting method.

(l)              Company has withheld (or will timely withhold) from its employees, independent contractors, creditors, shareholders and third parties and timely paid (or will timely pay) to the appropriate Taxing Authority all amounts required to have been withheld or paid over for all periods ending on or before the Closing Date and has complied in all material respects with all Tax information reporting provisions of all applicable Laws.  Company is not, nor has it received any written notice that it is, in violation (or with notice will be in violation) of any applicable Law relating to the payment or withholding of Taxes.

(m)             There is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Company by reason of Section 280G of the Code.

(n)             Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified Section 897(c)(1)(A)(ii) of the Code.

(o)             There are no Liens for Taxes upon the assets or properties of Company, except for Permitted Liens, and neither Company nor Seller has Knowledge of any claim relating to Taxes that, if adversely determined, would result in any Lien on any of the assets or properties of Company.

(p)             Company has not entered into a transaction that would be accounted for after the Closing Date under the installment method of Section 453 of the Code or similar provision of state, local or foreign Law.

(q)             No property owned by Company (i) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.  Company has not entered into any “reportable transaction” within the meaning of Section 6111 of the Code and the accompanying Regulations.

(r)             Company has no outstanding bond or other evidence of indebtedness that is convertible into Company stock or is part of an investment unit.

(s)             Any adjustment of Taxes of Company made by a Taxing Authority, which is required to be reported to another Taxing Authority, has been so reported.

(t)             The unpaid Taxes of Company did not, as of the Statement Date, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the unaudited balance sheet of Company as of the Statement Date and will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company in filing their Tax Returns.  Since the Statement Date, Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(u)             Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period as a result of an open transaction disposition made on or prior to the Closing Date, and Company will not be required to include any amount attributable to periods ending on or before the Closing Date in taxable income in any period after the Closing Date by reason of the receipt before the Closing Date of any prepaid amounts.

(v)             Company has not distributed equity securities of another Person, or has had its equity securities distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

3.18           Insolvency Proceedings.   None of Company, Seller, any of the Company Equity or the Assets is the subject of any pending, rendered or, to the Knowledge of Company or Seller, threatened insolvency proceedings of any character.  Neither Company nor Seller has made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings.  Neither Company nor Seller is insolvent and none will become insolvent as a result of entering into this Agreement.

3.19           Employee Benefit Plans; ERISA.

(a)             Identification and Disclosure of Employee Benefit Plans and Non-ERISA Plans.

(i)           Schedule 3.19(a) lists each Employee Benefit Plan that Company maintains, or to which Company contributes, or to which Company is or may become obligated to contribute.

(ii)          Schedule 3.19(b) lists each Employee Benefit Plan that Seller maintains or to which Seller contributes for the benefit of current or former employees, officers, directors, or independent contractors of Company.

(iii)         Schedule 3.19(c) lists each Non-ERISA Plan that Company maintains, or to which Company contributes, or to which Company is or may become obligated to contribute.

(iv)        Schedule 3.19(d) lists each Non-ERISA Plan that Seller maintains or to which Seller contributes, or to which Seller is or may become obligated to contribute, for the benefit of employees, former employees, directors, or independent contractors of Company.

(v)         Schedule 3.19(e) lists each Employee Benefit Plan and Non-ERISA Plan that is subject to Code Section 409A.

(b)           Plan Document Compliance and Operational Compliance.  With respect to each Employee Benefit Plan required to be identified in Schedules 3.19(a), (b), (c), (d) or (e):

(i)           General compliance.  To the Knowledge of Company and Seller, each Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA and the Code, and all other applicable laws, except where the failure to comply cannot reasonably be expected to have a Material Adverse Effect.

(ii)          Contributions.  All contributions (including all employer contributions and employee salary reduction contributions) that are due have been timely paid to each applicable Employee Benefit Plan in accordance with applicable provisions of ERISA, the Code, Treasury Regulations and rulings, Department of Labor Regulations and rulings, and any other applicable law, or will be paid before the Closing Date, and all employer contribution liabilities accrued between the due date for the most recent contributions and the Closing Date will be paid by Company on the due date of such payment.

(iii)         Qualification for tax-exemption.  Each Employee Benefit Plan that is intended to be qualified has maintained its qualification for tax-exempt status without interruption since its original effective date, and is the subject of a determination or opinion letter from the Internal Revenue Service to the effect that it meets the requirements of Code Sections 401(a) and 501(a), and such determination or opinion letter has remained in effect until the Closing Date.  Each trust that forms a part of each such plan is, and has been since its effective date, exempt from tax under Code Section 501(a).  Each such plan has been administered according to its written terms.  No event or circumstance has occurred since the date of such determination that reasonably would be likely to result in the loss of the qualification of any Employee Benefit Plan.

(iv)        Investment of plan assets.  To the Knowledge of Company or Seller, no action, suit, proceeding, hearing, or investigation is pending with respect to the administration or the investment of the assets of any Employee Benefit Plan, other than routine claims for benefits.

(v)         Fees and expenses.  To the Knowledge of Company or Seller, no action, suit, proceeding, hearing, or investigation is pending with respect to investment fees or administrative expenses charged against the accounts of participants in any Employee Benefit Plan.

(vi)        Governmental Investigation.  Neither Company nor Seller has received any oral or written notice from any Governmental Authority related to any inquiry, investigation or audit of any Employee Benefit Plan or Non-ERISA Plan.

(vii)       Employee complaints or notices.  No employee, dependent, beneficiary or other person has provided to Seller or Company, or to any agent or representative of Seller or Company, any complaint, claim or notice of any kind related to any actual, alleged, or potential violation of COBRA, the Family Medical Leave Act of  1993 (FMLA), HIPAA, the Newborns’ & Mothers’ Health Protection Act of 1996 (NMHPA), the Mental Health Parity Act of 1996 (MHPA), or the Women’s Health & Cancer Rights Act of 1998 (WHCRA).

(viii)       Disputed claims.  No employee, dependent or beneficiary of Company or Seller has disputed the denial of any claim for benefits in a manner that reasonably can be expected to result in litigation or an administrative complaint to the Internal Revenue Service or the Department of Labor.

(c)             Delivery of Documentation for Employee Benefit Plans.  To the extent applicable to Company, Company has delivered or made available to Purchaser correct and complete copies of the following documents related to each Employee Benefit Plan:

(i)           the current plan document, any plan amendments to the current plan document, and any version of the plan document that has been in effect during the past three years;

(ii)          all trust agreements, group annuity contracts, other insurance contracts, and any other funding agreements or arrangements for the holding and management of the plan’s assets, that have been in effect at any time during the past six years;

(iii)         the current summary plan description and any version of the current summary plan description that has been in effect during the past six years, and all summaries of material modifications to each such summary plan description;

(iv)        the most recent determination letter (or opinion letter in the case of a prototype or volume submitter plan) received from the Internal Revenue Service confirming the plan’s compliance with Code Sections 401(a) and 501(a);

(v)         the Form 5500 Annual Return/ Report filed for each of the three most recent plan years for which a filing is due prior to the Closing Date, and each Summary Annual Report for such plan years provided to participants and beneficiaries;

(vi)        results of testing for compliance with all applicable Code provisions pertaining to coverage, non-discrimination, and top-heavy status for each of the three most recent plan years for which reporting is due prior to the Closing Date;

(vii)       documentation of all material actions taken to correct any instances of possible noncompliance with the Code or ERISA under voluntary correction procedures of the Internal Revenue Service or Department of Labor, including self-corrections, within the six years prior to the Closing Date;

(viii)      qualified domestic relations orders served on the plan and all related documentation, and

(ix)         documentation related to any disputed claim for benefits that reasonably can be expected to result in litigation or an administrative complaint to the Internal Revenue Service or the Department of Labor.

(d)             Delivery of Documentation for Employee Welfare Benefit Plans.  To the extent applicable to Company, Company has delivered or made available to Purchaser correct and complete copies of the following documents related to each Employee Welfare Benefit Plan as currently in effect:

(i)           the plan document, or insurance contract that serves as the plan document;

(ii)          any Voluntary Employee Benefits Association trust agreement, insurance contract, or other trust or account for the pre-funding of benefits;

(iii)         the current summary plan description, or Certificate of Coverage that serves as the summary plan description, and all amendments or summaries of material modifications to such summary plan description;

(iv)         the Form 5500 Annual Return/ Report filed for each of the three most recent plan years for which a filing is due prior to the Closing Date, and each Summary Annual Report  for such plan years provided to participants and beneficiaries;

(v)         results of testing for compliance with all applicable Code provisions pertaining to coverage and non-discrimination for each of the three most recent plan years for which reporting is due prior to the Closing Date, including: (A) Code Section 79 for any group-term life insurance plan as in existence during the 2004, 2005 and 2006 plan years; (B) Code Section 105(h) for any self-insured medical plan in existence during the 2004, 2005 and 2006 plan years; (C) Code Section 105(h) for healthcare flexible spending accounts in existence during the 2004, 2005 and 2006 plan years; (D) Code Section 125 for any flexible benefits plan in existence during the 2004, 2005 and 2006 plan years; and (E) Code Section 129 for any dependent care flexible spending accounts in existence during the 2004, 2005 and 2006 plan years;

(vi)        documentation related to any disputed claim for benefits that reasonably can be expected to result in litigation or an administrative complaint to the Internal Revenue Service or the Department of Labor; and

(vii)       documentation of all actions taken to correct any instances of possible noncompliance with the Code or ERISA under voluntary correction procedures of the Internal Revenue Service or Department of Labor, including self-corrections, within the six years prior to the Closing Date.

(e)             Notices.  Since the Seller acquired the Company Equity, Company has timely provided, or has caused its agents representatives, insurers or third party administrators to provide, all notices required by:

(i)           COBRA;

(ii)          the Family Medical Leave Act of 1993; and

(iii)         HIPAA.

(f)             Timely Filing of Forms 5500.  Since the Seller acquired the Company Equity, Company has filed a complete and accurate Form 5500 Annual Return/Report for each and every Employee Benefit Plan for which such filing is required, in accordance with ERISA Section 103 and within the deadline established under ERISA Section 104(a) for each such filing.

(g)             Timely Response to Requests for Documents.  In the last three (3) years, Company has fully complied with all participant and beneficiary requests for Employee Benefit Plan documents and other information that the plan administrator is required to furnish under Title I of ERISA, by hand-delivering or mailing the requested materials to the last known address of the requesting participant or beneficiary, or to his/her legal representative, within 30 days after receipt of such request.

(h)             Change-In-Control or Severance Benefits.  Except as expressly stated in Schedule 3.19(h), the consummation of the transactions contemplated by this Agreement will not:

(i)           entitle any current or former employee, officer, director, or independent contractor of Company to severance pay, unemployment compensation, or any payment contingent upon a change in control or ownership of Company; or

(ii)          accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under any Employee Benefit Plan or Non-ERISA Plan, or increase or enhance the amount or benefits payable or provided under, or trigger any other obligation pursuant to, any Employee Benefit Plan or Non-ERISA Plan.

There is no Employee Benefit Plan, Non-ERISA Plan, or contract of any type that covers any current or former employee of Company or any ERISA Affiliate that, individually or collectively, could give rise to the payment of any amount for which a tax deduction would not be permitted under Code Section 162(m) or Code Section 280G.

(i)             Post-Employment Benefits.  Except as set forth on Schedule 3.19(i), Company has no liability with respect to post retirement or post-employment health, medical, life insurance, or other welfare benefits, for any retired, former or current employee of Company, other than pursuant to the terms of COBRA or any Company policy or practice of continuing benefit coverage through the end of the month in which a termination date occurs.

(j)             Prohibited Transactions.  No Employee Benefit Plan, nor any trust created thereunder, nor any trustee or administrator of any Employee Benefit Plan to the Knowledge of Company and Seller, has engaged in a transaction with such plan, or with a party in interest as defined in ERISA Section 3(14), that constitutes a non-exempt prohibited transaction under ERISA Section 406 of ERISA or Code Section 4975, or that would subject such Employee Benefit Plan, trust, trustee, administrator or party in interest to an excise tax or other penalty  imposed by Title I, Part 5 of ERISA and/or by Code Section 4975.

(k)             Exclusive Benefit Rule.  No non-employees of Company are, or ever have been within the six year period preceding the Closing, eligible for participation in any Employee Benefit Plan or Non-ERISA Plan of Company.

(l)             Status Quo.  There is no pending action, intent, or commitment communicated to Company employees, nor will any such action be taken without the prior written approval of Purchaser, to change any material provision of any Employee Benefit Plan of Company or Non-ERISA Plan of Company, to add any benefits, to issue additional stock or stock options or equity grants, or to change salary, bonus or compensation structure, except in the ordinary course of business consistent with past practice.

(m)            Code Section 409A.  During the last three (3) years, Company has not maintained any Employee Benefit Plan or Non-ERISA Plan that is subject to Code Section 409A and has not granted any directly or indirectly discounted stock option or backdated stock option.

(n)             Minimum Funding Standards.  Neither Company nor any ERISA Affiliate has ever sponsored, maintained or contributed to any Employee Benefit Plan that is or was subject to the minimum funding requirements under Code Section 412 or Title IV of ERISA, including any type of defined benefit pension plan, money purchase pension plan, or multiemployer plan.

(o)             Compliance with HIPA and COBRA.  Company has complied with all applicable requirements of HIPAA and COBRA.

Service Credits.  Each participant in each Employee Benefit Plan will retain his or her service credits earned under each such plan as of the Closing Date.

(p)             Replacement Group Health Plan. On the Closing Date, Seller will have in effect one or more “group health plans,” within the meaning of COBRA and HIPAA, that covers all employees of Seller, Genex and any other entity whose employees participated in the same group health plan as any employee of Company on the day before the Closing Date.  Seller will take all steps necessary to prevent any such employee, and all qualifying beneficiaries of such employee, from having a “qualifying event” that triggers COBRA coverage as a result of the transaction covered by this Agreement.  If any such employee and/or qualifying beneficiary is determined to have had a COBRA qualifying event as a result of such transaction, Seller will be solely responsible for providing COBRA coverage.

3.20           Insurance

(a)             During the last three (3) years, Company has maintained insurance policies that are substantially similar to those carried by entities engaged in a similar business and subject to similar perils or hazards and Company has had no gaps in such coverage.  Schedule 3.20(a) lists all insurance policies (by policy number, insurer, location of property insured, premium amounts, premium payment dates, expiration date,  type (i.e., “claims made” or an “occurrences” policy), amount and scope of coverage) held by Company relating to the Assets and the business, properties and employees of Company, copies of which have been provided to Purchaser.  No premiums are due under any of the insurance policies listed on Schedule 3.20(a) and all of such insurance policies are paid in full.  Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect as of the Closing and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby.  Company is not in default with respect to its obligations under any insurance policy, nor has Company been denied insurance coverage.

Company does not have any self-insurance or co-insurance programs.  In the three (3) year period ending on the date hereof, Company has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the Ordinary Course of Business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy, or requiring or suggesting material alteration of any of Company’s assets, purchase of additional equipment or material modification of any of Company’s methods of doing business.  During the last three (3) years, Company has not made any claim against an insurance policy as to which the insurer is denying coverage.  No insurance carrier has issued to Company a reservation of rights letter with respect to the defense of a claim.  During the last three (3) years, Company has obtained all insurance available under the Defense Base Act, 42 U.S.C. Sections 1651 through 1655, as amended and the Longshore and Harbor Workers' Compensation Act, 33 U.S.C. §§ 901-50, including without limitation for all (1) Company employees working on a military base or reservation outside the United States; (2) Company employees engaged in United States government funded public works business outside the United States; (3) Company employees engaged in public works or military contract with a foreign government which has been deemed necessary to United States national security; (4) Company employees that provide services funded by the United States government outside the realm of regular military issue or channels; and (5) employees of any subcontractors where Company is the prime or letting contractor involved in a contract of the type set forth in (1) through (5) above.  Purchaser shall have the right to assert a claim under the insurance policies listed on Schedule 3.20(a) for occurrences which occurred prior to the Closing but which are not reported until after the Closing and to obtain recoveries under such insurance policies.  Neither current nor historical limits of liability have been exhausted or impaired under any of the insurance policies listed on Schedule 3.20(a).  The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by Company and Seller do not and will not cause, generate or give effect to any retrospective premium adjustment, audit premium adjustment, experience based liability or loss sharing cost adjustment with respect to any of the insurance policies listed Schedule 3.20(a).  Company and Seller and the officers and directors of Company and Seller are, and have been since February 16, 2007, covered by a Directors and Officers Liability Insurance Policy in the amount of $10 million (the “Existing D&O Policy”).

(b)             Schedule 3.20(b) identifies each insurance claim made by Company in the last three (3) years.  To the Knowledge of Company or Seller, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim.

3.21           Environmental Matters.   There are no investigations, inquiries, administrative proceedings, actions, suits, claims, legal proceedings or other proceedings pending or, to the Knowledge of Company or Seller, threatened against any of Company, the Assets, or Seller under or relating to Environmental Laws including those that involve or relate to Environmental Conditions, Environmental Noncompliance or the release, use, disposal or arranging for disposal of any Hazardous Materials on or from any real property constituting or connected with the Leased Premises or any other real property or facility formerly owned, leased or used by Company.  There are no Hazardous Materials that have been released or are being stored or are otherwise present on, under or about any real property constituting or connected with the Leased Premises, and Hazardous Materials have not been released, stored or are otherwise present on, under or about any real property formerly owned, leased or operated by Company.  Each of the Leased Premises, during the period it was leased by Company, has been maintained in, and Company is and has at all prior times otherwise been in, compliance with all applicable Environmental Laws.  Company has not disposed of, or arranged to dispose of, Hazardous Materials in a manner or to a location that could reasonably be expected to result in liability to Company under or relating to Environmental Laws.  Neither Seller nor Company has any environmental audits, reports or other material environmental documents relating to Company’s past or current properties, facilities or operations.  Company has not assumed, contractually or by operation of Law, any liabilities or obligations under any Environmental Laws.  Company is not, as of the date hereof, and has not been at any time since the date of its inception, a Response Action Contractor.

3.22           Real Estate.

(a)             Leased Premises.  Schedule 3.22(a) contains a complete and accurate list of all premises leased by Company for the operation of Company’s business (the “Leased Premises”), and of all leases related thereto (collectively, the “Leases”).  Company has delivered to Purchaser a true and complete copy of each of the Leases, and in the case of any oral Lease, a written summary of the material terms of such Lease.  The Leases (i) are valid, binding and enforceable in accordance with their terms and are in full force and effect; (ii) no event of default has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default thereunder on the part of Company or Seller; and (iii) neither Company nor Seller has Knowledge of the occurrence of any event of default which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default thereunder by any other party.  The current annual rent and term under each Lease are as set forth on Schedule 3.22(a).  Schedule 3.22(a) separately identifies all Leases for which consents or waivers must be obtained on or prior to the Closing Date (or which have been obtained) in order for such Leases to continue in effect according to their terms after the Closing Date.  Company has not waived any rights under any Lease which would be in effect on or after the date of this Agreement.  To the Knowledge of Company and Seller, no event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the other party to any Lease with Company to declare a default or to accelerate, or which does accelerate, the maturity of any indebtedness of Company under any Lease.

(b)             Leased Improvements.  All Leased Improvements are set forth on Schedule 3.22(b).  The Leased Improvements are (i) structurally sound with no known defects; (ii) in good operating condition and repair, subject to ordinary wear and tear; (iii) not in need of maintenance or repair except for ordinary routine maintenance and repair; and (iv) in conformity in all material respects with all applicable Laws relating thereto currently in effect.  All of the Leased Improvements on the Leased Premises are located entirely on such Leased Premises.

(c)             Owned Real Property.  Company owns no real property.

3.23           No Other Agreement To Sell.  Except as set forth on Schedule 3.23 and other than the sale of Assets in the Ordinary Course of Business (which Assets are not material individually or in the aggregate), neither Company nor Seller has any legal obligation, absolute or contingent, to any other Person to sell, encumber or otherwise transfer Company, the Company Equity, the Assets or Company’s business (in whole or in part), or effect any merger, consolidation, combination, share exchange, recapitalization, liquidation, dissolution or other reorganization involving Company, or to enter into any agreement with respect thereto.  Company has provided to Purchaser true and complete copies of all documents related to any matter required to be set forth on Schedule 3.23 including, without limitation, resolutions of directors and shareholders, and certificates of merger, termination or dissolution.

3.24           Transactions with Certain Persons.  Except as set forth on Schedule 3.24, no officer or director of Company and no officer or director of Seller or Markland and no member of any such individual’s immediate family (whether directly or indirectly through an Affiliate of such Person) is presently, or within the past three (3) years has been, a party to any transaction with Company or involving any of the Assets, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of Company); (b) providing for the rental of real or personal property from; or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of Company in the Ordinary Course of Business) any such individual or any corporation, partnership, trust or other entity in which any such individual has an interest as a shareholder, officer, director, trustee or partner.  Other than Contracts listed on Schedule 3.24, (i) Company does not have outstanding any Contract or other arrangement or commitment or obligation with or to Seller, Markland or any Affiliate of Seller or Markland, and (ii) Company does not have outstanding any obligation  under any Contract or other arrangement or commitment or obligation of Seller or Markland or any Affiliate of Seller or Markland.  Except as set forth on Schedule 3.24, the assets of Company do not include any receivable or other obligation from Seller or any director, officer, employee, trustee or beneficiary of Company, Seller or Markland and the liabilities of Company do not include any payable or other obligation or commitment to any such Person.  Schedule 3.24 identifies, with an “*”, all Contracts, arrangements or commitments set forth on Schedule 3.24 that cannot be terminated upon thirty (30) days notice by Company.

3.25           Disclosure.  No representations or warranties by Company or Seller in this Agreement (including the Disclosure Schedules), the Transaction Documents or in any exhibit, certificate or schedule which is furnished or to be furnished by Company pursuant to Section 8 in connection with the Closing of the transactions herein contemplated, (i) contains or will contain any untrue statement of a material fact, or (ii) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Disclosure Schedules and the other Transaction Documents, any fact necessary to make the statements or facts contained therein not misleading.  There is no fact which Company and Seller have not disclosed to Purchaser, which, to the Knowledge of Company or Seller, could reasonably be expected to have or cause a Material Adverse Effect.  Company’s budget for its fiscal year ending on June 30, 2008, which has previously been provided to Purchaser, contains projections and forecasts which were prepared in good faith by Company management and are based on reasonable assumptions.

3.26           Affiliates.   Except for Seller and as set forth on Schedule 3.26, Company does not have any Affiliates.  Schedule 3.26 sets forth the names, addresses, officers, directors and equity holders holding more than 5% of any such Affiliates and a description of any such Affiliate’s relationship with Company.  Company does not own any capital stock or other equity securities of or any debt interest in any Person and does not have any other type of ownership interest in any Person.

3.27           Employees and Contractors.

(a)             Employees.  Schedule 3.27(a) sets forth a complete and accurate list of all employees of Company as of the date hereof and as of the Closing Date (i) showing for each as of that date the employee’s name, job title or description, salary level (including any bonus or deferred compensation arrangements other than any such arrangements under which payments are at the discretion of Company) and (ii) also showing any bonus, commission or other remuneration other than salary paid during Company’s fiscal year ending June 30, 2007.  Attached to Schedule 3.12(j) are copies of each standard form of employee restrictive covenants agreement used by Company.  Except as set forth on Schedule 3.12(j), each employee of Company has entered into one of Company’s standard form of employee restrictive covenants agreements.  Schedule 3.12(j) identifies each employee of Company and the type of Company’s standard form of employee restrictive covenants agreement he has entered into.  Each such employee restrictive covenants agreement is enforceable in accordance with its terms except to the extent limited by general principals of equity and the effect of applicable judicial decisions which have held that certain provisions are unenforceable when enforcement would violate implied covenants of good faith and fair dealing or would be commercially unreasonable.  Copies of all of Company’s standard form of employee restrictive covenants agreements which have been executed by an employee have been previously delivered to Purchaser.  Except as set forth on Schedule 3.27(a), none of the employees set forth on Schedule 3.27(a) is a party to a written employment agreement or contract with Company and each is employed “at will.”

(b)             Contractors.  Schedule 3.27(b) contains a list of all independent contractors (including consultants but excluding subcontractors) currently engaged by Company, along with the position, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person.  Except as set forth on Schedule 3.27(b), none of such independent contractors is a party to a written agreement or contract with Company.  Each such independent contractor has entered into agreements containing customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights, copies of which have been previously delivered to Purchaser.  For the purposes of applicable Law, including the Code, all independent contractors who are, or within the last three (3) years have been, engaged by Company are bona fide independent contractors and not employees of Company.  Each independent contractor is terminable on fewer than thirty (30) days notice, without any obligation to pay severance or a termination fee.  Company has never employed any individual as an independent contractor, who was a common-law employee under Revenue Ruling 81-41 or any other Internal Revenue Service guidelines, for purposes of payroll withholding or eligibility to participate in any Employee Benefit Plan.

(c)             Immigration Status.

(i)           To the Knowledge of Company and Seller, Company has never employed any individual who was not legally authorized to work in the United States.

(ii)          Company has verified the identity and the employment eligibility of each and every newly-hired employee by having him/her complete and personally sign and date Section 1 of Form I-9 Employment Eligibility Verification form, in full compliance with the Instructions and Lists of Acceptable Documents for the form, no later than the first day of employment.

(iii)         Company has completed, signed and dated Section 2 of Form I-9 in full compliance with the Instructions and Lists of Acceptable Documents for the Form, no later than three (3) business days after the first day of employment.

(iv)         Company has not specified any given documents on the Form I-9 List of Acceptable Documents that it will or will not accept, but rather has accepted any apparently genuine listed document(s) according to the Form I-9 Instructions.

(v)          Company has required each employee who completed a Form I-9 to present original verification documents, has not accepted photocopies of any such document, and has examined each document to confirm its apparent authenticity.

(vi)         Company has retained each completed Form I-9 for a period of three (3) years after the employee’s date of hire or one (1) year after the date employment ended, whichever is later.

(vii)        Company has made the Instructions and Lists of Acceptable Documents available to each employee while he/she completed Form I-9.

(viii)       Company has obtained the personal signature of each employee on his/her Form I-9.

(ix)          Company has not discriminated in the recruiting, hiring or discharging of any work-eligible individual because of his/her national origin or citizenship status, as prohibited by the Immigration and Nationality Act.

(x)           Company has given preference in recruitment and hiring to a U.S. citizen over an alien with work authorization only when the U.S. citizen was equally or better qualified.

(xi)          Company has required U.S. citizenship as a condition of employment only when citizenship was required by government contract, or by federal, state, or local law.

(xii)         A representative of Company has properly completed, dated and signed Section 3 of Form I-9 to update and/or re-verify the employment eligibility of each employee on or before any expiration date recorded in Section 1 of the form.

(xiii)        Company has obtained copies of the Department of Homeland Security Handbook for Employers (Form M-274) and has provided a copy to all personnel who are involved in recruiting and hiring employees.

(d)             Verification of Social Security Numbers.

(i)           Company has  used the Social Security Administration Number Verification Service to verify the social security number of each employee after (and not before) he/she was offered a job, and only for the purpose of tax reporting.

(ii)          Company has procedures in place to resolve any mismatch notice that it receives from the Social Security Administration, and has not taken adverse action against any employee solely on the basis of a mismatched social security number.

(iii)         Company has  terminated any employee who intentionally gave a false social security number, after confirming that he/she knew the given number was not his/hers.

(iv)         Company has used the Social Security Administration Number Verification Service, or authorized the use of the Social Security Administration Number Verification Service, for all employees in its data base as opposed to selected employees.

(v)          Company has obtained and provided to all it employees who are authorized to use the Social Security Administration Number Verification Service a copy of the Social Security Administration Number Verification Service Handbook.

(vi)         Company has informed all it employees who are authorized to use the Social Security Administration Number Verification Service that any knowing and willful use of the Social Security Administration Number Verification Service to request or obtain information from the Social Security Administration under false pretenses is a violation of federal law that may be punished by fine and/or imprisonment.

(vii)        Company has not used the Department of Homeland Security’s Basic Pilot Program to verify eligibility of any employee.

(e)             Government Contractors.

(i)           Except as set forth on Schedule 3.27(e)(i), Company has required each contractor that has acted as its subcontractor to comply with all requirements of the Immigration and Nationality Act, as amended, including the Immigration Reform and Control Act of 1986, as amended.

(ii)          Except as set forth on Schedule 3.27(e)(ii), Company has required each contractor that has acted as its subcontractor to retain appropriate documentation and verification that it has complied with all requirements of the Immigration and Nationality Act, as amended, including the Immigration Reform and Control Act of 1986, as amended.

(iii)         To the Knowledge of Company and Seller, Company has not contracted with any contractor that knowingly employed an undocumented worker.

(iv)         To the Knowledge of Company and Seller, Company has not contracted with any contractor that has violated Executive Order 12989, Federal Procurement and Non-Procurement Programs.

(v)          To the Knowledge of Company and Seller, Company has not contracted with any contractor that has been subjected to any debarment, suspension, proposed debarment or other governmental exclusion under any Executive Order or federal statute, rule, or regulation.

(f)             Federal Contract Compliance Programs Requirements.

(i)           Except as set forth on Schedule 3.27(f)(i), Company has designed, drafted, implemented and maintained each affirmative action program that the Office of Federal Contract Compliance Programs has required.

(ii)          During the last three (3) years, the Office of Federal Contract Compliance Programs has not conducted an onsite review and found any of Company’s affirmative action programs to be insufficient.

(iii)         Company has complied with the record retention requirements of the Office of Federal Contract Compliance Programs by maintaining records to provide a basis for statistical analysis of its compliance with laws requiring equal employment opportunity regardless of race, religion, sex, national origin, disability or protected veteran status, i.e., compliance with (A) Section 503 of the Rehabilitation Act of 1973, as amended; (B) Executive Order 11246; and (C) the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, as amended.

(iv)         Company has complied with the regulations of the Office of Federal Contract Compliance Programs on recordkeeping requirements for Internet Applicants (as that term is defined in such regulations).

(v)          Company has implemented and maintained a program to properly train all employees involved in the recruitment, application, hiring, promotion and termination processes, to ensure compliance with all applicable requirements of the Office of Federal Contract Compliance Programs in all material respects.

(g)             Poster Requirements.  Company has complied in all material respects with the workplace poster requirements of all agencies within the U. S. Department of Labor, including the Occupational Safety and Health Administration, Employment Standards Administration, and the Office of Federal Contract Compliance Programs.

3.28           Organizational Conflicts of Interest.  To the Knowledge of Company and Seller, in the past three (3) years Company has not had access to non-public information nor provided systems engineering, technical direction, consultation, technical evaluation, source selection services or services of any type, nor prepared specifications or statements of work, nor engaged in any other conduct that would create in any current Governmental Authority procurement an Organizational Conflict of Interest, as defined in Federal Acquisition Regulation 9.501, with Company.  Schedule 3.28 lists all conflict of interest provisions to which Company is bound.

3.29           Government Audits.   Except as set forth on Schedule 3.29, and except for contract audits of a routine nature, which routine audits would not be reasonably expected to have a Material Adverse Effect on Company, or audits related to Taxes that are otherwise described in the Disclosure Schedules, during the last six (6) years, neither Company nor Seller has received any official notice that it is or was being specifically audited or investigated by any Governmental Authority, nor, to the Knowledge of Company or Seller, has such audit or investigation been threatened.

3.30           Labor Relations.   Company is not a party to any collective bargaining agreement or other contract or agreement with any group of employees, labor organization or other representative of any of the employees of Company, and neither Company nor Seller has any Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees.  There has not occurred or, to the Knowledge of Company or Seller, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees.  Schedule 3.30 sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, between Company and Persons employed by or providing services to Company.  Except in connection with the transactions contemplated by this Agreement, to the Knowledge of Company or Seller, no officer or employee of Company has any current plan to terminate his or her employment with Company.

3.31           Brokers.  Except as set forth on Schedule 3.31, no broker, finder or investment banker or other Person is directly or indirectly entitled to any brokerage, finder’s or other contingent fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company or Seller.

3.32           Government Contracts.

(a)           (1)  Schedule 3.32(a)(i) lists all Government Contracts (except for task orders and blanket purchasing agreements pursuant to Government Contracts), and with respect to each such listed Government Contract, Schedule 3.32(a)(i) accurately lists:  (A) the contract name; (B) the award date; (C) the customer; (D) the contract end date; and (E) as applicable, whether the current Government Contract is premised on Company’s small business status (including the basis on which Company qualified as a small business), small disadvantaged business status, protégé status, or other preferential status.

(ii)            Schedule 3.32(a)(ii) lists Company’s current project charge codes, and with respect to each such charge code, Schedule 3.32(a)(ii) accurately lists:  (A) the customer; (B) the customer’s contract number corresponding to the charge code; (C) the customer’s order number; (D) Company’s internal project charge code number; (E) the corresponding project name; (F) the end date; (G) inception to July 31, 2007 funding; and (H) inception to July 31, 2007 revenue.  Schedule 3.32(a)(ii) also indicates the basis for billing with respect to the charge codes that represent fixed price task orders.

(iii)           Schedule 3.32(a)(iii) lists all Government Bids, including task order bids under current Government Contracts submitted by Company and for which no award has been made, and with respect to each such Government Bid, Schedule 3.32(a)(iii) accurately lists: (A) the customer agency and title; (B) the request for proposal number or, if such Government Bid is for a task order under a prime contract, the applicable prime contract number, (C) the date of proposal submission; (D) the expected award date, if known; (E) the estimated period of performance; (F) the estimated value based on the proposal, if any; and (G) except for Government Bids for task orders, whether such Government Bid is premised on Company’s small business status, small disadvantaged business status, protégé status, or other preferential status.  Company and Seller have delivered to Purchaser true and complete copies of all Government Contracts (except for task orders pursuant to such Government Contracts) and of all Government Bids and provided access to Purchaser to true and correct copies of all material documentation related thereto requested by Purchaser.

(iv)           Schedule 3.32(a)(iv) lists all task orders related to products or services that have not been completed by Company, and in each instance references the Government Contract to which each such task order relates.

(b)             Except as set forth on Schedule 3.32(b), (i) Company has not received written notification of cost, schedule, technical, quality or other default or dispute problems (or any other adverse contract formation or administration issue, including defaults or disputes) that could reasonably result in claims against Company (or successors in interest) by a Governmental Authority, a prime contractor or a higher-tier subcontractor; (ii) there are no Government Contracts pursuant to which Company is, to the Knowledge of Company or Seller, reasonably likely in the near future to experience cost, schedule, technical, quality or other default or dispute problems (or any other adverse contract formation or administration issue, including defaults or disputes) that could reasonably result in claims against Company  (or successors in interest) by a Governmental Authority, a prime contractor or a higher-tier subcontractor; (iii) to the Knowledge of Company and Seller, all of the Government Contracts were legally awarded, are binding on the parties thereto, and are in full force and effect; (iv) the Government Contracts are not currently the subject of bid or award protest proceedings, and, to the Knowledge of Company and Seller, no such Government Contracts are reasonably likely to become the subject of bid or award protest proceedings; and (v) no Person has notified Company that any Governmental Authority intends to seek Company’s agreement to lower rates under any of the Government Contracts or Government Bids, including any task order under any Government Bids.

(c)             Except as set forth on Schedule 3.32(c): (i) Company has fully complied with all material terms and conditions of each Government Contract and Government Bid to which it is a party; (ii) Company has complied, in all material respects, with all statutory and regulatory requirements, including the Service Contract Act, the Contract Disputes Act, the Procurement Integrity Act, the Federal Procurement and Administrative Services Act, the Federal Acquisition Regulations (“FAR”) and related cost principles and the Cost Accounting Standards, where and as applicable to each of the Government Contracts and Government Bids, (iii) the representations, certifications, and warranties made by Company with respect to the Government Contracts or Government Bids were accurate in all material respects as of their effective date, and Company has fully complied with all such certifications in all material respects; (iv) no termination for default, cure notice or show cause notice has been issued and remains unresolved with respect to any Government Contract or Government Bid, and, to the Knowledge of Company and Seller, no event, condition or omission has occurred or exists that would constitute grounds for such action; (v) no past performance evaluation received by Company with respect to any such Government Contract has set forth a default or other material failure to perform thereunder or termination or default thereof; and (vi) to the Knowledge of Company and Seller, no money due to Company pertaining to any Government Contract or Government Bid has been withheld or set-off, or is reasonably likely to be withheld or set-off.

(d)             Except as set forth in Schedule 3.32(d), no Governmental Authority, prime contractor or higher-tier subcontractor under a Government Contract or any other Person has notified Company of any actual or, to the Knowledge of Company or Seller, alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification that could reasonably be expected to materially affect payments under Government Contracts or adversely affect the award of Government Contracts (whether pursuant to a Government Bid or otherwise) to Company in the future.

(e)             Company has not taken any action and is not a party to any litigation that could reasonably be expected to give rise to (i) liability under the False Claims Act or any other Law barring fraud in procurement, (ii) a claim for price adjustment under the Truth in Negotiations Act, or (iii) any other request for a reduction in the price of any Government Contract, including claims based on actual or alleged defective pricing.  There exists no basis for a claim of any material liability of Company by any Governmental Authority as a result of defective cost and pricing data submitted to any Governmental Authority.  Company is not participating in any pending claim and, to the Knowledge of Company and Seller, has no interest in any potential claim under the Contract Disputes Act (or otherwise) against the United States Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid.

(f)             Except as set forth on Schedule 3.32(f), (i) Company has not received any show cause, cure, default or similar notice relating to any Government Contracts; (ii) no Government Contract has been terminated for default in the past three (3) years; and (iii) Company has not received any notice during the past three (3) years terminating any Government Contract for convenience or indicating an intent to terminate any Government Contract for convenience.

(g)             Except as set forth on Schedule 3.32(g), in the last six (6) years, Company has not received any notice of any outstanding claims or contract disputes to which Company is a party (i) relating to the Government Contracts or Government Bids and involving either a Governmental Authority, any prime contractor, any higher-tier subcontractor, vendor or any third party; or (ii) relating to the Government Contracts under the Contract Disputes Act or any other federal statute.

(h)             Neither Company nor Seller has ever been and is not now, suspended, debarred or proposed for suspension or debarment under the FAR or under any analogous Laws of any Governmental Authority.  No suspension or debarment actions with respect to Government Contracts have been commenced or, to the Knowledge of Company or Seller, threatened against Company or any of its officers or employees.  To the Knowledge of Company and Seller, there is no valid basis for Company’s or Seller’s suspension or debarment from bidding on contracts or subcontracts for or with any Governmental Authority.

(i)             No negative determination of responsibility has been issued against Company during the past three (3) years with respect to any quotation, bid or proposal for a Government Contract.

(j)             Except as set forth on Schedule 3.32(j), in the last six (6) years, (i) Company has not undergone and is not undergoing any audit, inspection, survey or examination of records by any Governmental Authority including the General Accounting Office, the DCAA, any state or federal agency Inspector General, the contracting officer with respect to any Government Contract or the Department of Justice (including any United States Attorney) relating to any Government Contract, (ii) Company has not received notice of and Company has not undergone any investigation or review relating to any Government Contract, and (iii) to the Knowledge of Company and Seller, no such audit, review, inspection, investigation, survey or examination of records is threatened.  Company has not received any notice that any audit, review, inspection, investigation, survey or examination of records described in Schedule 3.32(j), has revealed any fact, occurrence or practice which could reasonably be expected to have a Material Adverse Effect on Company.

(k)             During the last three (3) years, Company has not made any voluntary disclosure in writing to any Governmental Authority with respect to any material alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid.

(l)             Company has not received any notice that any, and to the Knowledge of Company and Seller, none of Seller or Company’s directors, officers, employees, consultants, agents or representatives is (or during the last three (3) years has been) under administrative, civil or criminal investigation or indictment by any Governmental Authority with respect to the conduct of the business of Company.  Company has not received notice of any and there is no pending investigation of Seller or Company director, officer, employee, consultant, agent or representative, nor within the last three (3) years has there been any audit or investigation of any of the foregoing relating to the business of Company resulting in a material adverse finding with respect to any material alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid.

(m)             All indirect and general and administrative (G&A) expense rates are being billed consistent with Defense Contract Audit Agency-approved rates or provisional rates.

(n)             To the Knowledge of Company and Seller, Company is in compliance with all applicable national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995), and any supplements, amendments or revised editions thereof.

(o)             Except as set forth on Schedule 3.32(o), to Knowledge of Company and Seller, there are no events or omissions that would reasonably be expected to result in (i) a material claim against Company by a Governmental Authority or any prime contractor, subcontractor, vendor, or other third party arising under or relating to any Government Contract or Government Bid, or (ii) a material dispute between Company and a Governmental Authority or any prime contractor, subcontractor, vendor, or other third party arising under or relating to any Government Contract or Government Bid.

(p)             Company has undertaken no internal audit of any events or omissions that, at the time of the audit, Company or Seller reasonably expected to have a Material Adverse Effect on performance of a Government Contract or Government Bid or a Material Adverse Effect on Company as a whole.  To the Knowledge of Company and Seller, (i) all Government Bids listed on Schedule 3.32(a)(iii) were submitted in the Ordinary Course of Business of Company, (ii) all Government Bids listed on Schedule 3.32(a)(iii) were based on assumptions believed by the management of Company to be reasonable, and (iii) Company and Seller reasonably believe all Government Bids listed on Schedule 3.32(a)(iii) are capable of performance by Company in accordance with the terms and conditions of such Government Bid without a loss (calculated in accordance with GAAP).

(q)             Except as set forth on Schedule 3.32(q), to the Knowledge of Company and Seller, no Government Contract has incurred or currently projects cost overruns in an amount exceeding $25,000.  No Government Contract has incurred or currently projects losses.  No payment has been made by Company or, to the Knowledge of Company or Seller, by a Person acting on Company’s behalf, to any Person (other than to any bona fide employee or agent of Company, as defined in subpart 3.4 of the FAR) which is or was improperly contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement Law or regulation or any other Laws.  Company is not subject to any “forward pricing” agreements.

(r)             Except as set forth on Schedule 3.32(r), Company has not assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, any Government Contracts, or any account receivable relating thereto, whether a security interest or otherwise.

(s)             Except as set forth on Schedule 3.32(s), Company has reached agreement with the cognizant government audit agency approving and “closing” all indirect costs charged to Government Contracts for Company’s fiscal years ending on or prior to June 30, 2005, and those years are closed.

(t)             As of the date hereof, except as set forth on Schedule 3.32(t), no personal property, equipment or fixtures with a value greater than $1,000 were loaned or bailed to Company by or on behalf of the United States Government, other than personal property, equipment or fixtures used by Company while working on government sites.

(u)             There are (i) no written claims, or, to the Knowledge of Company or Seller, claims threatened in writing, existing against Company with respect to warranties or guarantees contained in Government Contracts on products or services provided by Company; (ii) no such claims of a material nature have been made against Company in the past three (3) years; (iii) to the Knowledge of Company and Seller, no amendment has been made to any warranty or guarantee contained in any Government Contract that would reasonably be expected to result in a Material Adverse Effect on Company; and (iv) to the Knowledge of Company and Seller, Company has not taken any action which would reasonably be expected to give any Person a right to make a claim under any warranty or guarantee contained in any Government Contract.

(v)             Except to the extent prohibited by applicable Law, Schedule 3.32(v) sets forth all facility security clearances held by Company.

(w)             Neither Company nor Seller nor any director, officer, agent, subcontractor or employee of Company or Seller (nor, to the Knowledge of Company or Seller, any Person acting for or on behalf of the any of the foregoing), has (i) used any funds for unlawful contributions, gifts, gratuities, entertainment or other unlawful expenses related to political activity, (ii) made any payment or offered, promised or authorized the payment of anything of value to any government official or employee or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of the government to obtain or retain business or direct business to any person, (iii) made any other unlawful payment, (iv) violated any applicable export control, money laundering or anti-terrorism Law, nor have any of them otherwise taken any action which would cause Company or Seller to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect, or (v) established or maintained any fund or asset that has not been recorded in the books and records of Company or Seller, as applicable.  No officer, director or employee of Company or Seller, or, to the Knowledge of Company or Seller, any subcontractor, agent or consultant of Company or Seller is an official or employee of any Governmental Entity.

(x)             Company’s Direct Contract Costs and Indirect Costs for the period of time beginning on the first day of Company’s fiscal year beginning June 30, 2006 and ending on the Closing Date are fully allowable and are not subject to any government disallowance of any kind, including pursuant to any existing or future Defense Contract Audit Agency incurred cost audit of Company, except for not allowable costs that are accrued by Company that are separately identified and excluded from Indirect Costs.

3.33           Defense Articles, Defense Services and Technical Data.  Company is in compliance with all United States import and export Laws and regulations in all material respects (including without limitation those Laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599).  Except as set forth on Schedule 3.33, Company has not, within the last three (3) years, violated any United States import or export Laws, or been the subject of an investigation or inquiry or subject to civil or criminal penalties imposed by a Governmental Authority or made a voluntary disclosure with respect to violations of such Laws.  Except as set forth on Schedule 3.33, Company has not manufactured “defense articles,” exported “defense articles” or furnished “defense services” or “technical data” to foreign nationals in the United States or abroad, as those terms are defined in 22 Code of Federal Regulations Sections 120.6, 120.9 and 120.10, respectively.

3.34           Bank Accounts.  Schedule 3.34 lists the names and locations of all banks and other financial institutions with which Company maintains an account (or at which an account is maintained to which Company has access as to which deposits are made on behalf of Company), in each case listing the type of account, the account number therefor, and the names of all Persons authorized to draw thereupon or have access thereto and lists the locations of all safe deposit boxes used by Company.

3.35           Suppliers and Customers; Products.

(a)             Schedule 3.35 lists, by dollar volume paid for the thirteen (13) months ended on July 31, 2007, the ten (10) largest suppliers of goods or services and the ten (10) largest customers of Company.  The relationships of Company with such suppliers and customers are good commercial working relationships and (i) no Person listed on Schedule 3.35 within the last twelve (12) months (ending on the date hereof and ending on the Closing Date) has to the Knowledge of Company or Seller threatened to cancel or otherwise terminate, or intends to cancel or otherwise terminate, any relationships of such Person with Company, (ii) no such Person has during the last twelve (12) months (ending on the date hereof and ending on the Closing Date) decreased materially or to the Knowledge of Company or Seller threatened to decrease or limit materially, or intends to modify materially its relationships with Company or intends to decrease or limit materially its services or supplies to Company or its usage or purchase of the services or products of Company and (iii) to the Knowledge of Company and Seller, the acquisition by Purchaser of the Company Equity and the consummation of the transactions contemplated in this Agreement and the other Transaction Documents will not affect the relationship of Company with any supplier or customer listed on Schedule 3.35.

(b)             Each product that has been sold, licensed or distributed by Company to any Person: (i) conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Laws; and (ii) was free of any design defects, construction defects or other defects or deficiencies at the time of sale.  All repair services and other services that have been performed by Company were performed properly and in compliance in all material respects with all applicable Laws.  Company will not incur or otherwise become subject to any material Losses arising directly or indirectly from any product manufactured or sold, or any repair services or other services performed by, Company on or at any time prior to the Closing Date.  No product manufactured or sold by Company has been the subject of any recall or other similar action; and to Company’s Knowledge, no event has occurred and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall or other similar action relating to any such product.  Company has in place and has at all times had in place, an adequate and appropriate quality control system that is at least as comprehensive and effective as the quality control systems customarily maintained by comparable entities.

3.36           Events Subsequent to Most Recent Fiscal Year End.  Except as set forth on Schedule 3.36, since April 30, 2007, there has not been any change in the business, financial condition, operations, results of operations, assets, customer, supplier or employee relations or future prospects of Company (other than changes in general economic conditions) which has had, or is reasonably likely to have, a Material Adverse Effect on Company or its business as presently conducted.  Without limiting the generality of the foregoing, except as disclosed on Schedule 3.36, since that date:

(a)            Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, that are material, either individually or in the aggregate, to Company’s business, other than in its Ordinary Course of Business;

(b)            Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) other than in the Ordinary Course of Business;

(c)            no party (including Company) has accelerated, terminated, made material modifications to, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which Company is a party or by which it is bound nor, to the Knowledge of Company or Seller, threatened any of the foregoing actions;

(d)            except for the Permitted Liens, Company has not caused or permitted any Lien to be imposed upon any of its assets, tangible or intangible, that are material, either individually or in the aggregate, to Company’s business;

(e)             Company has not made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

(f)             Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

(g)            Company has not outside the Ordinary Course of Business issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

(h)            Company has not incurred, created or otherwise become liable for any indebtedness and has not delayed or postponed the payment of accounts payable and other liabilities outside the Ordinary Course of Business;

(i)             Company has not amended, cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business and has not accelerated collection of accounts receivable or delayed payment of accounts payable;

(j)             Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property that is material, either individually or in the aggregate, to Company’s business;

(k)            there has been no change made or authorized in Company’s Articles of Incorporation;

(l)             Company has not issued, sold, exchanged, or otherwise disposed of any of its equity securities, or granted any Options;

(m)           except as disclosed in the Financial Statements, Company has not declared, set aside, or paid any dividend or made any distribution with respect to its equity securities (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its equity securities;

(n)            Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to property that is material, either individually or in the aggregate, to Company’s business;

(o)            Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees other than in the Ordinary Course of Business;

(p)            Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(q)            Company has not granted any increase in the compensation of any of its directors, officers or employees except annual salary increases in the Ordinary Course of Business;

(r)             Company has not adopted, amended, modified, or terminated, in any material respect, any bonus, profit sharing, incentive, severance, employee benefit or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Benefit Plan);

(s)            Company has not entered into or modified any retention, severance or incentive agreement related to the transactions contemplated by this Agreement;

(t)             Company has not made any other change in employment terms, compensation or benefits for any of its directors, officers and employees;

(u)            Company has not changed any method or principle of accounting except to the extent required by GAAP or as advised by Company’s independent accountant;

(v)            Company has not made any material Tax election, or settled any material Tax liability, other than payments of Tax liabilities in the Ordinary Course of Business; and

(w)           Company has not committed to or agreed to undertake any of the foregoing.

3.37           Backlog.  Company has calculated its backlog as of July 31, 2007 in good faith and consistent with prior accounting periods (and its related backlog report is attached to Schedule 3.37).  As of the date hereof, neither Company nor Seller has any Knowledge of any facts or circumstances with respect to such backlog, including any notice of any program cancellation or change in program schedule, contract reduction, modification or early termination, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.38           SCI Documents and Equipment.  During the last three (3) years, Company has completed an inventory of all SCI Documents and Equipment and Classified Documents and Equipment and has properly stored, protected and accounted for all SCI Documents and Equipment and Classified Documents and Equipment in accordance with Director of Central Intelligence Directive 6/9, Physical Security Standards for Sensitive Compartmented Information Facilities Manual (effective November 18, 2002) and applicable Laws.

4.           REPRESENTATIONS AND WARRANTIES OF PURCHASER.  Purchaser represents and warrants to Company and Seller, the following matters, current as of the date of this Agreement and as of the Closing Date:

4.1           Organization.  Purchaser is a limited liability company duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and is qualified or registered to do business in each jurisdiction in which the nature of its business or operations would require such qualification or registration, except where the failure to be so qualified or registered would not cause a material adverse effect on the business of Purchaser.

4.2           Necessary Authority.   Purchaser has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  This Agreement and the other Transaction Documents to which Purchaser is a party have been duly authorized, executed and delivered by Purchaser and constitute the legal, valid, and binding obligations of Purchaser enforceable against each in accordance with its terms and conditions, subject only to applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.  The individual(s) executing this Agreement and any Transaction Document to which Purchaser is a party, on behalf of Purchaser have the full right, power and authority to execute and deliver this Agreement and any Transaction Document to which Purchaser is a party, and upon execution, no further action will be needed to make this Agreement and any Transaction Document to which Purchaser is a party valid and binding upon, and enforceable against, Purchaser.

4.3           No Conflicts.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by Purchaser and the consummation of the transactions contemplated herein or therein do not and will not (a) violate the Certificate of Formation, operating agreement or other organizational or constitutional documents of Purchaser, (b) require Purchaser to obtain the consent or approvals of, or make any filing with, any person or public authority, except for consents and approval already obtained and notices or filings already made, (c) violate any Law, or (d) constitute or result in the breach of any provision of, or constitute a default under, any agreement, indenture or other instrument to which Purchaser is a party or by which it or its assets may be bound, except where such violation, breach or default would not cause a material adverse effect on the business of Purchaser.

4.4           Brokers.  No broker, finder or investment banker or other person is directly or indirectly entitled to any brokerage, finder’s or other fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

4.5           Litigation; Compliance with Law.   There is no litigation, proceeding (arbitral or otherwise), claim, action, suit, judgment, decree, settlement, rule, order or investigation of any nature, pending, rendered or, to Purchaser’s Knowledge, threatened, against Purchaser that reasonably could be expected to adversely affect Purchaser’s ability to consummate the transactions contemplated by this Agreement.

4.6           Investment Intent.  Purchaser is acquiring the Company Equity for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended, and the rules and regulations issued pursuant thereto.  Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company Equity and to understand the risks of and other considerations relating to its purchase of the Company Equity.

4.7           Insolvency.  Purchaser is not the subject of any pending, rendered or threatened in writing, or to the Knowledge of Purchaser, otherwise threatened, insolvency proceedings of any character.  Purchaser has not made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings.  Purchaser is not insolvent or will become insolvent as a result of entering into this Agreement or the Transaction Documents to which Purchaser is a party and consummating the transactions contemplated hereunder and thereunder.

4.8           Financing.   Purchaser has sufficient cash, available lines of credit or other sources of available or committed funds to enable it to make the payments set forth in Section 2.2(c).  As of the Closing Date, Purchaser will have sufficient cash, available lines of credit or other sources of available or committed funds to enable it to pay the Contingent Purchase Price.

4.9           Government Contractor Eligibility.  Purchaser and its officers, directors, employees and direct and indirect owners hold such security clearances as are required so that after the Closing, Company could continue to perform Government Contracts and Government Bids requiring such clearances.  To Purchaser’s knowledge, there are no facts or circumstances that could reasonably expected to result in the suspension or termination of such clearances, or that could render Company ineligible for a security clearance in the future.  Purchaser has implemented all material security measures required by the Department of Defense National Industrial Security Program.  Purchaser has taken all steps necessary with respect to Purchaser that the Government has advised are necessary in order to ensure continuation of Company’s facility security clearance after the Closing.  There are no facts or circumstances with respect to Purchaser and, to Purchaser’s Knowledge, there are no facts or circumstances with respect to any Affiliate of Purchaser, that, as of the time immediately after the Closing, would cause Purchaser or Company not to be able to continue to perform Government Contracts and Government Bids.

4.10           SBIC Eligibility.  Based on Laws (and interpretations and applications thereof) and other requirements in effect on the date of this Agreement, (a) there are no facts or circumstances with respect to Purchaser which could reasonably be expected to render Purchaser ineligible for a SBIC License and (b) Purchaser or an Affiliate of Purchaser has the necessary capital to meet the requirements under Laws for Purchaser to obtain a SBIC License.  Purchaser has retained counsel to assist with its application for a SBIC License.

5.           COVENANTS OF SELLER, COMPANY AND PURCHASER.  Between the date of this Agreement and the Closing Date (except for the covenants set forth in the first sentence of Section 5.8 and the last sentence of Section 5.16(d), which shall also apply following the Closing Date, and except for the covenants set forth in the second sentence of Section 5.8, which shall only apply following the Closing Date in accordance with their terms):

5.1           Affirmative Covenants of Company and Seller.

(a)             Company and Seller hereby covenant and agree that, from the date hereof through and including the Closing Date, unless otherwise expressly contemplated by this Agreement or consented to in writing by Purchaser, Company shall and Seller shall take all actions within their control to cause Company to:  (i) operate its business in the Ordinary Course of Business; (ii) except in the Ordinary Course of Business, preserve intact its business organization, maintain its rights and ongoing operations, retain the services of and maintain and preserve its relationship with its officers and employees, and maintain and preserve its relationship with its customers, suppliers and others having business relationships with it; (iii) use its commercially reasonable efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and use its commercially reasonable efforts to maintain and protect all assets of Company; (iv) use its commercially reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained; (v) operate its business in all material respects in compliance with all applicable Laws; (vi) pay all expenses and liabilities in the Ordinary Course of Business, and (vii) pay in a timely fashion, or accrue for, all Taxes or other public charges levied against it, or against Company’s business or the Assets.

(b)             Without limiting the foregoing, from the date hereof through and including the Closing Date, Seller shall cause Company to operate its business in a commercially reasonable manner.  For purposes hereof, Company shall be operating in a “commercially reasonable manner” if: (i) Company applies adequate and appropriate resources to win the follow-on of the NVESD Contract commensurate with previous efforts by Company to win award of such contract and (ii) except in the case of Mackin’s death, disability, resignation or termination for cause, Mackin shall remain as president of Company and, so long as Mackin is president of Company, Mackin will be primarily responsible for Company’s efforts in regard to the re-compete/re-award of the NVESD Contract, including preparation of Company’s proposal for the re-award of the NVESD Contract (which proposal shall be prepared in accordance with the past practice of Company and which, if successful, would not, or could not be reasonably be expected to, change the financial prospects or performance of Company).

5.2           Negative Covenants of Company and Seller.   Except as expressly contemplated by this Agreement (e.g., to comply with express closing conditions set forth in Section 6) or otherwise consented to in writing by Purchaser, from the date hereof until the Closing Date, Company shall not do and Seller shall take all actions necessary to cause Company not to do any of the following and Seller shall not do any of the following set forth in subsections (g), (j), (q), (v), (aa)(ii) or (aa)(iii):

(a)             (i) increase the compensation payable to or to become payable to any of its directors, officers or employees, except for increases in salary or wages payable or to become payable to employees who are not directors or officers in the Ordinary Course of Business, which increases do not in the aggregate for all such employees materially exceed the salary or wages payable to all such employees as of the date hereof; (ii) grant any severance or termination pay (other than pursuant to existing severance arrangements or policies as in effect on the date of this Agreement and described on Schedule 3.19(a)) to, or enter into or modify any employment or severance agreement with, any of its directors, officers or employees; (iii) adopt or amend any employee benefit plan, policy or arrangement (including any equity option plan) except to ensure the repurchase of all options, if any, to purchase the Company Equity, or (iv) enter into any transaction or Contract with Seller in each case except as may be required by applicable Law;

(b)             declare or pay any dividend on, or make any other distribution in respect of, its outstanding equity securities, provided that, Company may distribute up to $300,000 per month to Seller, which distributions will be described in a monthly report delivered to the Purchaser;

(c)             (i) redeem, repurchase or otherwise reacquire any of its equity securities or any securities or obligations convertible into or exchangeable for any of its equity securities, or any options, warrants or conversion or other rights to acquire any of its equity securities or any such securities or obligations; (ii) liquidate, dissolve or effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, its equity securities;

(d)             issue, pledge, deliver, award, grant or sell, or authorize or propose the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any of its equity securities (including equity securities held in treasury), any securities convertible into or exercisable or exchangeable for any such equity securities, or any rights, warrants or options to acquire, any such equity securities;

(e)             (i) acquire or agree to acquire, or merge or consolidate with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person or (ii) make or commit to make any investments other than short-term liquid investments, investments that will be liquidated prior to the Closing;

(f)             sell, lease, license, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, license, exchange, mortgage, pledge, transfer or otherwise encumber or dispose of, any of the Assets other than in the Ordinary Course of Business;

(g)            except as set forth on Schedule 5.2(g), propose or adopt any amendments to its Articles of Incorporation or Bylaws;

(h)            make any change in any of its methods of accounting or make any reclassification of assets or liabilities, except as may be required by Law or GAAP;

(i)             incur or guarantee any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, or enter into any “keep well” or other agreement to maintain the financial condition of another Person or make any loans, or advances of borrowed money or capital contributions to, or equity investments in, any other Person or issue or sell any debt securities, except in the Ordinary Course of Business under existing loan agreements or capitalized leases;

(j)             create or incur any Liens affecting the Assets or the Company Equity except for Permitted Liens;

(k)            enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any products or technology of Company;

(l)             amend in any material respect or enter into any operating or capital lease;

(m)           make any capital expenditures, capital additions or capital improvements other than (i) expenditures for routine or emergency maintenance and repair in an amount not to exceed $100,000, or (ii) expenditures in the Ordinary Course of Business in amounts not exceeding $100,000 in the aggregate;

(n)            amend in any material respect or enter into any Contract, commitment, understanding or other arrangement (i) which are material pass through contracts with terms less favorable to Company than cost to Company plus four percent (4%); (ii) which are NVESD labor contracts with terms less favorable to Company than established negotiated rates previously provided to Purchaser; (iii) which are cost plus labor contracts with terms less favorable to Company than direct labor costs to Company plus current load factor plus seven percent (7%); (iv) which are firm fixed price contracts; (v) which are reasonably expected to involve more than $1,000,000 in expenditures or capital investments by, or liabilities to, Company; or (vi) which are teaming agreements or which include any conflict of interest, non-competition or similar provision which would place any restriction on the parties with which Company or its Affiliates may do business; in addition Company will prepare and deliver a monthly report signed by Company and Seller setting forth a schedule of backlog reports of Company including all new and amended Contracts entered into in accordance with this Section 5.2(n);

(o)            submit any new Government Bid which, if accepted, (i) is a material pass through contract with terms less favorable to Company than cost to Company plus four percent (4%); (ii) is a NVESD labor contract with terms less favorable to Company than established negotiated rates previously provided to Purchaser; (iii) is a cost plus labor contract with terms less favorable to Company than direct labor costs to Company plus current load factor plus seven percent (7%); (iv) is a firm fixed price contract; (v) is reasonably expected to involve more than $1,000,000 in expenditures or capital investments by, or liabilities to, Company; (vi) is a teaming agreement or includes any conflict of interest, non-competition or similar provision which would place any restriction on the parties with which Company or its Affiliates may do business; (vii) is expected to result in a loss to Company;

(p)            enter into any collective bargaining agreement;

(q)            make or change any Tax election, change any annual Tax accounting period, change any method of Tax accounting, enter into any closing agreement with respect to any Tax, settle any Tax claim or any assessment (other than payments of Tax liabilities in the Ordinary Course of Business) or surrender any right to claim a Tax refund;

(r)             pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except the payment, discharge or satisfaction of liabilities or obligations in the Ordinary Course of Business or in accordance with the terms thereof as in effect on the date hereof;

(s)            settle or compromise any debt or litigation, except for adjustments in the Ordinary Course of Business made in connection with written Contracts in place as of the date hereof;

(t)             make any payment or loan to an Affiliate, Seller or any director, officer or employee of Company, except in accordance with the terms of any employment Contract or compensation to employees in the Ordinary Course of Business or in accordance with Sections 5.2(a) or 5.2(b);

(u)            amend in any material respect or enter into any Contract, commitment, understanding or other arrangement with any Affiliate or Seller, director, officer or employee of Company, or any of their Affiliates, other than as contemplated by this Agreement;

(v)            permit any Person other than Seller to own any equity securities of Company;

(w)           create any Subsidiaries or enter into any joint venture, partnership or similar arrangement;

(x)             accelerate or alter the timing for billing customers of Company outside the Ordinary Course of Business;

(y)            change any practices with respect to the collection of accounts receivable outside the Ordinary Course of Business;

(z)             except as set forth on Schedule 5.2(z), defer the payment of any expense or obligation beyond the due date thereof, other than in the Ordinary Course of Business, provided that, unless such payment is the subject of a good faith dispute, all payments of expenses or obligations shall be made within commercially reasonable time frames;

(aa)           intentionally take, or offer to take, or agree to take in writing or otherwise, (i) any of the actions described in Section 5.2 which require the consent of Purchaser, (ii) any action which would result in a breach of any of Seller’s or Company’s representations and warranties in this Agreement or (iii) any action which would result in any of the conditions set forth in Section 6 not being satisfied; or

(bb)          release or permit the release of any Person from, or waive or permit the waiver of any provision of, any confidentiality, nondisclosure or similar agreement to which it is a party or fail to use commercially reasonable efforts to enforce such agreement in all material respects if requested by Purchaser.

5.3           Adverse Developments.   Company and Seller shall promptly notify Purchaser in writing of any Material Adverse Effect with respect to Company.

5.4           Potential Breach.   Each party will promptly notify the other parties of the occurrence of any event, or the existence of any fact, of which such party becomes aware that results in the inaccuracy in any material respect of any representation or warranty of such party in this Agreement as of any time prior to the Closing, and such party will use its commercially reasonable efforts to cure such matter.

5.5           Access.   Company will provide Purchaser and their counsel, accountants, financing sources and other representatives (“Purchaser’s Representatives”), for the purpose of the continuation of customary due diligence or for any other reasonable purpose, with access to the books and records of Company and Company’s business, to the Assets and, subject to the receipt of reasonable prior notice from Purchaser, and with the consent of Seller or its authorized designees (which consent will not be unreasonably withheld or delayed), to the officers, employees, agents and accountants of Company with respect to matters relating to Company’s business and will provide Purchaser and Purchaser’s Representatives with such information concerning Company, the Company Equity, the Assets and Company’s business as Purchaser and/or Purchaser’s Representative reasonably may request.

Purchaser acknowledges that Company at all times maintains policies and practices that assure the safeguarding of classified information in its possession and the performing of classified contracts and programs for the United States Government in accordance with its Department of Defense (“DoD”) Security Agreement, appropriate contract provisions regarding security, and the National Industrial Security Operating Manual (“NISPOM”).  Company shall deny Purchaser or Purchaser Representatives access to all classified information to which Purchaser and Purchaser Representatives are not entitled under a DoD Security Agreement or NISPOM.  Specifically, Company shall deny access to classified information without appropriate personnel security clearances in place.

5.6           Financial Statements; Tax Returns.   Within ten (10) Business Days after the date of this Agreement, Company will provide Purchaser with true, correct and complete copies of  the consolidated unaudited statement of cash flows of Seller as of and for the year ended June 30, 2007 and the unaudited statement of cash flows of Company as of and for each of the years ended June 30, 2005, June 30, 2006 and June 30, 2007.  Prior to the Closing Date, Company will provide Purchaser with true, correct and complete copies of  the regularly prepared financial statements of Company, including, without limitation, the consolidated audited balance sheet, income statement and statement of cash flows of Seller as of and for the year ended June 30, 2007 (including the related management letters, notes and schedules) and the unaudited quarterly balance sheets, income statements and statements of cash flows of Seller and Company, in each case, as soon as the same are available.  Prior to the Closing Date, Company will provide Purchaser with true, correct and complete copies of all Tax Returns filed by Company (or by any Person with whom Company has been joined in the filing of consolidated federal income Tax Returns, or otherwise joined in the filing of other Tax Returns on a consolidated, combined or unitary group basis) for each of the years ended June 30, 2005 and June 30, 2006, as soon as the same are available.

5.7           No Negotiations.

(a)             Company and Seller agree that, during the term of this Agreement, they shall not, and shall cause their directors, officers, employees, agents and representatives not to, and Seller shall use commercially reasonable efforts to cause its shareholders not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal or offer (whether or not in writing) with respect to any recapitalization, merger, consolidation or other business combination or financing involving Seller or Company or acquisition of any capital stock of Seller or Company or 5% or more of the assets of Company in a single transaction or a series of related transactions, or any acquisition by Company of any material assets or capital stock of any other Person, or any liquidation or dissolution of Seller or Company, or any combination of the foregoing, other than the Sale Proposal (a “Seller Competing Transaction”), or (ii) negotiate, explore or otherwise engage in discussions with any Person (other than Purchaser and its Representatives) relating to or that would reasonably be expected to lead to any Seller Competing Transaction (except to notify such Person of the existence of this Section 5.7), or (iii) approve any Person’s becoming an “interested stockholder” under Section 78.411 of the NGCL, or (iv) enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate any transaction contemplated by this Agreement.  Seller and Company will immediately cease, and will cause their directors, officers, employees, agents and representatives to cease, and Seller shall use commercially reasonable efforts to cause its shareholders to cease, all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any inquiries or the making of any proposal or offer concerning a Seller Competing Transaction.  Company and Seller will promptly request each Person that has entered into a confidentiality agreement with Company or Seller in connection with its consideration of a Seller Competing Transaction to return all confidential information furnished to such Person.

(b)             Notwithstanding anything to the contrary contained in Section 5.7(a) or in any other provision of this Agreement, Seller and the Seller Board of Directors shall not be prohibited from furnishing non-public information to, or entering into discussions or negotiations with, any Person that makes a bona fide written Seller Competing Transaction proposal to the Seller Board of Directors after the date hereof (but in no event after the adoption of the Sale Proposal by the Seller stockholders), provided neither Seller, Company nor any of their Representatives breached Section 5.7(a) in connection with such Seller Competing Transaction, and provided, further, that (i) Seller and/or Company promptly informs Purchaser in writing of the identity of the potential acquirer and the material terms of such Seller Competing Transaction proposal and gives Purchaser written notice of its intention to furnish such information or enter into such discussions or negotiations, as the case may be, at least one business day prior to furnishing such information and at least two business days prior to entering into such discussions or negotiations, and (ii) the Seller Board of Directors or any duly authorized committee of disinterested directors thereof (A) determines in good faith, after consultation with Seller’s financial advisor, that such third party has submitted to Seller a Seller Competing Transaction proposal which has a reasonable likelihood of resulting in a Seller Superior Proposal (as defined in Section 5.7(e)) and (B) determines in good faith, after consultation with and receiving the advice of Seller’s outside legal counsel, that such action is required in order for the Seller Board of Directors to comply with its fiduciary obligations under applicable law.  Seller agrees that any non-public information furnished to a potential acquirer will be pursuant to a confidentiality agreement entered into prior to the furnishing of such information on terms no less favorable to Seller than the confidentiality provisions contained in this Agreement or any other agreement to which Purchaser and Seller and/or Company is a party and will be furnished contemporaneously to Purchaser if not previously so furnished.  Seller will inform Purchaser promptly of any related developments, discussions and negotiations with respect to the Seller Competing Transaction proposal (including the terms and conditions of the Seller Competing Transaction proposal and any modifications or changes thereto).

(c)             Subject to Section 5.7(b), neither the Seller Board of Directors nor any committee thereof shall:

(i)           withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Purchaser, (A) the approval by the Seller Board of Directors or a committee thereof of this Agreement and the Sale Proposal, or (B) the recommendation by the Seller Board of Directors or a committee thereof to the stockholders of Seller to vote in favor of this Agreement and the Sale Proposal (the “Seller Board Recommendation”);

(ii)          approve or recommend, or propose publicly to approve or recommend, any Seller Competing Transaction proposal;

(iii)         cause Seller to enter into, approve or recommend, or propose publicly to approve or recommend, or execute, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other agreement relating to any Seller Competing Transaction or agree or propose to agree to do any of the foregoing; or

(iv)         submit any Seller Competing Transaction proposal at the Seller Stockholders Meeting or any other stockholders meeting for purposes of voting upon approval and adoption of a Seller Competing Transaction proposal or solicit written consents of stockholders with respect thereto.

(d)             Notwithstanding Section 5.7(c), at any time prior to the adoption of the Sale Proposal by the Seller stockholders, the Seller Board of Directors (or any committee thereof) may, in response to the receipt of a Seller Superior Proposal, withdraw, amend or modify its approvals and recommendations, as set forth in Section 5.7(c), in a manner adverse to Purchaser if (i) the Seller Board of Directors determines in good faith, after having consulted with and taken into account the advice of Seller’s outside legal counsel, that the withdrawal, amendment, or modification of the Seller Board of Directors’ approvals and recommendations is required in order for the Seller Board of Directors to comply with its fiduciary obligations to Seller’s stockholders under applicable law, and (ii) the Seller Board of Directors provides Purchaser with at least four business days prior notice of its intention to withdraw, amend or modify its approvals and recommendations (a “Change of Recommendation”), which notice shall state (A) that Seller has received a Seller Superior Proposal, (B) the material terms and conditions of such Seller Superior Proposal and the identify of the Person that has made it, and (C) that it intends to make a Change of Recommendation and the manner in which it intends to do so.  Seller and/or Company shall provide Purchaser a copy of all written and electronic materials and information delivered to the Person making the Seller Superior Proposal at the time such materials and information are provided to such Person.  During the four business days following Seller’s notice (or such longer period as agreed to by the parties), Seller in good faith shall review, with the assistance of its outside financial advisor, any Purchaser counter-proposal to determine if such Purchaser counter-proposal is at least as favorable to the Seller stockholders as the Seller Superior Proposal from a financial point of view.  If the Seller Board of Directors determines that the Purchaser counter–proposal, if any, is at least as favorable to the Seller stockholders as the Seller Superior Proposal from a financial point of view, Seller and Purchaser shall make adjustments in the terms and conditions of this Agreement such that the Seller Competing Transaction proposal is no longer a Seller Superior Proposal.  If the Seller Board of Directors determines that the Purchaser counter-proposal is not at least as favorable to the Seller stockholders as the Seller Superior Proposal, or if no Purchaser counter-proposal is offered by Purchaser before the expiration of such four business day period, Seller’s Board of Directors may terminate this Agreement pursuant to Section 9 and cause Seller promptly thereafter to enter into an agreement with respect to such Seller Superior Proposal.

(e)            For purposes of this Agreement, a “Seller Superior Proposal” means any unsolicited bona fide written proposal or offer (or its most recent amended or modified terms, if amended or modified) made by a potential acquirer to enter into a Seller Competing Transaction, the effect of which would be that (i) the Seller stockholders would beneficially own less than 50% of the voting stock, common stock and participating stock of the combined or on going entity, or (ii) the transaction would result in the sale, transfer or other disposition of all or substantially all of the assets of Seller and Company, taken as a whole, and which (in the case of either clause (i) or (ii) above) the Seller Board of Directors, or any duly authorized committee of disinterested directors thereof, determines in its good faith judgment, after consultation with its financial advisor (which advisor shall be a financial advisor of nationally recognized reputation), if consummated, would result in a transaction more favorable to Seller’s stockholders from a financial point of view than the Sale Proposal, taking into account all relevant factors (including whether such transaction is subject any material contingency to which the other party has not demonstrated its ability to overcome and whether such transaction is reasonably capable of being completed, and any proposed changes to this Agreement that may be proposed by Purchaser in response to the Seller Competing Transaction proposal); provided, however, that any such proposal shall not be deemed to be a Seller Superior Proposal unless any and all financing that is required to consummate the transaction contemplated by such proposal is committed, or unless the Seller Board of Directors, or any committee thereof, shall reasonably conclude (based on consultation with its financial advisor) that such financing is likely to be obtained by such third party on a timely basis.

(f)             Nothing in this Section 5.7 or elsewhere in this Agreement shall prohibit Seller or the Seller Board of Directors from taking or disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

(g)           Notwithstanding anything to the contrary in this Section 5.7, Purchaser agrees that (a) from the date of this Agreement until the time that the requisite percentage of Seller stockholders affirmatively vote in favor of the Sale Proposal, either at the Seller Stockholder Meeting or by written consent in lieu of the Seller Stockholder Meeting,  Seller may raise additional capital or acquire any Person through the sale or issuance of Seller common stock, preferred stock, warrants, debt instruments, or securities convertible into Seller common stock and in connection therewith, Seller may make such disclosures and have such negotiations and enter into such contracts and agreements as are usual and customary in such transactions; provided that (i) any such transaction shall be a bona fide capital raising transaction or acquisition, (ii) will not result in a Change of Recommendation or effect a Change in Control of Company or Seller and (iii) Seller obtains from any Person acquiring voting securities of Seller or securities convertible into voting securities of Seller a Voting Agreement and (b) after the time that the requisite percentage of Seller stockholders affirmatively vote in favor of the Sale Proposal, either at the Seller Stockholder Meeting or by written consent in lieu of the Seller Stockholder Meeting until the Closing, Seller may raise additional capital or acquire any Person through the sale or issuance of Seller common stock, preferred stock, warrants, debt instruments, or securities convertible into Seller common stock and in connection therewith, Seller may make such disclosures and have such negotiations and enter into such contracts and agreements as are usual and customary in such transactions; provided that (i) any such transaction shall be a bona fide capital raising transaction or acquisition, and (ii) will not effect a Change in Control of Company or Seller.  For purposes of this Section 5.7, “Change in Control” shall mean any of the following: (A) the acquisition in a transaction or series of transactions by any Person (such term to include anyone deemed a person under Section 13(d)(3) under the Exchange Act), other than Company or any of its Subsidiaries, or any employee benefit plan or related trust of Company or any of its Subsidiaries (an “Acquiring Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of Twenty Five percent (25%) or more of the combined voting power of the then outstanding voting securities of Company or Seller entitled to vote generally in the election of directors; or (B) individuals who, as of the date of this Agreement, constitute the Board of Directors of Company or Seller (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors as constituted from time to time; or (C) the sale or other disposition of a material portion of the assets of Company or Seller in one transaction or series of related transactions.

5.8           Confidentiality.  Except as required by Law, Purchaser, Company and Seller shall each keep confidential and not directly or indirectly reveal, report, publish, disclose or transfer any information regarding Purchaser, Company, and negotiations preceding this Agreement other than to its Representatives, and each will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to the other, without retaining any copies thereof, any schedules, documents or other written information obtained from the other in connection with this Agreement and the transactions contemplated hereby and shall cause all of its Representatives to whom it may have disclosed such information to do the same.  Following the Closing, Seller shall keep confidential and not directly or indirectly reveal, report, publish, disclose or transfer any Confidential Information and will not use such information for their own benefit or for the benefit of any other Person (other than Company and Purchaser) and shall cause all of their Representatives to do the same.  Notwithstanding the foregoing limitations, no party to this Agreement shall be required to keep confidential or return any information that (i) is known or available through other lawful sources not bound by a confidentiality agreement with the disclosing party; (ii) is or becomes publicly known or generally known in the industry through no fault of the receiving party or its agents; (iii) is developed by the receiving party independently of the disclosure by the disclosing party; (iv) is requested or required to be disclosed pursuant to Law (including securities Laws of any jurisdiction and rules and regulations of any applicable equity exchange), provided the other parties are given reasonable prior notice or consent thereto; or (v) relates solely to the income tax aspects and consequences of the transactions contemplated by this Agreement.

5.9           No Inconsistent Action.  None of Purchaser, Company or Seller shall take any action which is materially inconsistent with its obligations under this Agreement, that would cause any representation made by it hereunder or any other Transaction Document to be untrue or misleading, that would make it impossible or impracticable for a condition herein to be satisfied, or that would materially hinder or delay the consummation of the transactions contemplated by this Agreement.

5.10         Permits.   Company and Seller shall maintain all Permits that continue to be necessary in order for Company to own the Assets and continue to conduct Company’s business as it is then conducted in full force and effect, and will file timely, all material reports, statements, renewals applications and other filings that are required to keep such Permits in full force and effect, and will pay timely all fees and charges in connection therewith that are required to keep the Permits in full force and effect.

5.11         Obligations to Employees. All obligations of Company arising from any severance, retention or similar agreements entered into prior to the Closing shall either be paid by Company prior to the Closing or be deemed to be liabilities on the Estimated Closing Date Balance Sheet and for the purposes of determining Net Working Capital.  Nothing in this Agreement shall change the “at will” nature of the employment arrangements with any employees of Company, whether or not they become employees of Purchaser.

5.12         Notification; Updates to Disclosure Schedule.   Company and Seller shall promptly notify Purchaser in writing of: (a) the discovery by Company or Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of any representation or warranty made by Company or Seller in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material breach of any representation or warranty made by Company or Seller in this Agreement if such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (c) any breach of any covenant or obligation of Company or Seller set forth in this Agreement; and (d) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 6 impossible or unlikely.  Any such notification shall not have the effect of amending the Disclosure Schedules or constitute of waiver of any rights of Purchaser, provided, however, that if the party to whom such disclosure is made nevertheless elects to consummate the transactions contemplated hereby, the Disclosure Schedules will be amended to reflect such disclosure and delivered by Seller to Purchaser at the Closing.

5.13         Proxy Statement/Information Statement.

(a)            Proxy Statement.  Unless the stockholders of Seller have approved the Sale Proposal by written consent in lieu of the Seller Stockholder Meeting, Seller shall, as promptly as practicable after the date of this Agreement, prepare and file with the SEC a proxy statement seeking the approval of the Sale Proposal (the “Proxy Statement”).  Seller shall promptly notify Purchaser of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, shall promptly provide to Purchaser copies of all correspondence between Seller or any representative of Seller and the SEC, and shall give Purchaser and Purchaser’s counsel and accountants the opportunity to review and comment on the Proxy Statement prior to its being filed with the SEC, and shall give Purchaser and Purchaser’s counsel and accountants the opportunity to review and comment on all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC (it being understood and agreed that Seller shall not file the Proxy Statement or any amendment or supplement thereto without Purchaser’s consent which consent shall not be unreasonably withheld).  Seller will cause the Proxy Statement to comply in all material respects with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder.

(b)            Information Statement.  If the holders of the requisite percentage of voting securities of Seller approve the Sale Proposal by written consent in lieu of the Seller Stockholder Meeting, then Seller shall, as promptly as practicable after the date of this Agreement, prepare and file with the SEC an information statement in accordance with Schedule 14C of the Exchange Act and with regards to the approval of the Sale Proposal (the “Information Statement”).  Seller shall promptly notify Purchaser of the receipt of any comments of the SEC with respect to the Information Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information.  Seller shall promptly provide to Purchaser copies of all correspondence between Seller or any representative of Seller and the SEC, and shall give Purchaser and Purchaser’s counsel and accountants the opportunity to review and comment on the Information Statement, and shall give Purchaser and Purchaser’s counsel and accountants the opportunity to review and comment on all amendments and supplements to the Information Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC (it being understood and agreed that Seller shall not file the Information Statement or any amendment or supplement thereto without Purchaser’s consent which consent shall not be unreasonably withheld).  Seller will cause the Information Statement to comply in all material respects with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder.

(c)            Mailing to Stockholders.  Promptly after the resolution of all SEC comments to the Proxy Statement or the Information Statement, as applicable, Seller shall mail at the earliest practicable date to its stockholders the Proxy Statement (or Information Statement), which shall include all information required under applicable law to be furnished to Seller’s stockholders in connection with this Agreement and the transactions contemplated hereby, and the Sale Proposal.

(d)            Information from Purchaser.  Purchaser will promptly furnish to Seller all information concerning it as may be required for either the Proxy Statement or the Information Statement and any supplements or amendments thereto in conformity with all applicable provisions of the Exchange Act.  None of the financial or other information to be supplied by Purchaser or its representatives for inclusion in either the Proxy Statement or the Information Statement, as applicable, including all amendments and supplements thereto, shall (A) on the date such Proxy Statement or Information Statement is first mailed to the stockholders of Seller, (B) at the date of the Seller Stockholders Meeting, and (C) at the Closing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(e)            Further Cooperation.  Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or the Information Statement, as applicable, Seller or Purchaser, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC and/or mailing to stockholders of Seller, such amendment or supplement.  Each of Seller and Purchaser will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials on the other hand, with respect to the Proxy Statement or this Agreement.

5.14         Meeting of Seller Stockholders.

(a)            Promptly after the date hereof, Seller will take all action necessary in accordance with the Nevada General Corporation Law (the “NGCL”) and its articles of incorporation and bylaws to convene a meeting of Seller’s stockholders (the “Seller Stockholder Meeting”) to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the mailing of the Proxy Statement, for the purpose of voting upon the sale of the Company Equity to Purchaser under this Agreement (the “Sale Proposal”).  Seller will use its reasonable efforts to solicit from its stockholders proxies in favor of the Sale Proposal, and will use its reasonable efforts to secure the vote of its stockholders required by the NGCL.  Seller may adjourn or postpone the Seller Stockholders Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to Seller’s stockholders in advance of a vote on the Sale Proposal or, if as of the time for which the Seller Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of the Seller common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Seller Stockholders Meeting.  Subject to the provisions of Section 5.13, Seller shall ensure that the Seller Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Seller in connection with the Seller Stockholders Meeting are solicited, in compliance with the NGCL Seller’s articles of incorporation and bylaws and all other applicable legal requirements.

(b)            Subject to Section 5.7(d), the Seller Board of Directors shall make the Seller Board Recommendation to its stockholders and the Proxy Statement shall include a statement to the effect that the Seller Board of Directors has made the Seller Board Recommendation.

(c)            Nothing in this Section 5.14 shall prohibit the holders of the requisite percentage of voting securities of Seller from approving the Sale Proposal by written consent in lieu of the Seller Stockholder Meeting, provided, such written consent complies with the provisions of Section 78.32 of the NGCL and Seller delivers a true and complete copy of such written consent to Purchaser, certified by an officer of Seller.

5.15         Covenants of Purchaser with Regards to SBIC.

(a)            Management Assessment Questionnaire.  As soon as possible after the date hereof, but in no event later than fifteen (15) Business Days after the date hereof, Purchaser shall prepare and file a Management Assessment Questionnaire (“MAQ”) (or such other appropriate form) with SBA, for the purpose of applying for and achieving a SBIC License.  Purchaser shall use commercially reasonable efforts to cause SBA to issue a “Go Forth” letter, including preparing and filing any necessary amendments or supplements to Purchaser’s MAQ, responding as promptly as reasonably possible to any comments, questions or requests received from SBA, and otherwise cooperating with SBA in connection with Purchaser’s MAQ.  Purchaser will not without Seller’s written consent, which shall not be unreasonably withheld, withdraw, terminate or abandon the MAQ.

(b)            SBIC License Application.  As soon as possible after receiving a “Go Forth” letter from SBA in response to Purchaser’s MAQ, but in any event no later than ten (10) Business Days after receiving the “Go Forth” letter, Purchaser shall prepare and file a formal SBIC License application with SBA and shall use commercially reasonable efforts to cause SBA to formally “accept” such license application.  Purchaser will not without Seller’s written consent, which shall not be unreasonably withheld, withdraw, terminate or abandon the SBIC License application.  As soon as possible after formal acceptance by SBA of Purchaser’s SBIC License application, but in any event not later than five (5) Business Days after formal acceptance of such application, Purchaser shall seek SBA’s approval to close the transactions contemplated by this Agreement as a qualified pre-license investment.

(c)            Correspondence with SBA.  Purchaser shall notify Seller promptly after receipt of all correspondence from SBA and shall provide Seller with true and complete copies of any of the following, if and when received by Purchaser, (i) notification that the Investment Committee of SBA has concluded that the management team of Purchaser is qualified to operate an SBIC, (ii) “Go Forth” letter from SBA, (iii) formal acceptance of Purchaser’s SBIC License application, and (iv) approval to close on the transactions contemplated by this Agreement as a qualified pre-license investment.

(d)            Waiver.  Purchaser shall not be required to comply with the covenants in this Section 5.15 if Purchaser agrees in writing to pay to Seller the Contingent Purchase Price in the event that either of the following circumstances occurs:  (a) (i) the final price proposals for award of the follow-on of the NVESD Contract are due to the Government after the Closing, (ii)

Company fails to submit a final price proposal solely because it is unable to self-certify that it meets the applicable NAICS small business size standard for award of the follow-on of the NVESD Contract (except where such inability is a result of circumstances that cause any of the representations or warranties of Seller and Company in Section 3 to have been inaccurate or untrue when made) and (iii) the follow-on of the NVESD Contract is awarded to a third party prior to December 31, 2009; or (b) (i) the final price proposals for award of the follow-on of the NVESD Contract are due to the Government after the Closing, (ii) Company submits its final price proposal for award of the follow-on of the NVESD Contract and self-certifies that it meets the applicable NAICS small business size standard for award of the follow-on of the NVESD Contract, (iii) prior to December 31, 2009, the Governmental Authority with responsibility for issuing the follow-on of the NVESD Contract (the “NVESD Agency”) awards to Company or announces that it will award to Company the follow-on of the NVESD Contract, (iv) the award to Company of the follow-on of the NVESD Contract is either terminated or the follow-on of the NVESD Contract is never formally awarded to Company due solely to Company's failure to meet the applicable NAICS small business size standard, as determined and announced by the NVESD Agency (except where such failure is a result of circumstances that cause any of the representations or warranties of Seller and Company in Section 3 to have been inaccurate or untrue when made), and (v) the follow-on of the NVESD Contract is awarded to a third party prior to December 31, 2009.

5.16         Further Action; Efforts.

(a)            Each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.  Each of the parties shall use its commercially reasonable efforts to achieve all of such party’s applicable conditions to closing (which includes obtaining all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities and parties to contracts with Company or Purchaser as are necessary for the consummation of the transactions contemplated herein).

(b)            Each of the parties shall promptly notify the others in writing of any pending or, to the Knowledge of such party, threatened action, proceeding or investigation by any Governmental Authority or any other Person (i) challenging or seeking damages in connection with the transactions contemplated hereby or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated hereby or otherwise limit the right of Purchaser to own or operate all or any portion of Company’s business, the Assets or Company.

(c)            Purchaser and Company shall use their respective commercially reasonable efforts to obtain, as soon as possible, confirmation from the Cognizant Agency that they will not recommend that Company’s security clearances be revoked, suspended or downgraded as a result of the consummation of the transactions contemplated hereby.  Company shall and shall cause its employees to make all filings or notifications or such other actions as are necessary or appropriate in order to prevent the security clearances of Company and their respective employees from being revoked, suspended or downgraded.

(d)            On the Closing Date, Seller will have in effect one or more “group health plans,” within the meaning of COBRA and HIPAA, that covers all employees of Seller, Genex, and any other entity whose employees participated in the same group health plan as any employee of Company on the day before the Closing Date.  Seller will take all steps necessary to prevent any such employee, and all qualifying beneficiaries of such employee, from having a “qualifying event” that triggers COBRA coverage as a result of the transaction contemplated by this Agreement.  If any such employee and/or qualifying beneficiary is determined to have had a COBRA qualifying event as a result of such transaction, Seller will be solely responsible for providing COBRA coverage.

5.17         Affirmative Action Plan. Company shall (a) design, draft and adopt, prior to the Closing Date, all affirmative action programs required by the U.S. Office of Federal Contract Compliance Programs and (b) use commercially reasonable efforts to implement such programs prior to the Closing Date, provided that, if the Closing Date occurs on or after November 30, 2007, Company shall implement such programs prior to the Closing Date.

5.18         Spotsylvania Lease. Company shall use commercially reasonable efforts to have Markland released as a guarantor under the Spotsylvania Lease.

6.           CONDITIONS TO PURCHASER’S OBLIGATIONS.  The obligations of Purchaser to consummate this Agreement and the Closing of the transactions contemplated hereunder are subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

6.1           Representations and Warranties.   The representations and warranties of Company and Seller to Purchaser contained herein (and in any certificates delivered by Company and Seller pursuant hereto) will be true and correct in all respects as of the Closing Date as if made on the Closing Date, except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to have, a Material Adverse Effect, it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications and similar qualifications contained in such representations and warranties shall be disregarded.

6.2           Compliance with Covenants.  All of the covenants to be complied with and performed by Company and Seller on or before the Closing Date shall have been duly complied with and performed in all material respects.

6.3           Closing Documents.   On the Closing Date, Company and/or Seller shall have delivered or caused to be delivered to Purchaser the duly executed closing documents as specified in Section 8.1.

6.4           Required Consents.   Company and/or Seller shall have delivered or caused to be delivered to Purchaser the consents, Permits, waivers, authorizations, orders and other approvals listed in Schedule 6.4, which shall be in form and substance reasonably acceptable to Purchaser, and all such consents, Permits, waivers, authorizations, orders and other approvals shall be in full force and effect.

6.5           Absence of Litigation.  As of the Closing, no Law shall have been adopted, promulgated, entered, enforced or issued by any Governmental Authority, or action, claim, suit or proceeding shall be pending or threatened before any court, other Governmental Authority or arbitrator which if successful, which would (i) enjoin, restrain, or prohibit the consummation of the transactions contemplated by this Agreement or any Transaction Document, (ii) have the effect of making illegal or otherwise prohibiting the transactions contemplated hereby or by any Transaction Document or (iii) materially adversely affect, including through the imposition of any requirement to divest or hold separate any assets or  segments of the business of Company, Purchaser or any of their Affiliates, the right of Purchaser following the Closing to own the Company Equity or the right of Purchaser and Company to operate Company’s business as currently operated and as currently proposed to be operated; provided, however, that this condition may not be invoked by Purchaser if any such action, suit or proceeding was initiated by Purchaser.

6.6           Execution of Employment Agreement.  Mackin shall have entered into an Employment Agreement, substantially in the form of Exhibit D (the “Mackin Employment Agreement”).

6.7           Execution of Non-Competition Agreements.  Each of Seller and the other Persons set forth on Schedule Non-Competes shall have entered into a Non-Competition Agreement, substantially in the form of Exhibit E or Exhibit F, as indicated on Schedule Non-Competes (the “Non-Competition Agreements”).

6.8           No Material Adverse Effect.  There shall have been no Material Adverse Effect during the period from the date of this Agreement to the Closing.  The NVESD Contract shall not have been terminated and the quantity of task orders historically issued to Company under the NVESD Contract shall not have been materially reduced.  Company shall not have received, and Company and Seller shall have no reason to believe that Company will receive, notice of termination of the NVESD Contract or of a material reduction in the quantity of task orders historically issued to Company under the NVESD Contract.   For the avoidance of doubt, award of the follow-on of the NVESD Contract to Company shall not be considered a closing condition and award of the follow-on of the NVESD Contract to a third party after the re-compete process is complete shall not be considered a Material Adverse Effect.

6.9           Related Party Transactions.  Company shall have (a) terminated and paid-off or eliminated all transactions and obligations set forth on Schedule 3.24 and (b) paid-off or eliminated all payables and other obligations or commitments to Seller, Markland or any Affiliate of Seller or Markland, other than the transactions or Contracts set forth on Schedule 6.9 and at-will employment arrangements.

6.10         Releases. Company and Seller shall have caused each of their directors, and Seller shall have caused each of its officers, to execute, and be bound by, a Release, substantially in the form of Exhibit G (the “Release”).  Seller, Genex, Markland and Southridge Partners, LP, a Delaware limited partnership, and each holder of 20% or more of the outstanding shares of the capital stock, on a fully diluted basis, of Seller shall have executed, and become bound by, the Release.

6.11          Insurance.

(a)            Directors and Officers Liability Run-Off.  Seller shall place the Existing D&O Policy (and excess Side A Directors and Officers Liability policy) into “run-off” and shall secure “tail”, “run-off” or “extended reporting” coverage for a period of not less than six (6) years after the Closing Date (it being understood that Purchaser will pay forty percent (40%) of the amount of the premiums for such “tail”, “run-off” or “extended reporting” coverage).  Evidence of these policies can be found on Schedule 3.20(b).  Evidence of the "run-off" coverage shall be furnished to Purchaser on or before the Closing Date.

(b)            Employment Practices Liability Run-Off.  Seller shall place its current Employment Related Practices Liability policy into "run-off" and shall secure “tail”, “run-off” or “extended reporting” coverage for a period of not less than six (6) years after the Closing Date (it being understood that Purchaser will pay forty percent (40%) of the amount of the premiums for such “tail”, “run-off” or “extended reporting” coverage).  Evidence of this policy can be found on Schedule 3.20(b).  Evidence of the "run-off" coverage shall be furnished to Purchaser on or before the Closing Date.

(c)            Fiduciary Liability Run-Off. Seller shall place its current Fiduciary Liability policy into "run-off" and shall secure “tail”, “run-off” or “extended reporting” coverage for a period of not less than six (6) years after the Closing Date (it being understood that Purchaser will pay forty percent (40%) of the amount of the premiums for such “tail”, “run-off” or “extended reporting” coverage).  Evidence of this policy can be found on Schedule 3.20(b).  Evidence of the "run-off" coverage shall be furnished to Purchaser on or before the Closing Date.

6.12         SBIC or Award to Third Party.  Either (a) SBA shall have (i) granted to Purchaser a “Go Forth” letter, (ii) formally accepted Purchaser’s application for a SBIC License and (iii) pre-approved the transactions contemplated by this Agreement as a qualified pre-license investment or (b) the follow-on of the NVESD Contract shall have been awarded to a third party and not to Company.

7.           CONDITIONS TO COMPANY’S AND SELLER’S OBLIGATIONS.

  The obligations of each of Company and Seller to consummate this Agreement and the Closing of the transactions contemplated hereunder are subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

7.1           Seller Stockholder Approval.  Seller shall have either (a) obtained the affirmative vote of the holders of a majority of the voting securities of Seller on the record date set for the Seller Stockholder Meeting in favor of the Sale Proposal or (b) obtained a written consent in lieu of the Seller Stockholder Meeting of the stockholders of Seller approving the Sale Proposal.

7.2           Representations and Warranties.  The representations and warranties of Purchaser to Company and Seller contained herein (and in any certificates delivered by Purchaser pursuant hereto) that are qualified by materiality (including by a Material Adverse Effect qualifier) will be true and correct as of the Closing Date and the representations and warranties of Purchaser to Company and Seller contained herein (and in any certificates delivered by Purchaser pursuant hereto) that are not so qualified by materiality (including by a Material Adverse Effect qualifier) will be true and correct in all material respects as of the Closing Date (in each case, subject to all qualifications as to Knowledge set forth in those representations and warranties).

7.3           Compliance with Covenants.  All of the covenants to be complied with or performed by Purchaser on or before the Closing Date shall have been duly complied with and performed in all material respects.

7.4           Closing Documents.  On the Closing Date, Purchaser shall have delivered to Seller or the third parties referenced in Section 2.2(c) duly executed closing documents, as specified in Section 8.2.

7.5           Required Consents.   Purchaser shall have received the consents, Permits, waivers, authorizations, orders and other approvals listed on Schedule 7.5.

7.6           Absence of Litigation.  As of the Closing, no Law shall have been adopted, promulgated, entered, enforced or issued by any Governmental Authority, nor shall any action, claim, suit or proceeding be pending or threatened before any court, other Governmental Authority or arbitrator which if successful, would (i) enjoin, restrain, or prohibit the consummation of the transactions contemplated by this Agreement or any Transaction Document, (ii) have the effect of making illegal or otherwise prohibiting the transactions contemplated hereby or by any Transaction Document or (iii) materially adversely affect, including through the imposition of any requirement to divest or hold separate any assets or  segments of the business of Company, Purchaser or any of their Affiliates, the right of Purchaser following the Closing to own the Company Equity or the right of Purchaser and Company to operate Company’s business as currently operated and as currently proposed to be operated; provided, however, that this condition may not be invoked by Seller if any such action, suit or proceeding was initiated by Seller.

7.7           Seller Proxy Statement.  The SEC, in accordance with the provisions of the Exchange Act, shall have reached a no-comment position with regards to the Proxy Statement or Information Statement, as applicable, and no action, suit, proceeding or investigation by the SEC shall have been initiated and be continuing with regards to the Proxy Statement or Information Statement, as applicable, and all necessary approvals, if any, under state securities laws or rules of any applicable trading market shall have been received.

7.8           SBIC.  Subsequent to SBA granting to Purchaser a “Go Forth” letter and formal acceptance of Purchaser’s application for a SBIC license, Purchaser shall have received pre-approval from SBA to close on the transactions contemplated by this Agreement as a qualified pre-license investment, provided, however, that Seller and Company shall waive the conditions of this Section 7.8 upon Purchaser’s request, if Purchaser agrees in writing to pay to Seller the Contingent Purchase Price in the event that either of the following circumstances occurs:  (a) (i) the final price proposals for award of the follow-on of the NVESD Contract are due to the Government after the Closing, (ii) Company fails to submit a final price proposal solely because it is unable to self-certify that it meets the applicable NAICS small business size standard for award of the follow-on of the NVESD Contract (except where such inability is a result of circumstances that cause any of the representations or warranties of Seller and Company in Section 3 to have been inaccurate or untrue when made) and (iii) the follow-on of the NVESD Contract is awarded to a third party prior to December 31, 2009; or (b) (i) the final price proposals for award of the follow-on of the NVESD Contract are due to the Government after the Closing, (ii) Company submits its final price proposal for award of the follow-on of the NVESD Contract and self-certifies that it meets the applicable NAICS small business size standard for award of the follow-on of the NVESD Contract, (iii) prior to December 31, 2009, the NVESD Agency awards to Company or announces that it will award to Company the follow-on of the NVESD Contract, (iv) the award to Company of the follow-on of the NVESD Contract is either terminated or the follow-on of the NVESD Contract is never formally awarded to Company due solely to Company's failure to meet the applicable NAICS small business size standard, as determined and announced by the NVESD Agency (except where such failure is a result of circumstances that cause any of the representations or warranties of Seller and Company in Section 3 to have been inaccurate or untrue when made), and (v) the follow-on of the NVESD Contract is awarded to a third party prior to December 31, 2009.

8.           CLOSING DOCUMENTS.

8.1           Closing Documents to be Delivered by Company and Seller.  On the Closing Date, Company and Seller shall deliver to Purchaser:

(a)            certificates representing the Company Equity, duly endorsed or accompanied by powers duly executed in blank and otherwise in form acceptable for transfer on the books of Company;

(b)            the stock ledger, minute book and seal of Company;

(c)            copies of resolutions of Company’s and Seller’s Board of Directors and evidence of Seller’s requisite shareholder approval authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby and copies of Company’s Articles of Incorporation and Bylaws, as amended to date, all as certified by Company’s treasurer;

(d)            (i) certificates from the Commonwealth of Virginia and from each jurisdiction where Company is qualified to do business as a foreign limited liability company, dated no earlier than fifteen (15) days prior to the Closing Date, as to the corporate and tax good standing of Company in such jurisdictions;

(e)            a certificate executed by Company and Seller attesting that Company and Seller has complied with all conditions set forth in Section 6 or indicating with specificity any respects in which those conditions have not been complied with, in a form reasonably satisfactory to Purchaser;

(f)             the consents, Permits, waivers, approvals and notices contemplated by Section 6.4;

(g)            the Escrow Agreement executed by Seller;

(h)            the Mackin Employment Agreement referenced in Section 6.6 executed by Mackin;

(i)             the Non-Competition Agreements referenced in Section 6.7 executed by Seller and each Person set forth on Schedule Non-Competes;

(j)             the Release referenced in Section 6.10 executed by Seller, Genex, Markland and Southridge Partners, LP, a Delaware limited partnership, each of the directors of Company and Seller, each of the officers of Seller, and each holder of 20% or more of the outstanding shares of the capital stock, on a fully diluted basis, of Seller;

(k)            certificates of insurance evidencing the run-off policies referenced in Section 6.11;

(l)             an opinion from counsel to Seller, addressed to Purchaser and their successors, dated as of the Closing Date, covering the matters detailed in Exhibit H attached hereto;

(m)           the Final Certificate and Flow of Funds Memorandum executed by Company, Seller and certain service providers of Company that are receiving payments identified therein;

(n)            resignations effective immediately following the Closing of each of the directors and officers of Company, other than Mackin; and

(o)            pay off letters for, or other evidence of payment of, all outstanding Indebtedness from the lenders or holders of such Indebtedness and termination statements or other evidence of release for all Liens.

8.2           Closing Documents to be Delivered by Purchaser.   On the Closing Date, Purchaser shall deliver to Seller or the third parties referenced in Section 2.2(c), as applicable:

(a)            the Closing Date Purchase Price as provided in Section 2; and

(b)            a certificate executed by Purchaser attesting that Purchaser have complied with all conditions set forth in Section 7 or indicating with specificity any respects in which those conditions have not been complied with, in a form reasonably satisfactory to Seller.

8.3           Other Closing Documents and Actions.   The parties will also execute such other documents and perform such other acts, before and after the Closing Date, as may be necessary for the implementation and consummation of this Agreement.

9.           TERMINATION.

9.1           Termination.   This Agreement may be terminated at any time prior to the Closing Date:

(a)            by mutual written agreement of Seller and Purchaser;

(b)                by either Purchaser or Seller if the Sale Proposal is voted upon at the Seller Stockholder Meeting or any adjournment or postponement thereof and shall not have been approved by reason of the failure to obtain the required votes;

(c)                by Seller in order to enter into an agreement with respect to a Seller Superior Proposal (provided Seller has complied with Section 5.7);

(d)                by Purchaser prior to the approval of the Sale Proposal and this Agreement by the stockholders of Seller if a Triggering Event with respect to Seller has occurred and such termination is effected within ten (10) business days after Purchaser has received notice of the occurrence of the Triggering Event;

(e)                by Purchaser, if Seller or Company has committed a material breach of any provision of this Agreement that has not been cured within thirty (30) days of written notice of such material breach; provided, that Purchaser may terminate the Agreement for inaccuracies of Seller’s or Company’s representations or warranties only where the circumstances giving rise to such inaccuracies, individually or in the aggregate, constitute or could reasonably be expected to have, a Material Adverse Effect, it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications and similar qualifications contained in such representations and warranties shall be disregarded;

(f)                 by Company and Seller, if Purchaser has committed a material breach of any provision of this Agreement that has not been cured within thirty (30) days of written notice of such material breach provided, that Company and Seller may terminate the Agreement for inaccuracies of Purchaser’s representations or warranties only where the circumstances giving rise to such inaccuracies, individually or in the aggregate, constitute a material adverse effect on Purchaser’s ability to pay the Closing Date Purchase Price or, if due, the Contingent Purchase Price, or materially impairs Purchaser’s ability to perform Government Contracts or Government Bids;

(g)                by either Purchaser or Seller, if an order, decree, ruling, judgment or injunction has been entered by any Governmental Authority of competent jurisdiction permanently restraining, enjoining or otherwise limiting or prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling, judgment or injunction has become final and non-appealable;

(h)                by Purchaser or Seller, upon written notice to the other party, if the Closing has not occurred before 5 p.m., Eastern Standard Time, on March 10, 2008, other than as a result of the terminating party’s breach of this Agreement; or

(i)                 by Purchaser, upon a Material Adverse Effect.

9.2           Effect of Termination; Termination Fees.

(a)                If this Agreement is terminated as provided in Section 9.1, then all further obligations under this Agreement shall terminate and no party hereto shall have any liability in respect of the termination of this Agreement except as specifically provided in this Agreement;

provided, however, that the confidentiality obligations of Purchaser, Seller and Company described in Section 5.8 will survive any such termination; provided further that no such termination will relieve Purchaser, Seller or Company from liability for any breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination and in the event of such breach the parties hereto shall be entitled to exercise any and all remedies available under Law or equity in accordance with this Agreement.

(b)            If this Agreement is terminated by Purchaser or Seller pursuant to Section 9.1(b), Seller shall pay to Purchaser an amount equal to the lesser of (i) all Expenses (as defined below) of Purchaser and (ii) $650,000.  Any payment required to be made pursuant to Section 9.2(b) shall be made to Purchaser not later than two (2) business days after delivery by Purchaser to Seller of a demand for payment and an itemization setting forth in reasonable detail Purchaser’s Expenses.  All such payments shall be made in immediately available funds to an account to be designated by Purchaser.  Any amounts required to be paid by Seller under this Section 9.2(b) shall offset any amounts required to be paid by Seller under Sections 9.2(c) or (d).

(c)            If (i) this Agreement is terminated by Purchaser or Seller pursuant to Section 9.1(b) or 9.1(h), (ii) following the date hereof and prior to the termination of this Agreement, a proposal or offer relating to a Seller Competing Transaction shall have been made or communicated to Seller or Company or any of their Affiliates or to the stockholders of Seller generally or any Person shall have publicly announced an intention to make a proposal or an offer for a Seller Competing Transaction (in each case whether or not such proposal or offer has been withdrawn prior to the event giving rise to the right of termination under Section 9.1), (iii) within twelve (12) months following the termination of this Agreement Seller or Company enters into a definitive agreement with respect to or consummates a Competing Seller Transaction with the Person making such proposal or offer or such Person’s Affiliate, or with any other Person, and (iv) such Seller Competing Transaction is consummated, then upon the consummation of such transaction described in clause (iii), Seller shall pay Purchaser a fee equal to $1,450,000, less any amounts paid under Section 9.2(b), in immediately available funds on the day of consummation to an account to be designated by Purchaser.  Notwithstanding the forgoing, this Section 9.2(c) shall not apply if Seller terminates this Agreement pursuant to Section 9.1(h) and at the time of termination, Purchaser was unable to meet the closing conditions of Section 7.8 or was in breach of the representations and warranties made in Sections 4.8 or 4.9.

(d)            If this Agreement is terminated by Purchaser pursuant to Section 9.1(d), then (i) Seller shall pay Purchaser a fee equal to the lesser of (A) all Expenses of Purchaser and (B) $650,000 within two (2) business days after such termination, except that (ii) if within twelve (12) months after such termination Seller enters into a definitive agreement  for or consummates a Seller Competing Transaction with any Person on terms that are at least as favorable, from a financial point of view, to Seller’s stockholders as the terms of this Agreement, and such transaction is consummated, then upon such consummation Seller shall pay Purchaser an additional fee equal to the difference between the amount paid pursuant to clause (i) of this Section 9.2(d) and $1,450,000, payable in immediately available funds on the day of consummation to an account to be designated by Purchaser.

(e)            Seller acknowledges that the agreements contained in Sections 9.2(b) through 9.2(d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchaser would not enter into this Agreement; accordingly, if Seller fails to pay in a timely manner the amounts due pursuant to Sections 9.2(b) through 9.2(d), and, in order to obtain such payment, Purchaser makes a claim that results in a judgment against Seller for the amounts set forth in Sections 9.2(b) through 9.2(d), Seller shall pay to Purchaser its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Sections 9.2(b) through 9.2(d) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.  Payment of the amounts described in Sections 9.2(b) through 9.2(d) shall not be in lieu of damages incurred in the event of breach of this Agreement.

(f)            For the purposes of this Section 9:

(i)           “Triggering Event” with respect to Seller shall be deemed to have occurred if (A) the Seller Board of Directors or any committee thereof shall for any reason have withdrawn or amended or modified in any manner adverse to Purchaser the Seller Board Recommendation or shall have resolved to do any of the same, (B) the Seller Board of Directors fails to reaffirm (publicly, if so requested) the Seller Board Recommendation within ten (10) business days after Purchaser requests in writing that such recommendation be reaffirmed after the public announcement of a Seller Competing Transaction, (C) the Seller Board of Directors or any committee thereof shall have approved or recommended any Seller Competing Transaction or shall have resolved to do the same or (D) Seller has materially breached the provisions of Section 5.7 or Section  5.14(b); and

(ii)           “Expenses” means the reasonable out of pocket fees and expenses (including all reasonable fees and expenses of counsel, accountants, financial advisors and investment bankers to Purchaser) reasonably incurred by Purchaser or on its behalf in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters related to this Agreement, the Sale Proposal and the other transactions contemplated hereby.

10.           INDEMNIFICATION.

10.1           Indemnification by Seller.   Seller shall indemnify and hold Purchaser, its Affiliates and Company (from and after the Closing) and each of their respective members, shareholders, trustees, managers, directors, officers, employees and agents (collectively, the “Purchaser Parties”) harmless against and from and in respect of any and all Losses which are incurred by virtue of or result from (a) (i) the inaccuracy in or breach of, or the allegation by any third party of facts that, if true, would mean the inaccuracy in or breach of, any representation or warranty made by Company or Seller in this Agreement or any closing certificate executed in connection herewith or (ii) the non-fulfillment or breach of, or the allegation by any third party of facts that, if true, would mean the non-fulfillment or breach of, any unwaived covenant, obligation or agreement, in each case as made by or on behalf of Company (prior to the Closing) or Seller in this Agreement or in any of the other Transaction Documents or in any document or instrument delivered at the Closing pursuant hereto or thereto or (b) enforcing the Purchaser Parties’ indemnification rights provided for hereunder.

10.2           Indemnification by Purchaser.   Purchaser agrees to indemnify Seller, its Affiliates and each of their respective shareholders, trustees, directors, officers, employees and agents (collectively, the “Seller Parties”) harmless against and from and in respect of any and all Losses which are incurred by virtue of or result from (a) (i) the inaccuracy in or breach of, or the allegation by any third party of facts that, if true, would mean the inaccuracy in or breach of, any representation or warranty made by Purchaser in this Agreement or any certificate executed in connection herewith, or (ii) the non-fulfillment or breach of, or the allegation by any third party of facts that, if true, would mean the non-fulfillment or breach of, any unwaived covenant, obligation or agreement, including the failure to pay the Contingent Purchase Price, in each case as made by or on behalf of Purchaser in this Agreement or in any of the other Transaction Documents or in any document or instrument delivered at the Closing pursuant hereto or thereto or (b) enforcing the Seller Parties’ indemnification rights provided for hereunder.

10.3           Supplemental Indemnification.

(a)            Specific Tax Indemnification.  To the extent that Purchaser incurs Losses for which indemnification is not available under Section 10.1 above, Seller shall indemnify the Purchaser Parties for any liability for any Taxes imposed on Company pursuant to federal, state, local or foreign Law (and any related Losses) attributable to any taxable periods or portions thereof ending on or before the Closing Date in excess of Taxes which are included as liabilities for the purposes of computing Actual Net Working Capital.

(b)            Inaccuracy in Final Certificate and Flow of Funds Memorandum.  Seller shall indemnify the Purchaser Parties for any inaccuracies set forth in the Final Certificate and Flow of Funds Memorandum (“Expense Claims”).  For avoidance of doubt, adjustments to Estimated Net Working Capital in accordance with Section 2.3 shall not constitute an inaccuracy in the Final Certificate and Flow of Funds Memorandum.

(c)            Claims by Former Equity Holders.  Seller shall indemnify the Purchaser Parties for any Losses related to claims or actions by Persons who were shareholders of Company prior to the Closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any equity securities of Company, including Options, the Company Equity, or any other securities of Company (“Equity Holder Claims”).

(d)            Employee Benefits.  Seller shall indemnify the Purchaser Parties for any Losses related to Seller’s or Company’s failure to comply with any legal requirement referenced in Section 3.19, including but not limited to notice requirements, timely response to document requests, and timely and accurate filing of Form 5500 Annual Return/Report, and/or any legal requirement referenced in Section 3.27 (“Benefits Claims”).

(e)            Claims by Seller Shareholders or Affiliates.  Seller shall indemnify the Purchaser Parties for any Losses related to claims or actions by Persons who are shareholders of Seller in their capacities as shareholders of Seller arising out of facts or circumstances existing on or prior to the Closing Date (“Seller Shareholder Claims”).

(f)             Spotsylvania Lease.  If Company is unable to have Markland released as a guarantor under the Spotsylvania Lease prior to the Closing Date, Seller shall indemnify the Purchaser Parties for any Losses related to (i) Markland’s guaranty of the Spotsylvania Lease or (ii) the release of Markland as a guarantor under the Spotsylvania Lease following the Closing Date (“Markland Lease Guaranty Claims”).

(g)            Company’s Guaranty.  From and after the Closing Date, Company shall indemnify the Seller Parties for any Losses related to all Purchaser’s non-fulfillment or breach of any unwaived covenant, obligation or agreement, in each case as made by or on behalf of Purchaser in this Agreement or in any of the other Transaction Documents or in any document or instrument delivered at the Closing pursuant hereto or thereto, including Purchaser’s failure to pay the Contingent Purchase Price when due pursuant to the terms of Section 2 or Exhibit A to this Agreement (“Company Indemnification Claim”).

10.4           Survival of Representations and Warranties.   Notwithstanding any right of Purchaser fully to investigate the affairs of Company and Seller and notwithstanding any Knowledge of facts determined or determinable by Purchaser pursuant to such investigation or right of investigation, Purchaser has the right to rely fully upon the representations and warranties of Seller and Company contained in this Agreement.  All representations and warranties of the parties hereto contained in this Agreement shall survive the execution and delivery hereof and the Closing hereunder, and, after the Closing, (a) the representations and warranties made in Sections 3.3, 3.4(a), 3.5 and 3.23 and any Equity Holder Claim shall survive indefinitely; (b) the representations and warranties made in Sections 3.1(a), 3.2(a), 3.17, 3.19, 3.21, 3.28, 3.29, 3.31, 3.32 and 3.33, any other Tax Claim (including pursuant to Section 10.3(a)), any Expense Claim, any Benefits Claim, any Seller Shareholder Claim, any Markland Lease Guaranty Claim and any and all claims based upon fraud shall survive until the expiration of the applicable statute of limitation; and (c) all other representations and warranties shall survive until the date eighteen (18) months after the Closing Date.  Each representation and warranty and claim described in clauses (a), (b) and (c), and any related indemnity claim or right, shall further survive if the party asserting such claim shall have in good faith provided written notice on or prior to the applicable date referenced in clauses (a), (b) and (c) to the party against which such claim is asserted.

10.5           Certain Limitations on Indemnification Obligations

(a)            Except as otherwise expressly provided in this Section 10, the Purchaser Parties shall not be entitled to receive any indemnification payments under Section 10.1 in connection with the inaccuracy in or breach of any representation or warranty, until the aggregate amount of Losses incurred by the Purchaser Parties exceeds One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) (the “Deductible Amount”), and thereafter Seller shall be liable for all Losses (including the Deductible Amount).

(b)            Except as otherwise expressly provided in this Section 10, the maximum aggregate amount of indemnification payments under this Section 10, which the Purchaser Parties shall be entitled to receive, in connection with Losses associated with inaccuracies in or breaches of representations or warranties shall not exceed One Million One Hundred Thousand and 00/100 Dollars ($1,100,000.00) or, in the event that the Contingent Purchase Price is payable, Three Million Four Hundred Thousand and 00/100 Dollars ($3,400,000.00).

(c)            Notwithstanding anything to the contrary in this Agreement, any indemnification payment based upon, or any Loss related to, any and all (i) claims of fraud, (ii) Tax Claims, Expense Claims, Equity Holder Claims, Benefits Claims, Seller Shareholder Claims or Markland Lease Guaranty Claims or (iii) inaccuracies in or breaches of any representation or warranty set forth in Section 10.4(a) or 10.4(b) (each an “Excluded Matter” and together the “Excluded Matters”) shall not be subject to either the Deductible Amount set forth in Section 10.5(a) or the maximum aggregate indemnification limitation set forth in Section 10.5(b) and shall not be used in calculating whether the maximum aggregate indemnification limitation set forth in Section 10.5(b) has been met; provided that the maximum aggregate amount of indemnification payments under this Section 10, which the Purchaser Parties shall be entitled to receive, in connection with any Tax Claim, Expense Claim, Equity Holder Claim, Benefits Claim or inaccuracy in or breach of any representation or warranty set forth in Section 10.4(a) or 10.4(b) shall not exceed the Purchase Price.

(d)            Except as set forth in Section 2.4 and subject to Sections 10.5(a) and 10.5(b), any indemnity claim of the Purchaser Parties hereunder that is finally determined to be due and owing by Seller shall first be satisfied through disbursements from the Escrow Account and, to the extent that the Escrow Account does not contain sufficient funds, all or any portion of the Contingent Purchase Price, if any is payable, may be used by the Purchaser Parties to satisfy such claim.  Notwithstanding anything herein to the contrary, any dispute arising out of or related to the Contingent Purchase Price shall be addressed as set forth in Exhibit A.

(e)            The Purchaser Parties hereto agree that the indemnification provisions of this Section 10 are intended to provide the exclusive remedy as to all Losses they may incur arising from or related to the transactions contemplated hereby that are intended to be indemnified hereunder, and each Purchaser Party hereby waives, to the extent it may do so, any other rights or remedies that may arise under applicable statute, rule or regulation; provided, however, that the foregoing shall not be interpreted to limit the equitable remedies, including specific performance, which may be sought in connection with the breach of any covenant or agreement contained in this Agreement.

(f)             Notwithstanding anything herein to the contrary, no party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such party or its Affiliate has been indemnified or reimbursed for such amount under any other provision of this Agreement the Exhibits or Schedules attached hereto, or any document executed in connection with this Agreement or otherwise.

10.6           Defense of Claims.  In the case of any claim for indemnification under Sections 10.1, 10.2 or 10.3 (and subject to the provisions of Section 11.7 relating to Tax audits and examinations) arising from a claim of a third party (including the IRS or any other Governmental Authority), an indemnified party shall give prompt written notice and, subject to the following sentence, in no case later than ten (10) calendar days after the indemnified party’s receipt of notice of such claim, to the indemnifying party of any claim, suit or demand of which such indemnified party has Knowledge and as to which it may request indemnification hereunder.  The failure to give such notice shall not, however, relieve the indemnifying party of its indemnification obligations except to the extent that the indemnifying party is actually harmed thereby.  The indemnifying party shall have the right to defend and to direct the defense against any such claim, suit or demand in its name and at its expense, and with counsel selected by the indemnifying party unless such claim, suit or demand seeks an injunction or other equitable relief against the indemnified party; provided, however, the indemnifying party shall not have the right to defend or direct the defense of any such claim, suit or demand if it refuses to acknowledge fully its obligations to the indemnified party or contests, in whole or in part, its indemnification obligations therefor or if the amount of such claim, suit or demand exceeds the limitations on indemnification set forth in Section 10.5(b) or Section 10.5(c), as applicable.  If the indemnifying party elects, and is entitled, to compromise or defend such claim, it shall within ten (10) calendar days (or sooner, if the nature of the claim so requires) notify the indemnified party of its intent to do so, and the indemnified party shall, at the request and expense of the indemnifying party, cooperate in the defense of such claim, suit or demand.  If the indemnifying party elects not to compromise or defend such claim, fails to notify the indemnified party of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the indemnified party may pay, compromise or defend such claim.  Except as set forth in the immediately preceding sentence, the indemnifying party shall have no indemnification obligations with respect to any such claim, suit or demand which shall be settled by the indemnified party without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed); provided, however, that notwithstanding the foregoing, the indemnified party shall not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and exercise thereof has been stayed, nor shall it be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a lien upon any of the property or assets then held by the indemnified party or where any delay in payment would cause the indemnified party material economic loss.  The indemnifying party’s right to direct the defense shall include the right to compromise or enter into an agreement settling any claim by a third party; provided that no such compromise or settlement shall obligate the indemnified party to agree to any settlement which requires the taking of any action by the indemnified party other than the delivery of a release, except with the consent of the indemnified party (such consent not to be unreasonably withheld or delayed).  Notwithstanding the indemnifying party’s right to compromise or settle in accordance with the immediately preceding sentence, the indemnifying party may not settle or compromise any claim over the written objection of the indemnified party; provided, however, that consent by the indemnified party to settlement or compromise shall not be unreasonably withheld or delayed.  The indemnified party shall have the right to participate in the defense of any claim, suit or demand with counsel selected by it subject to the indemnifying party’s right to direct the defense.  The fees and disbursements of such counsel shall be at the expense of the indemnified party; provided, however, that, in the case of any claim, suit or demand which seeks injunctive or other equitable relief against the indemnified party, the fees and disbursements of such counsel shall be at the expense of the indemnifying party.

10.7           Non-Third Party Claims.  Any claim which does not result from a third party claim shall be asserted by a written notice to the other party or parties and shall be identified as an “DIRECT INDEMNITY CLAIM NOTICE.”  The recipient of such notice shall have a period of thirty (30) calendar days after receipt of such notice within which to respond thereto.  During such thirty (30) day period, the recipient shall have the right to cure any applicable breach of this Agreement.  If the recipient does not respond within such thirty (30) days and does not cure the applicable breach, the recipient shall be deemed to have accepted responsibility for the Losses set forth in such notice and shall have no further right to contest the validity of such notice.  If the recipient responds within such thirty (30) days after the receipt of the notice and rejects such claim in whole or in part, the party delivering shall be free to pursue such remedies as may be available to it under contract or applicable Law.

10.8           Liability of Company.   Purchaser shall not be required after the Closing to make any claim against Company in respect of any representation, warranty, covenant or any other obligation of Company to Purchaser hereunder or under any other Transaction Document to which Company is a party.  Notwithstanding anything herein to the contrary, Purchaser retains, and nothing contained in this Section 10.8 shall in any way waive or limit, their rights to bring claims against Seller in respect of a breach of any representation or warranty of Company or Seller contained herein or in any other Transaction Document, or the non-fulfillment by Company or Seller of any covenant or agreement contained herein or in any other Transaction Document required to be fulfilled prior to Closing, provided, however, from and after the Closing, Company shall absolutely, unconditionally and irrevocably guarantee full and prompt performance of the obligations of Purchaser under this Agreement and the Transaction Documents to which it is a party, including the obligation to pay the Purchase Price.

10.9           Tax Treatment.  Unless otherwise required by applicable Law, all indemnification payments shall constitute adjustments to the Purchase Price for all Tax purposes and no party shall take any position inconsistent with such characterization.

10.10                      No Waiver.   The foregoing indemnification provisions in this Section 10 (including the provisions of Section 10.4 and Section 10.5) do not (a) waive or affect any claims for fraud to which any Purchaser Party may be entitled, or shall relieve or limit the liability of any Seller Party from any liability arising out of or resulting from fraud, bad faith, or willful misconduct in connection with the transactions contemplated by this Agreement or in connection with the delivery of any of the documents referred to herein and (b) waive or affect any equitable remedies to which the parties may be entitled.

10.11                      No Right of Contribution.  Seller shall have no right to seek contribution from Company or Purchaser with respect to all or any part of any of Seller’s indemnification obligation under this Section 9.20.

11.           POST CLOSING MATTERS.   Following the Closing Date, the parties agree as follows:

11.1           Cooperation.   In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 10).  Seller acknowledges and agrees that from and after the Closing Purchaser will be entitled to possession of and Seller will provide to Purchaser all documents, books, records (including Tax records), agreements, corporate/company minute books and financial data of any sort belonging to Company (“Records”), subject to the following exceptions: (i) Purchaser recognizes that certain Records may contain incidental information relating to Company or may primarily relate to operations and divisions of Seller other than Company and that Seller may retain such Records and shall provide copies of the relevant portions thereof to Purchaser; (ii) Seller may retain any pro forma Tax Returns of Company which are part of Seller’s U.S. federal consolidated Tax Return, and Purchaser shall be provided with copies of such pro forma Tax Returns of Company.

11.2           Litigation Support.  In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that existed on or prior to the Closing Date involving Company, each of the other parties will cooperate with such party and such party’s counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Section 10).  This provision shall be inapplicable to any direct claims between Seller or its representatives or Affiliates on the one hand and Company, Purchaser or their representatives or Affiliates on the other hand.

11.3           Transition.  Neither Company nor Seller will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Company from maintaining the same business relationships with Company after the Closing as it maintained with Company prior to the Closing.  Seller will refer all customer inquiries relating to the business of Company to Company from and after the Closing.

11.4           Confidentiality.  Section 5.8 includes certain obligations of Seller to protect Confidential Information.  If Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller will notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 11.4.  If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller may disclose the Confidential Information to the tribunal; provided, however, that Seller shall use its commercially reasonable efforts to obtain, at the request of Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Purchaser shall designate.  The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

11.5           Books and Records.   Each party agrees that it will reasonably cooperate with and make available (or cause to be made available) to the other party, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained, remaining in existence or continuing to be employed after the Closing Date which are reasonably necessary or useful in connection with the preparation and filing of Tax Returns, any Tax inquiry, audit, or dispute, any litigation or investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose (a “Permitted Use”).  The party requesting any such books and records, information or employees shall bear all of the out-of-pocket costs and expenses reasonably incurred in connection with providing such books and records, information or employees.  All information received pursuant to this Section 11.5 shall be kept confidential pursuant to Section 11.4 (which shall continue to apply to this extent following the Closing Date) by the party receiving it, except to the extent that disclosure is reasonably necessary in connection with any Permitted Use.  This provision shall be inapplicable to any direct claims between Seller or its representatives or Affiliates on the one hand and Company, Purchaser or their representatives or Affiliates on the other hand.

11.6           Cooperation and Records Retention.  Company and Seller on the one hand and Purchaser on the other hand each shall (a) provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, audit, or other examination by any Taxing Authority or judicial or administrative proceedings relating to liability for any Taxes; (b) retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination; (c) provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the other for any period; and (d) cooperate with respect to closing the books of Company and filing a Tax Return for Company as of the Closing Date.  The party requesting any such assistance or information shall bear all of the out-of-pocket costs and expenses reasonably incurred in connection with providing such assistance or information.

11.7           Tax Matters.

(a)            Periods Ending on or Before the Closing Date.  Seller shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for Company for all taxable periods ending on or prior to the Closing Date which are filed after the Closing Date.  No later than twenty (20) calendar days prior to filing, Seller shall deliver to Purchaser a draft of any such Tax Return and any related work papers and shall permit Purchaser to review and comment on each such draft Tax Return.  No later than ten (10) days after receipt of each such draft Tax Return, Purchaser shall notify Seller in writing of the existence of any reasonable objection Purchaser may have to any items set forth on each such draft Tax Return.  If Purchaser and Seller are unable to resolve such objections within ten (10) days of Seller’s receipt of Purchaser’s written objections, such objections shall be resolved by treating items on such Tax Returns in a manner consistent with the past practice of Company with respect to such items, unless otherwise required by applicable Law.  Seller shall timely pay to the appropriate Taxing Authority any Taxes of Company with respect to any such periods.  Purchaser shall promptly reimburse Seller in cash for any Taxes of Company with respect to any such Tax Return to the extent such Taxes were included as a liability in the calculation of Actual Net Working Capital and were actually paid by Seller.

(b)            Periods Beginning Before and Ending After the Closing Date.  To the extent that any Tax Returns of Company which are due after the Closing Date relate to any Tax periods which begin before the Closing Date and end after the Closing Date (a “Straddle Period”),

Purchaser shall prepare or cause to be prepared in a manner materially consistent with the prior Tax Returns of Company and timely file or cause to be timely filed any such Tax Returns.  No later than twenty (20) calendar days prior to filing, Purchaser shall deliver to Seller a draft of any Tax Return and any related papers and shall permit Seller to review and comment on each such Tax Return.  No later than ten (10) days after receipt of each such draft Tax Return, Seller shall notify Purchaser in writing of the existence of any reasonable objection Seller may have to any items set forth on each such draft Tax Return.  If Purchaser and Seller are unable to resolve such objections within ten (10) days of Purchaser’s receipt of Seller’s written objections, such objections shall be resolved by treating items on such Tax Returns in a manner consistent with the past practice of Company with respect to such items, unless otherwise required by applicable Law.  Purchaser shall timely pay or cause Company to timely pay to the appropriate Taxing Authority any Taxes of Company with respect to any such period.  Seller shall promptly reimburse Purchaser in cash for any Taxes of Company with respect to the portion of such period ending on the Closing Date, to the extent such Taxes were not included as a liability in the calculation of Actual Net Working Capital.  The costs, fees and expenses related to the preparation of such Tax Returns shall be paid by Purchaser or Company.  To the extent that any Tax Returns of Company which are due on or before the Closing Date relate to Straddle Period, Purchaser shall promptly reimburse Seller for the amount of any Taxes paid by Seller with respect to any such Tax Return to the extent such Taxes are allocable to the portion of a taxable period that begins after the Closing Date.  For purposes of this Section 11.7, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of all Taxes other than those described in clause (ii) of this sentence, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts or any sales, use or employment Taxes, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date.  Each party paying Taxes to a Taxing Authority shall provide at least ten (10) days’ written notice to the other party of such other party’s reimbursement obligation under this Section 11.7.

(c)            Amended Returns.  After the Closing Date, neither Purchaser nor Company shall file (or cause to be filed) any amended Tax Return of Company or any claim for refund (including, but not limited to, any carryback of Company net operating losses) with respect to any taxable period ending on or before the Closing Date without the prior written consent of Seller.  After the Closing Date, neither Purchaser nor Company shall file (or cause to be filed) any amended Tax Return of Company or any claims for refund (including, but not limited to, any carryback of Company net operating losses) with respect to any Straddle Period without the prior consent of Seller, which consent shall not be unreasonably withheld or delayed.

(d)            Tax Refunds and Credits.  Any Tax refunds or credits received by Company that are attributable to Taxes overpaid by Company with respect to taxable periods or portions thereof ending on or before the Closing Date shall, except to the extent such refunds or credits are attributable to the carryback of tax items realized in a taxable period or portion thereof beginning after the Closing Date, be for the account of Seller, and Purchaser shall pay over to Seller any such refund or the amount of any such credit within thirty (30) days after receipt of such refund or the reporting on a Tax Return of such credit.  In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a Taxing Authority to Purchaser or Company of any Tax accrued for purposes of determining Net Working Capital, Purchaser shall, except to the extent such refund or credit is attributable to the usage or carryback of tax items realized in a taxable period or portion thereof beginning after the Closing Date, pay such amount to Seller within thirty (30) days after receipt of such refund or the reporting on a Tax Return of such credit.  All other Tax refunds received by Company shall be for the account of Purchaser.

(e)            Audits.  Seller shall have the right to represent the interests of Company in any Tax audit, examination or administrative proceeding (referred to collectively in this 11.7(e) as audits) relating to Tax Returns for any taxable periods ending on or prior to the Closing Date and shall have the right to participate in the representation of Company in any audit of Company relating to any audit of Company relating to any portion of a Straddle Period that ends on the Closing Date.  Following the Closing, in the event of an audit relating to any Tax Return of Company with respect to which Seller may have any liability for Taxes, Purchaser shall promptly notify Seller of such audit in accordance with the procedures of Section 10.6 and Purchaser shall execute, or cause Company to execute, powers of attorney under applicable Laws authorizing Seller’s designated representative at Seller’s sole cost and expense to either represent or participate in the representation of Company (as determined pursuant to the first sentence of this Section 11.7(e)).  Purchaser shall make available or shall cause Company to make available to Seller, at Seller’s sole expense (which shall be limited to Company’s reasonable out-of-pocket expenses), such books, records, documents and employees of Company as are reasonably necessary to enable Seller’s designated representative to participate in any audit with respect to any such Tax Returns.  Seller shall not enter into any settlement of or otherwise compromise any Tax matter that may materially affect the Tax liability of Purchaser or Company for any taxable period (or portion thereof) ending after the Closing Date, without the written consent of Purchaser, which consent shall not be unreasonably withheld or delayed.  Except as otherwise provided above, Purchaser shall have the sole right to control any audit by a Taxing Authority for all taxable periods whether ending before or after the Closing Date; provided, however, that Purchaser shall not enter into any settlement of any audit or otherwise compromise any audit with respect to a taxable period that ends on or before, or begins before and ends after, the Closing Date without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed; and provided further, that Seller shall have the sole right to control any audit of a Tax Return filed on a consolidated, combined or unitary basis with Seller so long as any such audit that may materially affect the Tax liability of Purchaser or Company for any taxable period (or portion thereof) ending after the Closing Date is not settled or compromised without the written consent of Purchaser, which consent shall not be unreasonably withheld or delayed.

(f)             Transfer Taxes.  Each of Purchaser and Seller shall be responsible for the payment of 50% of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including, without limitation, notary fees) arising in connection with the transactions contemplated by this Agreement.

(g)            Tax Sharing Agreements.  All Tax Sharing Agreements with respect to or involving Company shall be terminated as of the Closing Date and, after the Closing Date, Company shall not be bound thereby or have any liability thereunder.

11.8           Release and Covenant Not to Sue.  Subject to and effective as of the Closing, and with the exception of claims related to the Contingent Purchase Price and other claims arising under this Agreement and the Transaction Documents, Seller hereby releases and discharges Company from and against any and all claims, demands, obligations, agreements, debts and liabilities whatsoever, whether known or unknown, both at law and in equity, which Seller now has, has ever had or may hereafter have against Company arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including, but not limited to, any rights to indemnification or reimbursement from Company, whether pursuant to its Articles of Incorporation or Bylaws, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date.  From and after the Closing, with the exception of claims related to the Contingent Purchase Price and other claims arising under this Agreement and the Transaction Documents, Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing or causing to be commenced, any proceeding of any kind against Company, based upon any matter purported to be released hereby.

11.9           Financial Covenants.  Following the Closing and until the earlier of (x) the date eighteen (18) months after the Closing Date or (y) payment of the Contingent Purchase Price, Seller shall not (a) declare or pay any dividend on, or make any other distribution in respect of, its outstanding equity securities, (b) increase the salaries, bonuses or other compensation payable to or to become payable to any of its directors, officers or employees other than in the Ordinary Course of Business, (c) grant any severance or termination pay to any of its directors, officers or employees other than in the Ordinary Course of Business, (d) make any payment or loan to any director, officer, employee or Affiliate of Seller other than in the Ordinary Course of Business, provided, that, with respect to directors and officers in clauses (b), (c) and (d), above, and with respect to Affiliates in clause (d), above, an action may be in the Ordinary Course of Business even if it is required to be authorized by the board of directors of Seller or any committee of the board of directors.  Following payment of the Contingent Purchase Price and until the date eighteen (18) months after the Closing Date, Seller shall maintain over a rolling three (3) month period an average aggregate daily balance of not less than Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) in cash, cash equivalents and unencumbered accounts receivables.

12.           EXPENSES.   Except as otherwise expressly set forth elsewhere in this Agreement, Purchaser shall bear its own legal and other fees and expenses incurred in connection with its negotiating, executing and performing this Agreement, including any related broker’s or finder’s fees, and Company and Seller shall bear their respective legal and other fees and expenses incurred in connection with their negotiating, executing and performing this Agreement, including any related broker’s or finder’s fees, for periods on or before the Closing Date in accordance with Section 2.2(c).  Seller shall bear its own legal and other fees and expenses incurred in connection with this Agreement after the Closing, including any related broker’s or finder’s fees, subject to the provisions of this Agreement.  Seller shall pay all applicable Taxes, if any, which are due as a result of the transfer of the Company Equity in accordance herewith.

13.           AMENDMENT; BENEFIT AND ASSIGNABILITY.  This Agreement may be amended only by the execution and delivery of a written instrument by or on behalf of Seller and Purchaser.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person or entity shall have any right (whether third party beneficiary or otherwise) hereunder.  Seller and Purchaser acknowledge and agree that Purchaser may merge with another business entity after Closing, and any successor business entity will have all of the rights, remedies and obligations of Purchaser hereunder, as applicable.  This Agreement (and the parties respective rights hereunder) may not be assigned by any party without the prior written consent of the other parties; provided, however, that Purchaser may assign all or any portion of this Agreement to any Affiliate of Purchaser, provided that Purchaser and Company shall remain obligated for the payment of the Purchase Price and the performance of this Agreement.

14.           NOTICES.   All notices, demands and other communications pertaining to this Agreement (“Notices”) shall be in writing addressed as follows:

If to Company (prior to the Closing) or Seller:

E-OIR Technologies, Inc.
10411 Motor City Drive, Suite 650
Bethesda, Maryland  20817
Attention: Gino Pereira
Facsimile: (301) 767-2811

with a copy to:                          Foley Hoag LLP
    1000 Winter Street, Suite 4000
                                                                                    Bay Colony Corporate Center
    Waltham, Massachusetts 02451-1436
                                                                                    Attention: David A. Broadwin, Esq.
    Facsimile: (617) 832-7000

If to Purchaser (or Company after the Closing):

EOIR Holdings LLC
c/o EOIR Holdings Management LLC
600 Galleria Parkway, Suite 1400
Atlanta, GA  30339
Attention: Christopher C. Melton
Attention: Mark G. Mykityshyn
Facsimile: (404) 875-9545

with a copy to:                         Womble Carlyle Sandridge & Rice, PLLC

8065 Leesburg Pike, Fourth Floor
Vienna, Virginia  22182
Attention:  Keith J. Mendelson, Esq.
Facsimile: (703) 918-2261

Notices shall be deemed given five (5) Business Days after being mailed by certified or registered United States mail, postage prepaid, return receipt requested, or on the first Business Day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery.  Notices delivered via facsimile will be deemed given when actually received by the recipient, provided that by no later than two (2) Business Days thereafter such notice is confirmed in writing and sent via one of the methods described in the previous sentence.  Notices delivered by personal service shall be deemed given when actually received by the recipient.  Any party may change the address to which Notices under this Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving Notice.

15.           WAIVER.   Unless otherwise specifically agreed in writing to the contrary:  (a) the failure of any party at any time to require performance by the other of any provision of this Agreement shall not affect such party’s right thereafter to enforce the same; (b) no waiver by any party of any default by any other shall be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver shall be taken or held to be a waiver by such party of any other preceding or subsequent default; and (c) no extension of time granted by any party for the performance of any obligation or act by any other party shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

16.           ENTIRE AGREEMENT.  This Agreement (including the Exhibits and Disclosure Schedules, which are incorporated by reference herein and deemed a part of this Agreement) and the Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and referenced herein, and supersede and terminate any prior agreements between the parties (written or oral) with respect to the subject matter hereof.  This Agreement may not be altered or amended except by an instrument in writing signed by the party against whom enforcement of any such change is sought.

17.           COUNTERPARTS.  This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were on the same instrument.  Facsimiles of signatures shall be deemed to be originals.

18.           CONSTRUCTION.   The headings of the Sections of this Agreement are for convenience only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement.

19.           EXHIBITS AND DISCLOSURE SCHEDULES.  The Exhibits and Disclosure Schedules to this Agreement are a material part of this Agreement.

20.           SEVERABILITY.  In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired.  Any illegal or unenforceable term shall be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement shall then be fully enforceable.

21.           CHOICE OF LAW.  This Agreement is to be construed and governed by the Laws of the State of Delaware (without giving effect to principles of conflicts of laws).  Purchaser, Company and Seller irrevocably agree that any legal action or proceeding arising out of or in connection with this Agreement may be brought in any state court located in the State of Delaware or in the United States District Court, for the District of Delaware (or in any court in which appeal from such courts may be taken), and each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such action, suit or proceeding.

22.           PUBLIC STATEMENTS. Seller and Purchaser will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to this Agreement or a Seller Competing Transaction proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law (including Rules 14d-9 and 14e-2 promulgated under the Exchange Act) or any listing agreement with a national securities exchange.  Seller and Purchaser have agreed to the text of Seller’s press release announcing the execution of this Agreement.

23.           WAIVER OF TRIAL BY JURY.  THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION WITH SUCH AGREEMENTS.

24.           REMEDIES.  Except as specifically set forth in this Agreement, any party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies which such party may have been granted at any time under any other contract or agreement and all of the rights which such party may have under any Law.  Any such party will be entitled to (i) enforce such rights specifically, without posting a bond or other security, (ii) to recover damages by reason of a breach of any provision of this Agreement and (iii) to exercise all other rights granted by Law.

25.           CONTINUING COUNSEL.  Purchaser hereby acknowledges that Foley Hoag LLP has acted as counsel to Company and Seller from time to time prior to the Closing in connection with the transactions contemplated by this Agreement (the “Transactions”).  The following provisions apply to the attorney-client relationship between Foley Hoag LLP to Company and Seller following the Closing.

Purchaser agrees that (a) it will not seek to disqualify Foley Hoag LLP from acting and continuing to act as counsel to Seller either in the event of a dispute under this Agreement or in the course of the defense or prosecution of any claim relating directly to the Transactions and (b) Company and Seller have a reasonable expectation of privacy with respect to their  communications with Foley Hoag LLP prior to the Closing to the extent that such communications relate directly to the Transactions, including any e-mail communications using Company’s e-mail system.

Purchaser acknowledges and agrees that this expectation of privacy exists notwithstanding any general policy, written or oral, of Company concerning e-mail, and that any such policy was not intended to cover communications made with counsel in connection with the Transactions.  Purchaser agrees that it will respect the confidentiality and privileged nature of communications between Foley Hoag LLP and Company and Seller relating directly to the Transactions, and Purchaser agrees that it will not seek discovery of any such communications or otherwise claim any right of access to any such communications.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

PURCHASER: EOIR HOLDINGS LLC By: EOIR Holdings Management, LLC By: /s/ Christopher C. Melton, Sr. Name: Christopher C. Melton, Sr. Title: Managing Member

(Signatures continue on following page.)

Signature page to Stock Purchase Agreement

COMPANY:

E-OIR TECHNOLOGIES, INC.

By:           /s/ Gino M. Pereira
Name:                                Gino M. Pereira
Title:                                Chief Financial Officer

SELLER:

TECHNEST HOLDINGS, INC.

By:           /s/ Gino M. Pereira
Name:                                Gino M. Pereira
Title:                                Chief Financial Officer

EXHIBIT A

Contingent Purchase Price

1.           Definitions.  Unless otherwise defined herein, capitalized terms used in this Exhibit A have the meanings given to such terms in the Stock Purchase Agreement, dated September 10, 2007, by and among Purchaser, Company and Seller as may be amended (together with all Exhibits and Schedules attached thereto, including, without limitation this Exhibit A, the “Agreement”).

2.           Contingent Purchase Price.  The “Contingent Purchase Price” will be an amount equal to (i) Twenty-Three Million and 00/100 Dollars ($23,000,000.00) minus (ii) any Accelerated Purchase Amount paid to Seller at the Closing pursuant to Section 2(a)(ii) of the Agreement.  The Contingent Purchase Price will be payable only upon:

 (a) the award to Company of the follow-on of the NVESD Contract and expiration of all protest periods related thereto and resolution of any protests in favor of Company, if such award occurs on or prior to December 31, 2009, on substantially the economic terms and conditions set forth in Company’s final price proposal, which price proposal shall be prepared in accordance with Section 3 of this Exhibit A and with the past practice of Company and which proposal, if successful, would not, or could not be reasonably be expected to, change the financial prospects or performance of Company, or

(b) Purchaser having caused Seller and Company to waive the condition set forth in Section 7.8 of the Agreement in accordance with Section 7.8 and either: (A) (i) the final price proposals for award of the follow-on of the NVESD Contract are due to the Government after the Closing, (ii) Company fails to submit a final price proposal solely because it is unable to self-certify that it meets the applicable NAICS small business size standard for award of the follow-on of the NVESD Contract (except where such inability is a result of circumstances that cause any of the representations or warranties of Seller and Company in Section 3 to have been inaccurate or untrue when made) and (iii) the follow-on of the NVESD Contract is awarded to a third party prior to December 31, 2009; or (B) (i) the final price proposals for award of the follow-on of the NVESD Contract are due to the Government after the Closing, (ii) Company submits its final price proposal for award of the follow-on of the NVESD Contract and self-certifies that it meets the applicable NAICS small business size standard for award of the follow-on of the NVESD Contract, (iii) prior to December 31, 2009, the NVESD Agency awards to Company or announces that it will award to Company the follow-on of the NVESD Contract, (iv) the award to Company of the follow-on of the NVESD Contract is either terminated or the follow-on of the NVESD Contract is never formally awarded to Company due solely to Company's failure to meet the applicable NAICS small business size standard, as determined and announced by the NVESD Agency (except where such failure is a result of circumstances that cause any of the representations or warranties of Seller and Company in Section 3 to have been inaccurate or untrue when made), and (v) the follow-on of the NVESD Contract is awarded to a third party prior to December 31, 2009.

 If the Contingent Purchase Price becomes payable, it will be paid pursuant to the terms of Section 4 of this Exhibit A.

3.           Operation of Company After Closing. During the period beginning on the Closing Date and ending on the earlier of (a) the date of re-award to Company or any third party of the NVESD Contract and (b) December 31, 2009, Purchaser shall cause Company to operate its business in a commercially reasonable manner.  For purposes hereof, Company shall be operating in a “commercially reasonable manner” if: (i) Company applies adequate and appropriate resources to win the follow-on of the NVESD Contract commensurate with previous efforts by Company to win award of such contract and (ii) the six week average of Company’s Net Working Capital (as calculated in accordance with Schedule NWC to the Agreement, with the sole exception that any amounts borrowed pursuant to Company’s revolving line of credit with Silicon Valley Bank, or similar bank revolving line of credit, will not be included in current liabilities) does not fall below negative One Million and 00/100 Dollars (-$1,000,000.00); provided, that any Net Working Capital deficit in existence at the time of Closing shall not be taken into account in determining whether Company’s Net Working Capital falls below negative One Million and 00/100 Dollars (-$1,000,000.00).  Without limiting the foregoing, Purchaser and Company shall have the exclusive and absolute right to operate and otherwise make decisions with respect to Company, including with respect to the NVESD Contract and the re-award thereof, or any product and strategies, or any change in the corporate structure, or the management, and/or decisions as to expansion, use of assets, capital and dividend policies; provided, however, that, (i) until such time as Purchaser has paid or is no longer required to pay the Contingent Purchase Price under this Exhibit A, Company shall not declare or pay any dividends or make a distribution to its shareholders, make any loans to, or guaranty any loans for, any officers, directors or Affiliates of Company or make any payments to officers, directors or Affiliates of Company other than in a manner consistent with reasonable business practices, (ii) except in the case of Mackin’s death, Disability (as defined in the Mackin Employment Agreement), resignation or termination for Cause (as defined in the Mackin Employment Agreement), Mackin shall remain as president of Company and, so long as Mackin is president of Company, Mackin will be primarily responsible for Company’s efforts in regard to the re-compete/re-award of the NVESD Contract, including preparation of Company’s proposal for the re-award of the NVESD Contract (if such proposal is submitted after the Closing), subject to oversight and final approval (including with respect to pricing) of the Board of Directors of Company and (iii) that if Company’s final price proposal for the re-award of the NVESD Contract is submitted after the Closing, the terms of such final price proposal shall require the written consent of Seller which consent shall not be unreasonably withheld, conditioned or delayed.

4.           Procedures.

(a)           If the Contingent Purchase Price becomes payable on or prior to the last calendar day of the eighteen (18) month period following the Closing Date, then, subject to Section 5 of this Exhibit A, no later than seven (7) calendar days following the occurrence of the event making the Contingent Purchase Price payable, Purchaser shall:

(i)           deliver to Seller written notice of payment of the Contingent Purchase Price;

(ii)           pay Two Million Three Hundred Thousand and 00/100 Dollars ($2,300,000.00) to the Escrow Account by wire transfer of immediately available funds;

(iii)           pay on behalf of Seller all amounts due to Dr. Joseph P. Mackin and Gino Pereira pursuant to a certificate provided to Seller by Purchaser setting forth the amounts due and wire instructions and upon receipt of releases by Seller, Dr. Joseph P. Mackin and Gino Pereira of any liability on the part of Purchaser or Company for such payment; and

(iv)           pay an amount equal to the Contingent Purchase Price, net of any amounts paid to the Escrow Account pursuant to Section 4(a)(ii) of this Exhibit A and any amounts paid to Messrs. Mackin and Pereira pursuant to Section 4(a)(iii) of this Exhibit A, and net of any Taxes required to be withheld by Purchaser, to Seller by wire transfer of immediately available funds to Seller’s account (as set forth on the Final Certificate and Flow of Funds Memorandum).

Further, if at the time the Contingent Purchase Price becomes payable, a Purchaser Party shall have in good faith asserted an indemnification claim(s) in connection with an Excluded Matter (as such term is defined in Section 10 of the Agreement) by providing written notice to Seller of such claim, under and in compliance with Section 10 of the Agreement, and such claim(s) shall not have been resolved or satisfied, the disputed amount of such claim(s) shall be deducted from the Contingent Purchase Price and paid to the Escrow Account by wire transfer of immediately available funds and the undisputed amount of such claim, net of any Taxes required to be withheld by Purchaser, shall be paid to Seller by wire transfer of immediately available funds to Seller’s account (as set forth on the Final Certificate and Flow of Funds Memorandum).

(b)           If the Contingent Purchase Price becomes payable after the last calendar day of the eighteen (18) month period following the Closing Date, then, subject to Section 5 of this Exhibit A, no later than seven (7) calendar days following the occurrence of the event making the Contingent Purchase Price payable, Purchaser shall:

(i)           deliver to Seller written notice of payment of the Contingent Purchase Price;

(ii)           pay on behalf of Seller all amounts due to Dr. Joseph P. Mackin and Gino Pereira pursuant to a certificate provided to Seller by Purchaser setting forth the amounts due and wire instructions and upon receipt of releases by Seller, Dr. Joseph P. Mackin and Gino Pereira of any liability on the part of Purchaser or Company for such payment; and

 (iii)           pay an amount equal to the Contingent Purchase Price, net of any amounts paid to Messrs. Mackin and Pereira pursuant to Section 4(b)(ii) of this Exhibit A and net of any Taxes required to be withheld by Purchaser, to Seller by wire transfer of immediately available funds to Seller’s account (as set forth on the Final Certificate and Flow of Funds Memorandum).

Further, if at the time the Contingent Purchase Price becomes payable, a Purchaser Party shall have in good faith asserted an indemnification claim(s) in connection with an Excluded Matter (as such term is defined in Section 10 of the Agreement) by providing written notice to Seller of such claim, under and in compliance with Section 10 of the Agreement, and such claim(s) shall not have been resolved or satisfied, the disputed amount of such claim(s) shall be deducted from the Contingent Purchase Price and paid to the Escrow Account by wire transfer of immediately available funds and the undisputed amount of such claim, net of any Taxes required to be withheld by Purchaser, shall be paid to Seller by wire transfer of immediately available funds to Seller’s account (as set forth on the Final Certificate and Flow of Funds Memorandum).

5.           Deferral of Payment of Contingent Purchase Price.  Purchaser shall have the right to defer payment of the Contingent Purchase Price for thirty (30) days from the date on which it would otherwise be due under Section 4 of this Exhibit A by providing prior written notice to Seller.  In the event that Purchaser defers payment of the Contingent Purchase Price, at the time of payment of the Contingent Purchase Price, Purchaser shall pay, in addition to the amount required to be paid under Section 4 of this Exhibit A, interest on such amount for each day commencing on the date on which such amount would otherwise be due under Section 4 of this Exhibit A through the date of payment at a rate equal to (a) five percent (5%) per annum of the amount due calculated on a daily basis for the period commencing on the date on which such amount would otherwise be due under Section 4 of this Exhibit A through the date thirty (30) days from the date on which such amount would otherwise be due under Section 4 of this Exhibit A  and (b) eighteen percent (18%) per annum of the amount due calculated on a daily basis for the period commencing on the date thirty-one (31) days from the date on which such amount would otherwise be due under Section 4 of this Exhibit A through the date of payment.

6.           Dispute Resolution Related to the Contingent Purchase Price.

(a)           Notwithstanding anything else in the Agreement to the contrary, any and all controversies or claims between any party to the Agreement, their successors, and assigns arising out of, relating to, or having any connection with this Exhibit A and/or the Contingent Purchase Price, including, but not limited to, whether Seller is entitled to payment of the Contingent Purchase Price or whether the condition precedent to payment of the Contingent Purchase Price has been satisfied, shall be settled by final and binding arbitration as set forth herein.

(b)           Arbitration shall be initiated by any party to the Agreement by giving written notice to the other party or parties of intention to arbitrate, which notice shall contain at a minimum, the following:  (i) a statement setting forth with particularity the nature of the dispute, (ii) the names and addresses of all other parties to the arbitration, (iii) the dollar amount at issue or a reasonable estimate thereof, and (iv) the remedy sought.  The party receiving such notification shall have thirty (30) days from receipt of the notice to submit a written answer or response to the claim(s) stated therein, which may include any counterclaims.

(c)           Except where contrary to the provisions set forth herein or as agreed upon by the parties at any point during the arbitration process, such binding arbitration shall be administered by the American Arbitration Association (“AAA”) and its Commercial Arbitration Rules.

(d)           The arbitration shall be heard by a panel of three (3) arbitrators.  Each party shall select one arbitrator within twenty one (21) days of receiving such notice of arbitration.  The two arbitrators shall then select the third arbitrator within fifteen (15) days after the second arbitrator is chosen.  However, if more time is needed for the two party-selected arbitrators to pick the third arbitrator, such relief may be requested by the arbitrators to the parties.  No arbitrator shall be presently employed or under the pay of any party to the dispute or employed or under the pay of any party to the dispute within the last five (5) years.

(e)           The arbitration shall take place at a mutually convenient location among the parties and the arbitrators in Washington, D.C.

(f)           Any award by the arbitrators shall be final and binding on the parties.  Judgment on the award may be entered by any court of competent jurisdiction over the party or the property of the party against whom enforcement of the judgment is sought.

(g)           The arbitrators shall have no power or authority to relieve the parties from their agreement hereunder to arbitrate.  The arbitrators shall be limited to interpreting (i) the applicable provisions of the Agreement and any documents incorporated into the Agreement and (ii) the facts and evidence presented to them.  The arbitrators shall have no authority or power whatsoever to (i) alter, amend, modify, revoke or suspend any condition or provision of the Agreement or the documents incorporated into the Agreement, (ii) create, draft, or form a new agreement between the parties, (iii) render an award that, by its terms, has the effect of altering or modifying any condition or provision hereof, or (iv) terminate the Agreement or any other agreement between the parties.

(h)           With the exception of the costs, expenses and interest described in Section 5(j) below, The arbitrators shall have no authority whatsoever to impose punitive or consequential damages against any party to the arbitration.

(i)           The arbitrators shall have authority to levy attorneys’ fees and/or costs (including the costs of the arbitrators) against the non-prevailing party, and authority to recommend to a court of law that such fees be levied against the non-prevailing party.  Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorney’s fees, incurred by the other party in enforcing such award.  In addition, if Seller prevails with regards to a claim that it is entitled to payment of any part of the Contingent Purchase Price not yet paid by Purchaser, the Arbitrators shall access interest on such unpaid amounts at the then prevailing prime rate of interest, beginning from the date the payment was due, as determined by the Arbitrators.

(j)           No arbitration under the Agreement shall include, by consolidation, joinder or any other manner, any person or entity not a party to the Agreement, unless (i) the dispute involving the person or entity is substantially related to the dispute being arbitrated under the Agreement and involves a common question of fact or law, and the parties and all such persons agree to the joinder or consolidation, and (ii) the presence of such person or entity is required if complete relief is to be accorded in the arbitration.  If a separate arbitration is commenced between any of the parties to the Agreement, it shall be consolidated with any arbitration pending under the Agreement, unless the arbitral tribunal determines that justice requires that such arbitrations not be consolidated.

(k)           Notwithstanding anything herein to the contrary, nothing in the Agreement shall be construed as limiting or precluding any party from bringing any action in any court of competent jurisdiction for injunctive or other equitable relief as such party deems necessary or appropriate to compel the other party to comply with its obligations under the Agreement.